SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

FRESH DEL MONTE PRODUCE INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

A LETTER FROM OUR CHAIRMAN AND CEO

April [    ], 2022,

Dear Shareholder,

Thank you for your continued support and confidence in Fresh Del Monte. Our commitment to driving long-term shareholder value is paramount as you’ll see by the steps we’ve taken – and will continue to take – to distinguish ourselves as the leader in our industry.

We often use the phrase A Brighter World Tomorrow™’ in much of our sustainability-related communications, but I couldn’t think of a better way to encapsulate the company’s broader vision and purpose. We truly are working to build A Brighter World Tomorrow™’ for us as a company, for our customers, our consumers, our planet, and you, our shareholders.

It is undeniable that 2021 was a difficult year. For some, it may have even been tougher than 2020. Last year was another reminder that the only constant in this world is change. To succeed as a large corporation, we must continually evolve as industry leaders and focus on agility. This is exactly what we did in 2021.

In 2021, we posted robust double-digit operating income growth compared with 2020. We saw the bigger picture and focused on mitigating industry-wide supply and labor headwinds. We were the first in our industry to implement inflation-justified price increases, made investments targeted at automation, and focused relentlessly on productivity. We added two state-of-the-art refrigerated container vessels, bringing our fleet to a total of 13 vessels, which allowed us to continue providing reliable, quality services to our customers at a time when many store shelves were empty. These new vessels also enabled us to expand our third-party freight services.

Fresh Del Monte is in the process of reinvention. In these times, we can’t afford not to be. We’re changing as a society in almost every way: how we work, eat, communicate, and operate, and technology is the common denominator in all of it. In today’s volatile and uncertain world, our transformation journey at Fresh Del Monte continues by investing in smart farming, data-driven technology, and strategic partnerships. It’s a journey aimed at continuously raising the bar and providing our consumers and partners with the highest quality, wholesome products while ensuring reliability, efficiency, and transparency along every step of the supply chain.

As part of our sustainability program, which is at our core, we are working to build a food system where agricultural production and biodiversity are working and thriving together. In 2021, we continued to invest in our sustainability efforts with 61% of our capital expenditures benefitting our sustainability efforts, primarily driven by the purchase of our fuel-efficient vessels. Our sustainability leaders work with key internal and external stakeholders in their operating regions to build the most appropriate solutions that can have a lasting positive impact.

In our operating regions, we protect our natural resources and harness the innate ability of our forests to improve our soil health and sequester carbon from the atmosphere. Currently, two of our largest operations are certified carbon neutral, and we are actively working on amplifying those efforts elsewhere. In 2021, our emissions targets were approved by the Science Based Targets Initiative (SBTi) as consistent with the levels required to meet the goals of the Paris Agreement. As the first global marketer of fruits and vegetables to commit to the initiative, this is a significant milestone for us as only a few agricultural producers have developed emissions reduction targets grounded in climate science. We will continue to be vocal about our sustainability efforts and our learnings because we are firm believers that when it comes to protecting our planet, the more we know and the more we do collectively, the better.

It all goes back to A Brighter World Tomorrow™. It is a synonym for driving long-term value for every single stakeholder, and it is deeply engrained in the Fresh Del Monte strategy and company ethos.

I thank you again for your continued support.

Sincerely,

Mohammad Abu-Ghazaleh

Chairman and Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

DATE AND TIME:

Thursday, June 2, 2022 at 11:30 A.M., Eastern Time

PLACE:

Due to the public health impact of the COVID-19 pandemic, the annual general meeting will be held exclusively online at meetnow.global/MVR5X6Q through a live internet webcast. There will be no physical meeting this year. You can find instructions on how to access the annual general meeting in the section of this proxy statement called “Access Instructions.”

ITEMS OF BUSINESS:

PROPOSAL 1	Elect three director nominees for a three-year term expiring at the 2025 Annual General Meeting of Shareholders

PROPOSAL 2	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2022 fiscal year

PROPOSAL 3	Approve, by non-binding advisory vote, the compensation of our named executive officers in 2021

PROPOSAL 4	Approve and adopt the Second Amended and Restated Memorandum and Articles of Association

PROPOSAL 5	Approve and adopt the 2022 Omnibus Share Incentive Plan

Transact other business properly presented at the annual general meeting or any postponement or adjournment thereof.

RECORD DATE:

The board of directors has fixed April 8, 2022, as the record date for the annual general meeting. This means that only shareholders as of the close of business on that date are entitled to receive notice of and to vote at the annual general meeting.

It is important that your shares be represented at the annual general meeting, regardless of the number you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. This will not prevent you from voting your shares in person via the virtual meeting platform if you are present.

Mohammad Abu-Ghazaleh

Chairman and Chief Executive Officer

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about April 21, 2022.

Our proxy statement and annual report are available online at www.envisionreports.com/FDP

2022 Proxy Statement	Table of Contents | i

PROXY SUMMARY

This proxy summary highlights information contained elsewhere in this proxy statement, which is first being sent or made available to shareholders on or about April 22,2022. You should read the entire proxy statement carefully before voting. For more information regarding our 2021 performance, please review our annual report on Form 10-K for the 2021 fiscal year.

2022 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Date and Time:	Thursday, June 2, 2022 at 11:30 A.M. Eastern Time
Record Date:	April 8, 2022
Place:	Due to the public health impact of the COVID-19 pandemic, the Annual General Meeting will be held exclusively online at meetnow.global/MVR5X6Q through a live internet webcast. There will be no physical meeting this year, so you will not be able to attend in person.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal	Board’s Recommendation	Page Reference (for more details	)

1. Election of Directors	FOR Each Director	10

2. Ratification of Ernst & Young, LLP as Auditors	FOR	35

3. Advisory Approval of Executive Compensation	FOR	40

4. Approval of Second Amended and Restated Memorandum and Articles of Association	FOR	69

5. Approval of the 2022 Omnibus Share Incentive Plan	FOR	73

VOTING AT THE VIRTUAL MEETING

If you hold your Ordinary Shares with our transfer agent, Computershare, then you or your proxyholder may attend the virtual-only Annual Meeting, participate, vote, ask questions, and examine a list of the shareholders of record entitled to vote at the Annual Meeting by accessing meetnow.global/MVR5X6Q and entering the 15-digit control number on your proxy card.

If you hold your Ordinary Shares through an intermediary, like a broker or a bank, you must register in advance to attend the virtual-only Annual Meeting. To register, you must obtain a legal proxy, executed in your favor, from the record holder of your Ordinary Shares and submit proof of your legal proxy reflecting the number of Ordinary Shares you held on the record date, as well as your name and email address, to Computershare. Please refer to the section entitled “Questions and Answers About Our Annual Meeting” below and the question “How Do I Vote?” for more information. Your request must be received no later than 5:00 P.M. Eastern Time on May 27, 2022.

2022 Proxy Statement	Proxy Summary | 1

VISION AND GOALS

Our vision is to inspire healthy lifestyles through wholesome and convenient products. During 2021 we continued to execute against our 5-year strategic plan implemented in 2019. Our long-term strategy is founded on six strategic goals:

PROTECT AND GROW THE CORE BUSINESS

DRIVE INNOVATION AND EXPAND GROWTH ON VALUE-ADDED CATEGORIES

EVOLVE OUR CULTURE TO INCREASE EMPLOYEE ENGAGEMENT AND PRODUCTIVITY

BECOME A TECHNOLOGY-DRIVEN COMPANY TO DRIVE EFFICIENCIES

BECOME A CONSUMER-DRIVEN COMPANY

LEAD THROUGH SUSTAINABILITY FOR A BRIGHTER WORLD TOMORROW

2 | Proxy Summary	2022 Proxy Statement

2021 FINANCIAL HIGHLIGHTS

It is undeniable that 2021 continued to be a difficult year. However, in 2021 we posted robust double-digit operating income growth compared with 2020. We demonstrated agility and industry leadership in navigating the current challenging macroeconomic environment as we focused on mitigating industry-wide supply chain and labor headwinds. We implemented inflation-justified price increases toward the end of the year, made investments targeted at automation, and focused relentlessly on productivity. The decrease in net cash provided by operating activities for the full fiscal year 2021 compared with the prior-year period was primarily attributable to higher levels of inventories, as we proactively increased inventory of key raw materials to secure costs and availability. Inventory was also impacted by the increase in cost of goods largely related to current cost pressures. Overall, we made meaningful progress on our long-term strategy of growing our core business, increasing the reach of higher-margin value-added categories, implementing and leveraging technology solutions and expanding our customer and brand partnerships throughout our global operations.

(1)	Attributable to Fresh Del Monte Inc.
(2)	Free Cash Flow is calculated as Net Cash Provided by Operating Activities less Net Cash Used in Investing Activities.

2022 Proxy Statement	Proxy Summary | 3

OVERVIEW OF OUR DIRECTORS

Director	Director Since	Age	Background	Committee Memberships

Mohammad Abu-Ghazaleh	1996	80	Chairman and Chief Executive Officer Fresh Del Monte Produce Inc.

Amir Abu-Ghazaleh	1996	75	General Manager, Abu-Ghazaleh & Sons Co. Ltd.

Ahmad Abu-Ghazaleh	2018	45	Vice Chairman and Chief Executive Officer, Royal Jordanian Air Academy, Arab Wings, and Queen Noor Technical College

Charles Beard, Jr.	2020	59	Partner,Chief Operating Officer, Guidehouse, Inc., Retired Senior Partner, PricewaterhouseCoopers LLP	Governance (Chair) Compensation

Michael J. Berthelot (Lead Independent Director)	2006	71	Chief Executive Officer, Cito Capital Corporation	Compensation (Chair) Audit

Mary Ann Cloyd	2019	67	Retired Senior Partner, PricewaterhouseCoopers LLP	Audit (Chair) Governance

Kristen Colber-Baker	2021	58	Global Director, Diversity, Equity and Inclusion, Mars, Inc.	Compensation Audit

Lori Tauber Marcus	2021	59	Founder of Courtyard Connections, LLC, Board Advisor and Retired Chief Marketing Officer	Audit Governance

We seek to have a Board of independent directors that bring to us a wide range of viewpoints and experiences. Our Board consists of directors with a diversity of age, gender and ethnicity and a range of tenure, with our longer-serving directors providing important institutional knowledge and experience and our newer directors bringing fresh perspectives to deliberations.

4 | Proxy Summary	2022 Proxy Statement

GOVERNANCE AND EXECUTIVE COMPENSATION HIGHLIGHTS

Our corporate governance practices and executive compensation standards include:

•	Our latest Global Sustainability Report was published in 2021 demonstrating our long-standing commitment to doing business in a sustainable way. (Page 25)

•	Executive compensation is tied to financial and operating performance. (Page 44)

•	Robust employee compensation recoupment or “clawback” policy. (Page 31)

•	Directors and officers are subject to rigorous stock ownership guidelines. (Page 56)

•	82% of our CEO’s target total compensation and an average of 58% of our other named executive officers’ target total compensation is at-risk or performance based. (Page 44)

•	Advisory vote on executive compensation is conducted annually. (Page 40)

•	Executives are prohibited from short-sale transactions or hedging any shares. (Page 57)

•	Board conducts annual self-evaluation to determine effective functioning. (Page 19)

•	Director resignation policy for all director nominees. (Page 19)

•	Directors regularly attend continuing education programs.

•	Board includes members with gender and ethnic diversity, including that 37.5% of our board members are women and 37.5% of our board members are ethnically diverse.

2022 Proxy Statement	Proxy Summary | 5

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

What am I voting on?

At the Annual Meeting, you will be asked to vote on the following proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal	Board Recommendation

1. To elect three director nominees for a three-year term expiring at the 2025 Annual General Meeting of Shareholders.	FOR each Director

2. To ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the 2022 fiscal year.	FOR

3. To approve, by non-binding advisory vote, the compensation of our named executive officers in 2021, which we refer to as “Say on Pay.”	FOR

4. To approve and adopt the Second Amended and Restated Memorandum and Articles of Association.	FOR

5. To approve and adopt the 2022 Omnibus Share Incentive Plan.	FOR

We also will consider other business that properly comes before the meeting in accordance with the laws of the Cayman Islands and our Memorandum and Articles of Association. However, the Board is not aware of any other matters to be presented for action at the Annual Meeting.

Who can vote?

Holders of our Ordinary Shares at the close of business on April 8, 2022, are entitled to vote their Ordinary Shares at the Annual Meeting. As of April 8, 2022, there were [    ] Ordinary Shares issued, outstanding and entitled to vote. Each Ordinary Share issued and outstanding is entitled to one vote.

What constitutes a quorum, and why is a quorum required?

We are required to have a quorum of shareholders present to conduct business at the meeting. The presence at the meeting, in person or by proxy (which includes attending the annual general meeting via the internet webcast), of the holders of a majority of the [    ] issued and outstanding Ordinary Shares on April 8, 2022, will constitute a quorum, permitting us to conduct the business of the meeting. Abstentions and broker non-votes are counted as present for purposes of determining a quorum if the shareholder or proxy representing the shareholder is present at the meeting. Ordinary Shares for which we have received executed proxies will be counted for purposes of establishing a quorum at the meeting, regardless of how or whether such Ordinary Shares are voted on any specific proposal.

What is the difference between a “shareholder of record” and a “street name” holder?

If your Ordinary Shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered a “shareholder of record” or a “registered shareholder” of those Ordinary Shares. In this case, your Notice of Internet Availability of Proxy Materials (“Notice”) has been sent to you directly by us.

If your Ordinary Shares are held in a stock brokerage account or by a bank, trust or other nominee or custodian, you are considered the “beneficial owner” of those shares, which are held in “street name.” A Notice has been forwarded to you by or on behalf of your broker or other nominee, who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker or other nominee how to vote your Ordinary Shares by following the instructions for voting set forth in the Notice.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a paper copy of the proxy materials?

Pursuant to the rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide shareholders access to our proxy materials over the Internet. We believe that the e-proxy process will expedite our shareholders’ receipt of proxy materials, lower the costs of distribution and reduce the environmental impact of our Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice,” to our shareholders on or about April 25, 2022, at the close of business. The Notice contains instructions on how to

6 | Questions and Answers	2022 Proxy Statement

access our proxy statement and annual report and vote online. If you received a Notice and would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions included in the Notice for requesting such materials at no charge.

How do I vote?

If you hold your Ordinary Shares in your own name as a holder of record with our transfer agent, Computershare, you may vote at the Annual Meeting or by proxy as follows:

•

At the virtual-only meeting. You may attend and vote online during the virtual-only Annual Meeting by visiting meetnow.global/MVR5X6Q and entering the control number found on your proxy card and clicking on the “Cast Your Vote” link before the polls close.

•

Via the internet. You may vote by proxy before the Annual Meeting via the internet by visiting www.envisionreports.com/FDP and login using the control number found on your proxy card and clicking on the vote option link.

•	By telephone. You may vote by proxy before the meeting by calling toll-free 1-800-652-VOTE (8683) within the USA, US territories and Canada.
•	By mail. You may vote by proxy before the meeting by filling out your proxy card and sending it back in the envelope provided.

If your Ordinary Shares are held in “street name” through a broker, bank or other nominee, you will receive instructions from that organization that you must follow in order to have your shares voted. If you want to attend and vote at the virtual-only meeting, you must obtain a legal proxy from your broker, bank or other nominee, register to attend and access the meeting. Please forward the email you receive from your broker or bank, or send an image of your legal proxy, to legalproxy@computershare.com. You may also send it to Computershare by mail at:

Computershare

Fresh Del Monte Produce Inc. Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

You must label your request to register as “Legal Proxy.” Your request must be received no later than 5:00 P.M. Eastern Time on May 27, 2022. You will then receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to meetnow.global/MVR5X6Q and enter your control number.

What are the requirements to elect the director nominees and to approve each of the proposals in this proxy statement?

Under the laws of the Cayman Islands and our Memorandum and Articles of Association, the following are the votes required for approval of the relevant proposal:

Proposal	Vote Requirement

Election of Director	Majority of the Ordinary Shares

Ratification of Auditors	Majority of the Ordinary Shares

“Say-on-Pay”	Majority of the Ordinary Shares

Second Amended and Restated Memorandum of Association	Two-thirds (66 2/3%) of the Ordinary Shares

2022 Omnibus Share Incentive Plan	Majority of the Ordinary Shares

Abstentions will have no effect on the outcome of the vote for any of the Proposals under Cayman Islands law.

Proposal 3 is a non-binding advisory vote. This means that while we ask shareholders to approve a resolution regarding Say on Pay, it is not an action that requires shareholder approval.

What if I am a beneficial owner and do not give the nominee voting instructions?

If you are a beneficial owner and your shares are held in “street name,” the broker is bound by the rules of the New York Stock Exchange, or NYSE, regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain routine matters. A broker non-vote occurs when a broker returns a proxy but does not vote on a particular proposal because the broker does not have discretionary authority to vote on the

2022 Proxy Statement	Questions and Answers | 7

proposal and has not received specific voting instructions for the proposal from the beneficial owner of the shares. Broker non-votes are considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as votes cast.

The table below sets forth, for each proposal on the ballot, whether a broker can exercise discretion and vote your shares absent your instructions and, if not, the impact of such broker non-vote on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote

1. Election of Directors	No	None

2. Ratification of Independent Registered Public Accounting Firm	Yes	Not Applicable

3. Say on Pay	No	None

4. Approval of Second Amended and Restated Memorandum and Articles of Association	Yes	Not Applicable

5. Approval and adoption of the 2022 Omnibus Share Incentive Plan	No	None

Our existing Amended and Restated Memorandum and Articles of Association were adopted in 1997 and consequently do not reflect subsequent changes in Cayman Islands law or corporate governance trends and contain many hold-over provisions that are not applicable once we became a public company. Approval of our Second Amended and Restated Memorandum and Articles of Association is a routine matter under NYSE Rule 452 as it does not (i) authorize or create a preferred stock or increase the authorized amount of existing preferred stock, (ii) alter the terms or conditions of existing stock, (iii) involve a waiver or modification of preemptive rights, (iv) change existing quorum requirements with respect to stockholder meetings, (v) alter voting provisions or the proportionate voting power of a stock, or the number of its votes per share, or (vi) change the purposes or powers of the company.

What if I sign and return my proxy without making any selections?

If you sign and return your proxy without making any selections, your shares will be voted “FOR” each of the director nominees in Proposal 1 and “FOR” Proposals 2, 3, 4 and 5. If other matters properly come before the meeting, the proxy holders will have the authority to vote on those matters for you in their discretion.

How do I change my vote?

A shareholder of record may revoke his or her proxy by giving written notice of revocation to our Corporate Secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134, before the meeting, by delivering a later-dated proxy (either in writing, by telephone or over the Internet), provided that the new proxy card is received by Computershare Investor Services, P.O. Box 505000, Louisville, Kentucky, 40233 prior to the closing of the polls at the Annual Meeting, or by attending and voting at the virtual-only Annual Meeting.

If your shares are held in “street name,” you may change your vote by following your broker’s or other nominee’s procedures for revoking or changing your proxy.

What shares are covered by my proxy card?

Your proxy reflects all shares owned by you at the close of business on April 8, 2022.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares in more than one account. To ensure that all of your shares are voted, you should sign and return each proxy card. Alternatively, if you vote by telephone or via the Internet, you will need to vote once for each proxy card and voting instruction card you receive.

Who can attend the Annual Meeting?

Only shareholders as of April 8, 2022, the record date, and our invited guests are permitted to attend the Annual Meeting. If you held your Ordinary Shares as of the record date as a shareholder of record, then you or your proxyholder may attend the virtual-only Annual Meeting, participate, vote, ask questions, and examine a list of the shareholders of record entitled to vote at the Annual Meeting by accessing meetnow.global/MVR5X6Q and entering the 15-digit control number on your proxy card.

8 | Questions and Answers	2022 Proxy Statement

If you held your Ordinary Shares as of the record date in “street name” through an intermediary, like a broker or a bank, you must register in advance to attend the virtual-only Annual Meeting. To register, you must obtain a legal proxy, executed in your favor, from the record holder of your Ordinary Shares and submit proof of your legal proxy reflecting the number of Ordinary Shares you held on the record date, as described above under “How Do I Vote?”

Can I attend the Annual Meeting if I don’t have a legal proxy or have lost my control number?

Yes – If you have misplaced your control number, you may access the meeting as a guest by going to meetnow.global/MVR5X6Q, but you will not be able to vote during the Annual Meeting or ask questions.

Will I be able to ask questions at the Annual Meeting?

Shareholders of record and beneficial owners who have logged in to the Annual Meeting with a control number as described above may submit questions any time before or during the Annual Meeting by clicking on the message icon in the upper right-hand corner of the broadcast screen. After the business portion of the Annual Meeting concludes, we will answer questions that have been submitted that are pertinent to the items being brought before the shareholder vote at the Annual Meeting, as time permits and in accordance with our Rules of Conduct for the Annual Meeting.

If I plan to attend the Annual Meeting, should I still vote by proxy?

Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting. If you send in your proxy card and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you want to change your vote. You may attend and vote online during the virtual-only Annual Meeting by accessing the Annual Meeting as described above and clicking on the vote option link before the polls close.

Where can I find the voting results of the Annual Meeting?

We will announce the results for the proposals voted upon at the Annual Meeting and publish the final detailed voting results in a Form 8-K filed within four business days after the Annual Meeting.

Who should I call with other questions?

If you have additional questions about this proxy statement or the meeting or would like additional copies of this proxy statement or our annual report, please contact: Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134, Attention: Investor Relations, Telephone: (305) 520-8433.

2022 Proxy Statement	Questions and Answers | 9

PROPOSAL 1—ELECTION OF DIRECTORS

PROPOSAL SUMMARY

What Are You Voting On?

We are asking our shareholders to elect the following three director nominees to serve on the Board. Information about the Board and each director nominated is included in this section.

Class I Director Nominees Three-Year Term Ending 2025 Amir Abu-Ghazaleh Mary Ann Cloyd Charles Beard, Jr.

Voting Recommendation

The Board recommends that you vote “FOR” each director nominee listed above. After consideration of the individual qualifications, skills and experience of each of our director nominees, the Board believes these three director nominees would contribute to a well-balanced and effective Board.

Each of the Class I directors elected at the Annual Meeting will hold office until the annual general meeting of shareholders to be held in 2025 or until his or her successor has been elected and qualified, or until his or her earlier death, resignation, removal or disqualification. Mary Ann Cloyd, Amir Abu-Ghazaleh and Charles Beard, Jr. currently serve as Class I members of the Board of Directors.

Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted “FOR” each of the directors presented below. If, at the time of the meeting, one or more of the director nominees has become unavailable to serve, shares represented by proxies will be voted for the remaining director nominees and for any substitute director nominee or nominees designated by the Board of Directors unless the size of the Board is reduced. The Board knows of no reason why any of the director nominees will be unavailable or unable to serve. Proxies cannot be voted for a greater number of persons than the director nominees listed.

The Board of Directors recommends a vote “FOR” each nominee for director

10 | Election of Directors	2022 Proxy Statement

ELECTION OF DIRECTORS

Introduction

Our Memorandum of Association provides that our Board must consist of between three and nine directors. Our Board currently consists of eight directors and is divided into three classes. We believe that the classified board is the most effective way for the Board to be organized because it ensures a greater level of certainty of continuity from year to year, which provides stability in organization and experience. As a result of the three classes, at each annual general meeting, directors are elected for a three-year term. Class terms expire on a rolling basis so that one class of directors is elected each year.

Our current directors and classifications are as follows:

Class I – Expiring 2022 Amir Abu-Ghazaleh Mary Ann Cloyd Charles Beard, Jr.	Class II – Expiring 2023 Michael J. Berthelot Lori Tauber Marcus	Class III – Expiring 2024 Mohammad Abu-Ghazaleh Ahmad Abu-Ghazaleh Kristen Colber-Baker

The terms of the three current Class I directors expire at the Annual Meeting. The Governance Committee has nominated and the Board has recommended that Amir Abu-Ghazaleh, Mary Ann Cloyd and Charles Beard, Jr. be nominated for re-election.

Each of Amir Abu-Ghazaleh, Mary Ann Cloyd and Charles Beard, Jr. have consented to serve if elected. If any director nominee is unable or unwilling to serve at the time of the election, the proxy holders may vote for another person, or persons, in their discretion. A director nominee who fails to receive a majority of the votes cast will be required to submit his or her resignation as a director. The Board will then consider all the facts and circumstances relative to the continued service of such director before accepting or declining such resignation.

We believe that each of our directors and director nominees possesses the experience, skills and qualities to fully perform his or her duties as a director and contribute to our success. Our director nominees were nominated because each is of high ethical character, highly accomplished in his or her field with superior credentials and recognition, has a reputation, both personal and professional, that is consistent with our image and reputation, has the ability to exercise sound business judgment, and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our directors as a group complement each other and each of their respective experiences, skills and qualities so that collectively the Board operates in an effective, collegial and responsive manner.

2022 Proxy Statement	Election of Directors | 11

ELECTION OF DIRECTORS

Director Skills, Experience and Background

The Board regularly reviews the skills, experience, and background that it believes are desirable to be represented on the Board and that align with our strategic vision, business and operations. The following is a summary and description of some of the skills, experience and background that our continuing directors and director nominees bring to the Board. The directors’ biographies note each director’s relevant skills, experience and qualifications relative to this list.

LEADERSHIP EXPERIENCE	Experience serving as a CEO, CFO, senior executive or functional leader within an organization
8 of 8

PUBLIC COMPANY BOARD EXPERIENCE	Experience serving on the boards of other U.S. or international public companies and familiarity with key corporate governance matters

6 of 8

INDUSTRY EXPERTISE	Experience in key aspects of our businesses and industry, including food/agribusiness, distribution, transportation/shipping, retail and innovation/research & development

5 of 8

FINANCE/ACCOUNTING	Experience or expertise in financial accounting and reporting or the financial management of an organization

5 of 8

INVESTMENT EXPERIENCE	Experience overseeing investments and investment decisions of companies

6 of 8

INTERNATIONAL EXPERIENCE	Experience doing business internationally or focusing on international issues and operations or with multinational companies

7 of 8

ERM/RISK MANAGEMENT	Experience overseeing risk management matters

4 of 8

M&A/INTEGRATION	Experience leading growth through acquisitions and other business combinations and ability to evaluate operational integration plans

5 of 8

12 | Election of Directors	2022 Proxy Statement

ELECTION OF DIRECTORS

Director/Director Nominee Biographies

Each director and director nominee’s principal occupation and other pertinent information about particular experiences, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director appears on the following pages.

Director Nominees

Class I Directors

Term to Expire at the 2025 Annual General Meeting

Amir Abu-Ghazaleh                Director Since: 1996                 Age: 75

General Manager, Abu-Ghazaleh & Sons Co. Ltd.

Biography: Since 1987, Mr. Abu-Ghazaleh has served as the General Manager of Ahmed Abu-Ghazaleh & Sons Co. Ltd., a marketer and distributor of fresh fruit and vegetables. Mr. Abu-Ghazaleh serves on the boards of directors of Clemenceau Medical Center, Arab Wings and Royal Jordanian Air Academy. He also serves as the Chairman of Abu-Ghazaleh Investments (AGI). He previously served on the board of International General Insurance Co. Ltd in Jordan. Mr. Abu-Ghazaleh and Mr. Mohammad Abu-Ghazaleh are brothers, and Mr. Abu-Ghazaleh is the uncle of Mr. Ahmad Abu-Ghazaleh.

Skills & Qualifications: Mr. Abu-Ghazaleh brings to the Board over 20 years of executive, management and operating experience in the wholesale fresh fruit-related businesses, experience in marketing, finance, corporate governance matters and international business with extensive knowledge of the Middle East markets.

Experience Highlights: Leadership, Public Company Board, Finance/Accounting, Investment, Industry Expertise, International, M&A/Integration Director Other Public Boards: None

2022 Proxy Statement	Election of Directors | 13

ELECTION OF DIRECTORS

Mary Ann Cloyd                Director Since: 2019                Age: 67

Former Senior Partner, PricewaterhouseCoopers LLP

Biography: From 1990 until her retirement in June 2015, Ms. Cloyd was a senior Partner with PricewaterhouseCoopers LLP, a global accounting firm. During her 25 years as a partner at PwC, Ms. Cloyd served in multiple leadership positions, including leading from 2011 until her retirement from PwC’s Center for Board Governance. Ms. Cloyd is a retired Certified Public Accountant. Ms. Cloyd has served as a director of Bellerophon Therapeutics, Inc., a publicly-traded clinical-stage biotherapeutics company, since 2016 and as a director of Ekso Bionics Holdings, Inc., a publicly-traded company focused on exoskeleton technology since 2020. In 2021, Ms. Cloyd was appointed as a director of Angel Pond Holdings Corporation, a publicly-traded special purpose acquisition company. Since April 2018, she has served as a director of NCMIC Group, Inc., a private mutual insurance and financial services company. Between 2004 and 2013, Ms. Cloyd served on both PwC’s Global and U.S. Boards of Partners and Principals. Ms. Cloyd also is on the Board of Directors for the Geffen Playhouse, the Caltech Associates Board, and the Advisory Board of the UCLA Iris Cantor Women’s Health Center.

Skills & Qualifications: Ms. Cloyd brings to the Board 39 years of public accounting/advisory experience, significant experience in corporate governance matters and experience in risk management and oversight.

Experience Highlights:

Leadership, Public Company Board, Finance/Accounting, ERM/Risk Management

Independent Director

Committees:

Audit (Chair)

Governance

Other Public Boards:

Bellerophon Therapeutics, Inc.

Ekso Bionics Holdings, Inc.

Angel Pond Holdings Corporation

Charles Beard, Jr.                Director Since: 2020                Age: 59

Partner, Chief Operating Officer, Guidehouse, Inc.,

Retired Senior Partner, PricewaterhouseCoopers LLP

Biography: Since 2018, Mr. Beard has served as the Chief Operating Officer of global consultancy firm Guidehouse Inc. and is responsible for the day-to-day execution of the company’s enterprise services, risk and quality management strategy. He has more than 30 years of experience in professional advisory services focusing on technology-enabled operational transformations. He was previously with PwC, where his practice focused on corporate transactions in the technology sector. He is the former General Manager of the Cybersecurity and Intelligence Unit of SAIC, where he also served as the company’s Chief Information Officer. Previously, Mr. Beard led the global Transportation and Industrial Markets segment of KPMG consulting. Mr. Beard holds a Master of Jurisprudence from Seton Hall School of Law, an MBA from the University of Montana and a Bachelor of Science from Texas A&M University. He is a graduate of the US Air Force Space & Missile program.

Skills & Qualifications: Mr. Beard brings more than 30 years of experience in technology management as well as significant experience in digital innovation and business automation.

Experience Highlights: Leadership, Industry Expertise, Finance/Accounting, ERM/Risk Management, International, M&A/Integration Independent Director Committees: Governance (Chair) Compensation

14 | Election of Directors	2022 Proxy Statement

ELECTION OF DIRECTORS

Class II Continuing Directors

Term To Expire at the 2023 Annual General Meeting

Lori Tauber Marcus                Director Since: 2021                Age: 59

Founder of Courtyard Connections, LLC, Board Advisor and Retired Chief Marketing Officer

Biography: Ms. Marcus is an experienced Chief Marketing Officer with over 35 years of experience in consumer-facing industries. Ms. Marcus is the founder of Courtyard Connections, LLC, an advisory firm focused on marketing and leadership in consumer goods, retail, food service, and consumer technology. From 2017 to 2020, Ms. Marcus worked with the Harvard Business School’s Kraft Precision Medicine Accelerator as Chair of Direct to Patient Initiative. In 2016, Ms. Marcus served as Interim Chief Marketing Officer for Peloton Interactive, Inc., a publicly-traded fitness platform. From 2013 to 2015, Ms. Marcus was the Executive Vice President and Chief Global Brand and Product Officer at Keurig Green Mountain, Inc., a publicly-traded coffee and coffee machine company. From 2011 to 2012, she was Chief Marketing Officer at The Children’s Place, a publicly-traded children’s clothing company. Ms. Marcus previously spent 24 years with PepsiCo in marketing & general management positions of increasing responsibility, culminating in her appointment as Senior Vice President, Marketing Activation for PepsiCo Beverages, North America.

Since January 2021, Ms. Marcus has served on the board of 24-Hour Fitness, a privately-held fitness company. Ms. Marcus was a board director for Phunware, Inc, a publicly-traded enterprise software company from December 2018 to September 2021. Ms. Marcus previously served on the boards of the following privately-held companies: Golub Corporation; DNA Diagnostics Center; and Talalay Global. Since 2004, Ms. Marcus has served on the board of the Multiple Myeloma Research Foundation.

Skills & Qualifications: Ms. Marcus brings to the Board strategic vision, strong business and general management acumen with direct-to-consumer expertise in e-commerce, digital marketing and social media to grow consumer-facing businesses worldwide.

Experience Highlights: Leadership, Public Company Board, Industry, International Independent Director Committees: Audit Governance

2022 Proxy Statement	Election of Directors | 15

ELECTION OF DIRECTORS

Michael J. Berthelot                Director Since: 2006                 Age: 71

Chief Executive Officer, Cito Capital Corporation

Biography: Since 2004, Mr. Berthelot has served as the Chief Executive Officer of Cito Capital Corporation, a strategic consulting firm, and, since 2010, as Managing Principal and founder of Corporate Governance Advisors Inc., a consulting firm that provides board evaluation and advisory services. Mr. Berthelot is a Certified Public Accountant. Mr. Berthelot is also a faculty member of the University of California San Diego’s Rady School of Management, where he teaches corporate governance in the MBA program.

Currently, Mr. Berthelot serves on the board of Aurvandil Acquisition Corp., a publicly-traded special acquisition corporation. From February 2019 until June 2020, Mr. Berthelot served on the board of PenChecks Inc., a privately held financial services company. From 1992 to 2003, he served as Chairman and Chief Executive Officer of TransTechnology Corporation, a publicly-traded multinational manufacturing firm, and from 2003 until 2006, he continued to serve as its non-executive Chairman. From 2009 to 2013, Mr. Berthelot served on the board of directors of Pro-Dex, Inc., a medical device manufacturer, where he also served as the Chief Executive Officer and President from 2012 to 2013.

Skills & Qualifications: Mr. Berthelot brings to the Board extensive management and operating experience, including in his previous role as a chief executive officer of a publicly-traded multinational manufacturing and distribution business, as well as significant experience and corporate governance matters as well as accounting and financial reporting.

Experience Highlights:

Leadership, Public Company Board, Finance/Accounting, Investment, International, ERM/Risk Management, M&A/Integration

Lead Independent Director

Committees:

Compensation (Chair)

Audit

Other Public Boards:

Aurvandil Acquisition Corp.

16 | Election of Directors	2022 Proxy Statement

ELECTION OF DIRECTORS

Class III Continuing Directors

Term To Expire at the 2024 Annual General Meeting

Mohammad Abu-Ghazaleh                Director Since: 1996                Age: 80

Chairman and Chief Executive Officer, Fresh Del Monte Produce Inc.

Biography: Since 1996, Mr. Abu-Ghazaleh has served as our Chairman and Chief Executive Officer. He serves as the Chairman of the Royal Jordanian Air Academy, Arab Wings, and Queen Noor Civil Aviation Technical College. Mr. Abu-Ghazaleh also serves as Chairman of the Abdali Clemenceau Hospital project, a $290 million development project in Amman, Jordan. He is a founding shareholder of Clemenceau Medical Center in Beirut, Lebanon. Mr. Abu-Ghazaleh currently serves on the board of directors of United Cable Industries Company, a Jordanian public company.

Previously, Mr. Abu-Ghazaleh served as Chairman of International General Insurance Co. until its listing on the NASDAQ in 2020. He served on the board of directors of Bank Misr Liban from 2007 to 2018 and Jordan Kuwait Bank from 2004 to 2011. Mr. Abu-Ghazaleh and Mr. Amir Abu-Ghazaleh are brothers. Mr. Abu-Ghazaleh is Mr. Ahmad Abu-Ghazaleh’s father.

Skills & Qualifications: Mr. Abu-Ghazaleh brings to the Board a unique understanding of our strategies and operations gained through over 20 years of executive leadership of our Company and over 45 years of experience in the fresh produce-related businesses serving in operations, management and executive leadership roles.

Experience Highlights:

Leadership, Public Company Board, Investment, Industry Expertise, International, ERM/Risk Management, M&A/Integration

Other Public Boards:

United Cables Industries Company (Jordan).

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ELECTION OF DIRECTORS

Ahmad Abu-Ghazaleh                Director Since: 2018                 Age: 45

Vice Chairman and Chief Executive Officer, Royal Jordanian Air Academy, Arab Wings, Queen Noor Technical College and Gulf Wings

Biography: Since 2003, Mr. Abu-Ghazaleh has served as the Vice Chairman and Chief Executive Officer of the Royal Jordanian Air Academy, a flight training academy, Arab Wings, a private jet charter and aircraft management company, Queen Noor Technical College, a private engineering college, and Gulf Wings, a private jet charter company. He also serves as the Vice Chairman and Chief Executive Officer of the Abdali Clemenceau Hospital project in Amman, Jordan. He is the founder of the MMAG Foundation campus in Amman, a free art school, exhibition space and community center. Mr. Abu-Ghazaleh is an active member of several museum councils and advisory groups. Mr. Abu-Ghazaleh currently serves on several boards of directors of private and public organizations, including Queen Rania Foundation, Endeavor Jordan and The American Center for Oriental Research (ACOR). He has served as the Chairman of United Cables Industries Company (UCIC), a Jordanian publicly-traded company, since 2013 and of Augustus Management International since July 2016. He previously served as the Chairman of National Poultry Company (NPC), a publicly traded company and on the boards of directors of Banque Misr Liban, Arab Pharmaceutical Company and Modern Pharma, both publicly traded companies that were merged and sold to Hikma Pharmaceuticals (HIK: Lon). Mr. Abu-Ghazaleh is the son of Mr. Mohammad Abu-Ghazaleh and the nephew of Mr. Amir Abu-Ghazaleh.

Skills & Qualifications: Mr. Abu-Ghazaleh brings to the Board over 15 years of management experience in global operations, as well as extensive experience in the transportation and food industries.

Experience Highlights: Leadership, Public Company Board, Investment, Industry Expertise, International Other Public Boards: United Cables Industries Company (Jordan).

Kristin Colber-Baker            Director Since: 2021            Director Age: 58

Prior Head of Global Diversity, Equity and Inclusion, Mars, Inc.

Biography: Since 2007, Ms. Baker has served in various leadership positions in corporate finance, M&A and HR/Talent within the consumer packaged goods, retail and restaurant industries. From 2020 to February 2022, Ms. Baker served as the Head of Global Diversity, Equity and Inclusion at Mars, Inc.; from 2015 to 2020, as the Global Head of Talent Development and from 2012 to 2015, as the Regional Head of Talent Development. From 2010 to 2012, Ms. Baker was the Global Head of Financial Planning, Reporting and Analysis at Wrigley Corp., where she was responsible for critical post-merger integration efforts related to Mars’ acquisition of Wrigley. Since 2018, Ms. Baker has served on the Board of Directors of Compassion International, a global non-profit child development organization. From 2015 to 2018, Ms. Baker was Chairperson of the Wheaton College Leadership Council and Vice Chairperson of Partners International, a global non-profit organization.

Skills & Qualifications: Ms. Baker brings to the Board extensive human capital and culture expertise, global finance expertise as well as merger and acquisition experience.

Experience Highlights: Leadership, Industry Expertise, Finance/Accounting, International, M&A/Integration Independent Director Committees: Audit Compensation

18 | Election of Directors	2022 Proxy Statement

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our business and affairs are managed with oversight from our Board. Our Board believes that good corporate governance is a critical factor in achieving business success and in fulfilling the Board’s responsibilities to shareholders. Our Board has adopted Corporate Governance Guidelines that provide the framework for the governance of our Company. These guidelines are available on our Website at www.freshdelmonte.com under the “Investor Relations” tab.

Highlights of our Corporate Governance Guidelines are described below:

•	a majority of directors of the Board must be independent as defined by NYSE corporate governance listing standards, or NYSE Listing Standards;

•	if the Chairman of the Board is not an independent director, the Board will appoint a lead independent director;

•

the Board will have an Audit Committee, Compensation Committee and Governance Committee; together, the Committees and each of their members will be independent as defined by the NYSE Listing Standards and applicable SEC rules. The Board may designate one or more additional Committees or create ad hoc Committees from time to time;

•

a current director nominee who fails to receive a majority of the votes cast must submit his or her resignation to the Board. The Board will then consider all the facts and circumstances relative to the continued service of the director before accepting or declining his or her resignation;

•

the Governance Committee will oversee an annual self-evaluation of the Board and its Committees as prepared by its members to consider how each has performed relative to its goals, objectives, and charter; and

•	directors should not serve simultaneously on the boards of more than four other public companies and Audit Committee members should not serve on more than two additional audit committees.

Board Leadership Structure

Our Board has not adopted a formal policy regarding the need to separate or combine the offices of Chairman of the Board and CEO and instead the Board remains free to make this determination from time to time in a manner that seems most appropriate for our Company. Our CEO, Mohammad Abu-Ghazaleh, is also the Chairman of our Board. The Board currently believes that our Company and our shareholders are best served by having Mr. Abu-Ghazaleh hold both of these positions, given that he has the primary responsibility for managing our day-to-day operations and therefore has a detailed and in-depth knowledge of the issues, opportunities and challenges facing us and our businesses. Our Board also believes that the CEO serving as Chairman of the Board further promotes information flow between management and the Board and enhances the quality of the Board’s overall decision-making process.

Lead Independent Director

In order to facilitate and strengthen the Board’s independent oversight of our Company’s performance and strategy and to uphold effective governance standards, the Board has established the role of a lead independent director. Mr. Berthelot currently serves as our lead independent director. The lead independent director:

•	acts as chairman for all meetings of the non-employee and independent directors, or in the absence of the Chairman of the Board;

•	convenes meetings of the independent directors upon the request of any of them, and establishes the agenda and approves the materials for those meetings; and

•	acts as a liaison between the Chairman and the non-employee and independent directors.

2022 Proxy Statement	Corporate Governance | 19

CORPORATE GOVERNANCE

Director Independence

Our Corporate Governance Guidelines provide that the Board must have a majority of directors who are independent as required by NYSE Listing Standards. Each year, the Board undertakes a review of director independence, which includes a review of each director’s or nominee’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or nominee or any member of his or her immediate family and us, or members of our senior management or other members of our Board, and all relevant facts and circumstances regarding any such transactions or relationships. Consistent with these considerations, our Board has affirmatively determined that the directors listed below are independent.

• Charles Beard, Jr. • Michael J. Berthelot • Mary Ann Cloyd • Kristin Colber-Baker • Lori Tauber Marcus

Meetings of the Board

The Board held 5 meetings during 2021. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board during the period in which he or she was a director and (2) the total number of meetings of all Committees on which he or she served during the period in which he or she was a director. It is the policy of the Board to encourage its members to attend our annual general meeting of shareholders. All members of the Board in 2021 were present at our 2021 Annual General Meeting of Shareholders.

All of our non-employee directors meet in executive session (without management present) in connection with each scheduled Board meeting. Mr. Berthelot currently serves as the presiding director over all executive sessions of the non-employee directors. In addition, our independent directors meet separately, without the participation of directors who do not qualify as independent directors.

Board Committees

The Board has the following three standing Committees: Audit, Compensation and Governance. The Board has adopted a written charter for each of these Committees. Committee charters are available on our Website at www.freshdelmonte.com under the “Investor Relations” tab. Each Committee conducts at least an annual review of and revises its respective charter, if necessary. The following table shows the members of each of the Board’s Committees and the number of Committee meetings held during the 2021 fiscal year.

Director	Term	Audit Committee	Compensation Committee	Governance Committee

MichaelJ. Berthelot (LeadIndependent Director)	2021	Member Financial Expert	Chair

CharlesBeard, Jr. IndependentDirector	2021		Member	Chair

MaryAnn Cloyd IndependentDirector	2021	Chair Financial Expert		Member

LoriTauber Marcus IndependentDirector	Since May 2021	Member		Member

KristinColber-Baker IndependentDirector	Since May 2021	Member Financial Expert	Member

JohnH. Dalton* FormerIndependent Director	Until May 2021	Member	Member	Member

Meetingsin 2021		7	5	9

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CORPORATE GOVERNANCE

Audit Committee

Members	Primary Responsibilities

Michael J. Berthelot

Mary Ann Cloyd (Chair)

Lori Tauber Marcus

Kristin Colber-Baker

The Board determined that each member of the Audit Committee meets the independence requirements of the NYSE Listing Standards and the enhanced independence standards for Audit Committee members required by the SEC.

•  Oversees the quality and integrity of our financial statements and financial reporting process

•  Oversees our systems of internal controls over financial reporting and disclosure controls and procedures

•  Oversees the performance of our internal audit services function

•  Engages the independent auditors and evaluates their qualifications, independence and performance

•  Establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters

•  Monitors the effectiveness of the Company’s information system controls and security

Financial Expertise. The Board determined that each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements. In addition, the Board has determined that Mary Ann Cloyd, Michael J. Berthelot and Kristin Colber-Baker each qualifies as an “audit committee financial expert” as defined by SEC rules.

Compensation Committee

Members	Primary Responsibilities

Michael J. Berthelot (Chair)

Charles Beard, Jr.

Kristin Colber-Baker

The Board determined that each member of the Compensation Committee meets the independence requirements of the NYSE Listing Standards including the enhanced independence standards for Compensation Committee members.

•   Reviews our general compensation structure and policies

•   Reviews and sets the corporate goals and objectives for the Chief Executive Officer (“CEO”) and evaluates the CEO’s performance in light of such goals and objectives

•   Evaluates, determines and recommends CEO compensation, subject to approval by the independent directors

•   Recommends the compensation of our other executive officers and the terms of any new executive compensation programs

•   Reviews the compensation structure and policies applicable to the Board and recommends proposed changes

•   Administers our executive incentive plans, including approving awards under such plans

•   Reviews and discusses with management each year the Compensation Discussion and Analysis included in our annual proxy statement

•   Oversees our risk assessment and risk management relative to our compensation structure, benefits and incentive plans’ administration

•   Serves as a liaison to our Chief Human Resources Officer to advise and provide insights and best practices regarding various human resource issues

Role of Independent Compensation Consultant. The Compensation Committee has the sole authority to retain compensation consultants or advisors to assist it in fulfilling its responsibilities, including evaluating and determining executive and director compensation, and in fulfilling its other responsibilities. In 2021, the Compensation Committee engaged Willis Towers Watson as its independent compensation consultant. Willis Towers Watson’s work with the Committee included analyses, advice, guidance and recommendations on executive and director compensation levels versus peers, market trends and incentive plan designs. In addition, in 2021, Willis Towers Watson conducted a review of our current peer group to ensure that it continues to serve as an appropriate benchmark for executive and director compensation levels and practices for 2022. Willis Towers Watson also reviewed our long-term incentive practices and provided updates on executive compensation trends and developments. Willis Towers Watson will continue to work with the Committee to provide it with analyses, advice, guidance and recommendations on executive and director compensation versus peers, market trends and incentive plan designs. Willis Towers Watson was engaged exclusively by the Compensation Committee on executive and director compensation matters and does not have any other consulting

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CORPORATE GOVERNANCE

arrangements with the Company. The Committee took into consideration the consultant’s analyses, advice, guidance and recommendations in recommending changes to Board and executive compensation. The Committee considered the independence of Willis Towers Watson and determined that no conflicts of interest exist. For more information regarding the role of the compensation consultant, see the disclosure under “Compensation Setting Process—Role of Independent Compensation Consultant.”

Compensation Committee Interlocks and Insider Participation. During the 2021 fiscal year, Michael J. Berthelot, Kristin Colber-Baker and Charles Beard, Jr. served as Compensation Committee members. John Dalton also served on the Compensation Committee through May of 2021. None of these individuals were, during 2021, an officer or employee of our Company, or was formerly an officer of our Company. There were no transactions in 2021 between us and any directors who served as Compensation Committee members for any part of 2021 that would require disclosure by us under SEC rules requiring disclosure of certain relationships and related party transactions. During 2021, none of our executive officers served as a director of another entity, one of whose executive officers served on the Compensation Committee, and none of our executive officers served as a member of the compensation committee of another entity, whose executive officers served as a member of our Board.

Governance Committee

Members	Primary Responsibilities
Charles Beard, Jr. (Chair) Mary Ann Cloyd Lori Tauber Marcus The Board determined that each member of the Governance Committee meets the independence requirements of the NYSE Listing Standards.

•   Identifies individuals qualified to become members of the Board, consistent with criteria approved by the Board

•   Develops and recommends to the Board criteria for selecting new directors

•   Recommends director nominees for approval by the Board and the shareholders, and considers and recruits candidates to fill vacancies on the Board

•   Reviews director candidates recommended by shareholders for election

•   Assesses the contributions of incumbent directors, including in light of selection criteria and Board needs

•   Advises the Board with respect to Committee membership and operations

•   Oversees preparation of the CEO succession plan and reviews succession plans for directors, Committee members and Committee chairs

•   Reviews with senior management our major risk exposures, as well as our risk management practices and our guidelines, policies and processes for risk assessment and risk management

•   Oversees compliance with legal and regulatory requirements, including the Company’s Code of Conduct and Business Ethic Policy

•   Develops and recommends to the Board corporate governance guidelines

•   Oversees the Company’s environmental, social and governance program

22 | Corporate Governance	2022 Proxy Statement

CORPORATE GOVERNANCE

The Nomination Process

In considering each director nominee for the Annual Meeting, the Board and the Governance Committee evaluate such person’s background, qualifications, attributes and skills to serve as a director. The Board and the Governance Committee also evaluate each of the director’s contributions to the Board and role in the operation of the Board as a whole.

Consideration of Director Nominees. The Governance Committee considers possible candidates for nominees for directors from many sources, including management and shareholders. The Governance Committee evaluates the suitability of potential candidates nominated by shareholders in the same manner as director nominees and other candidates recommended to the Governance Committee, in accordance with the following criteria:

•	their reputation for honesty and ethical conduct in their personal and professional activities and their strength of character and judgment;

•	their ability and willingness to devote sufficient time to Board duties;

•

their educational and industry background, as well as their business and professional achievements and experience, particularly in light of the Company’s business and its size, complexity and strategic challenges and whether they have demonstrated, by significant accomplishment in their fields, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company;

•	their potential contribution to the diversity and culture of the Board; and

•	their independence from management under requirements of applicable law and listing standards.

In connection with the selection of any new director nominee, the Governance Committee will assess the skills and experience of the Board, as a whole, and of each of the individual directors. The Governance Committee will then seek to identify those qualifications and experience sought in any new candidate in light of the criteria described above that will maintain a balance of knowledge, experience and skills on the Board and produce an effective Board. The Governance Committee has the authority to engage the services of executive search firms to assist the Governance Committee and the Board in identifying and evaluating potential director candidates. Following the identification of director candidates, such individuals will be interviewed by the Chairman and CEO and a majority of the Governance Committee members. The Governance Committee will consider the results of the interviews and will decide whether to recommend, and the Board will decide whether to approve, the candidate’s appointment as a director.

While the Board does not have a formal diversity policy, as a matter of practice, the Board considers diversity in the context of the Board as a whole and takes into account, among other factors, considerations relating to ethnicity, gender, cultural diversity and the range of perspectives that the directors bring to their work.

Shareholder Nominations of Director Candidates. Our Governance Committee has adopted policies addressing the procedures by which shareholders may recommend director nominees. A shareholder desiring the Governance Committee to consider any person for nomination for election to the Board must deliver a written submission to the Governance Committee in care of the Secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134. Such submission must include (i) the candidate’s name and contact information; (ii) a detailed resume of the candidate and a statement explaining the qualifications of the candidate that, in the view of the candidate and/or the shareholder, would make such person a suitable director and a description of the candidate’s reasons for seeking election as a director, which description must include any plans or proposals that such person or the shareholder may have that relate to, or would result in any of the actions described in Item 4 of Schedule 13D (or any successor provision) under the Exchange Act; (iii) a statement of whether the candidate meets applicable law and listing requirements pertaining to director independence; (iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and other material relationships, between or among the candidate, the shareholder (and/or any beneficial owner on whose behalf the recommendation is made) and its affiliates and associates, or others acting in concert therewith, on the one hand, and the candidate and his or her respective affiliates and associates, or others acting in concert therewith; (v) any information relating to the candidate, the shareholder and their respective affiliates or associates that would be required to be disclosed in a proxy solicitation for the election of directors of the Company pursuant to Regulation 14A under the

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CORPORATE GOVERNANCE

Exchange Act or otherwise be required to be provided pursuant to our Memorandum and Articles of Association; and (vi) the written consent of the candidate to serve as a director, if elected.

The submission should include an undertaking to submit to the Secretary of the Company a statement amending any of the foregoing information promptly after any material change occurs in such information as previously submitted. The Governance Committee may require additional information from the nominee to perform its evaluation of the eligibility of the nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee. In addition to the foregoing, any nomination by a shareholder of any person for election to the Board must comply with the advance notice requirements of our Memorandum and Articles of Association. For more information regarding the advance notice requirements, see “Shareholder Proposals and Director Nominations for 2023 Annual General Meeting” in this proxy statement.

Board’s Role in Risk Oversight

The Board as a whole has responsibility for risk oversight, which it fulfills directly and through its Committees, depending on the nature of the risks. Oversight is supported by management reports, reports by our independent auditors and advisors, all of which are intended to help the Board or the relevant Committees identify and manage key risks and exposures. The Board and its Committees also have regular executive sessions with the head of internal audit, as well as with the independent accountants and, where appropriate, other advisors, without any other management present. In addition, the Governance Committee reviews with senior management our major risk exposures, as well as our risk management practices and our guidelines, policies and processes for risk assessment and risk management. The Board satisfies its oversight responsibility through full reports by each Committee chair regarding the Committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company. The allocation of risk oversight among the Board and its Committees is summarized below.

BOARD OF DIRECTORS

•   Strategic, financial and execution risks and exposures associated with our operations, including matters affecting capital allocation;

•   Major litigation exposures;

•   Significant regulatory changes that present risks or may otherwise affect our business operations;

•   Senior management succession planning;

•   Major acquisitions and divestitures; and

•   Other matters that present material reputational risk or risk to our operations, plans and prospects, taken as a whole.

Audit Committee • Financial risk • Financial reporting • Public disclosures • Internal control over financial reporting • Financial policies • Credit and liquidity matters	Compensation Committee • Compensation structure, policies and practice • Compensation benefits and incentive plans

Governance Committee

•   Enterprise Risk Management Program

•   Corporate governance

•   Sustainability

•   Corporate social responsibility

•   Environment

•   Director succession

•   Ethics & compliance

•   IT, cyber security and privacy

24 | Corporate Governance	2022 Proxy Statement

CORPORATE GOVERNANCE

Compensation Risks

In 2021, as part of our risk management process, we conducted an annual comprehensive review and evaluation of our compensation programs and policies. The assessment covered each material component of executive and non-executive employee compensation. Based on a review and analysis of our incentive plans, policies and programs, we believe that these programs are not reasonably likely to give rise to risks that would have a material adverse effect on our business. In evaluating our compensation components, we took into consideration the following risk-limiting characteristics:

•	Bonus payout under our annual incentive plan and long-term incentive plan is capped;

•

A significant percentage of our overall pay mix is long-term or equity-based, which, when combined with our Stock Ownership Guidelines, aligns our executive officers’ interests with shareholders’ interests and minimizes the taking of inappropriate or excessive risk that would impair the creation of long-term shareholder value;

•	We use multiple objectives which serves to limit the potential benefit of any single episode of excessive risk taking;

•

We have effective management processes for establishing key financial and operating targets, and monitoring financial and operating metrics and all computations and recommendations are subject to multiple levels of review including local, regional, corporate, and board level reviews;

•	We have effective monitoring by external and internal audit; and

•	All our compensation programs include clawback provisions if an award is granted based upon incorrect data.

Sustainability and Social Responsibility at Fresh Del Monte Produce

As one of the world’s leading produce companies, we recognize that it is our responsibility to provide safe and wholesome food to our consumers, while also protecting and ensuring the well-being of our planet. This is why we embed sustainability into how we do business, including how we grow, transport, package and deliver our products and in how we interact with our communities.

As a vertically integrated consumer foods company, we also recognize our unique ability to impact many parts of the value chain. We know the food industry is a significant contributor of greenhouse gas emissions, and simultaneously we see the impacts of climate change on the ground, as we work to adapt our practices to shifting climate patterns, and increasingly extreme weather events. As a company, we are working to tackle the challenge of climate change in agriculture head on, and leading our industry towards transparency, accountability and transformative action on reducing greenhouse gas emissions.

From the devastating health and economic impacts of COVID-19 to the crucial need for an inclusive and equitable society to the urgency of addressing climate change, we believe it is critical to step up to the challenges our world is currently facing.

Key Sustainability and Social Responsibility Progress in 2021:

•	Became the first global marketer of fruits and vegetables to announce a partnership with the Science-Based Targets Initiative.

•	Purchased six new fuel-efficient vessels, which will have a major impact on lowering our carbon emissions.

•

Launched a multimillion-dollar research partnership with Queensland University of Technology in Australia to develop disease-resistant bananas in response to TR4, a serious global disease that is threatening the future of bananas.

•	Helped to safeguard and restore the Quiriguá archaeological park, a UNESCO World Heritage Site, from the impacts of hurricane Eta and Iota and were recognized by the Guatemala Ministry of Culture.

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CORPORATE GOVERNANCE

•	Expanded our partnership with the German Development Cooperation (GIZ), bringing biodiversity conservation to the landscape scale in Costa Rica and Guatemala.

•

Shared our sustainability progress at the biggest sustainability events in the world: including the United Nations Framework Convention on Climate Change, COP26, in Glasgow, Scotland and NYC Climate Week.

•

Won the Environmental Initiatives category in the 2021 SEAL (Sustainability, Environmental Achievement & Leadership) Business Sustainability Awards for our approach to farming while conserving biodiversity. SEAL is an environmental advocacy organization that honors leadership, transparency, and commitment to sustainable business practices.

Governance of Sustainability at Fresh Del Monte

The Governance Committee of the Board is responsible for all oversight of sustainability-related issues at Fresh Del Monte. The Governance Committee reviews with the Company’s senior management on major risk exposures (whether financial, operating, regulatory or otherwise) and the steps that management has taken to monitor and control such exposures, as well as the practices, guidelines, policies and processes for risk assessment and risk management. The Chief Sustainability Officer (“CSO”) (who also serves as the SVP of Agricultural Services, Research, & Development) reports key issues to the Governance Committee with support of the Sustainability Steering Committee.

The Chief Sustainability Officer is the key position in charge of both assessing and managing sustainability-related risks and opportunities and directing our regional team’s response. The CSO works directly with the Sustainability Steering Committee – a cross-departmental group of company leaders that build the company’s sustainability objectives in each area of impact. Members include the Chief Administrative Officer & General Counsel, Chief Human Resources Officer, Chief Financial Officer, Vice President of Investor Relations, Senior Director of Corporate Communications and Global Sustainability Manager.

The CSO and Sustainability Steering Committee then work with Sustainability Leaders in each of our operating facilities to enact critical sustainability programs, including climate mitigation and adaptation activities. Each facility globally has a team member responsible for managing sustainability-related programs and activities. In our larger agricultural operations, we have a formal position dedicated to sustainability and environmental management. Our operations work with key stakeholders in their operating regions and are able to respond and react to the unique context of sustainability where they are located.

Contributing to the health and well-being of our communities and the environment is both a responsibility and a benefit for our business. To further our commitment to sustainability across our company, in 2021, we convened six different working groups featuring over 40 talented and multi-disciplinary executives across the company (including finance, operations, sales and operation planning, human resources, engineering, research and development, and shipping). These groups were tasked with developing enhanced targets and roadmaps in order to chart the path forward of actions and investments that need to occur in the next ten years in order to make the company resilient. Our six strategic sustainability priorities were determined from a robust materiality assessment that included both internal and external stakeholders.

From this effort, we set new goals in 2021 in several areas. These build on our earlier goals from 2019. We depend on healthy workers living in thriving communities, as well as clean water, nourishing soil, and robust biodiversity for the success of our operations. As a result, we’ve enacted programs that support many of the United Nation’s Sustainable Development Goals (SDGs) for many years, including responsible land use, clean water, health and education. Our updated sustainability goals can be found in our 2020 Sustainability Report.

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CORPORATE GOVERNANCE

Sustainability Strategy

Our sustainability strategy is deeply rooted in our culture at Fresh Del Monte Produce and we are all committed to working toward A Brighter World Tomorrow for generations to come. We work toward fulfilling our sustainability strategy by:

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CORPORATE GOVERNANCE

Key Sustainability Commitments and Progress

*	Goal Achieved
**

Green economic recovery is an economic recovery to the impacts of COVID-19 that is aligned with achieving long-term sustainability and climate action objectives to achieve a more resilient, inclusive and equitable future for the planet.

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CORPORATE GOVERNANCE

In our 2020 Sustainability Report, we set new goals and standards for ourselves for the next five years. In 2021, we made great strides toward achieving these goals. We released an updated report to our 2020 CSR outlining our progress. Key takeaways:

•

We committed to reaching 100% of our global product volume certified as sustainably grown by SCS Global Services by 2025. We are on target as, to date, 77% of our production volume is certified as sustainably grown.

•	We committed to monitoring 100% of protected areas annually by 2025 by conducting an inventory of species in each of our reserves. We are on track, having met 41% of its target to date.

•	In order to grow with our communities, we plan to plant and/or donate 2,500,000 trees by 2025. We are on track, having met 41% of this target to date.

•	We committed to supporting 300 local sustainability programs that create measurable and lasting change by 2025. We have already surpassed this goal by reaching 122% of the goal.

•	We committed to providing educational opportunities to 20,000 students and adult learners by 2025. To date, we have exceeded our goal by reaching 115% of the goal.

•

With the objective of protecting the planet, we are aiming to reduce our absolute Scope 1 CO2e emissions from vessel shipping by 10% by 2025. We have recently made significant investments in six fuel-efficient vessels. To date, we have exceeded our goal of 10%, reaching a 32% reduction.

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CORPORATE GOVERNANCE

We have added new goals, which include:

•

Contributing to a green economic recovery to COVID-19** in our neighboring communities by implementing an activity to improve local sustainable economic development in at least one of the communities affected by COVID-19 in Latin America.

•	Improving employee satisfaction scores to ensure all team members feel cared for, respected, inspired, motivated, empowered, valued and rewarded for their contributions compared to a 2020 baseline.

•	Reducing our Greenhouse Gas Emissions in alignment with the Science Based Targets initiative*:

•	Reduce our Scope 1 + 2 emissions by 27.5% compared to 2019 levels

•	Reduce our Scope 3 Emissions by 12.3% compared to 2020 levels

•	Implementing regenerative and soil health management practices in 100% of owned and associate growers’ farms.

•	Achieving at least a 10% improvement in Water Use Efficiency (kg of product / hectare grown / mm of water) in our owned farming operations compared to our 2020 baseline.

•	Achieving at least 80% of associate growers implementing water use efficiency practices in their operations.

•

Reducing the environmental impact of our packaging materials by increasing the use of recycled content, increasing the use of reusable containers and continued optimization of design to eliminate or replace unnecessary and problematic packaging materials.

•	Doubling the amount of recycled content in our most highly consumed secondary packaging by 2026***.

•	Reducing virgin plastic usage by 25% on consumer packaging we purchase by 2025***.

•	Doubling the amount of Returnable Plastic Crates (RPCs) used by the company by 2027***.

•	Ensuring that at least 65% of the boxes we source worldwide are certified for responsible sourcing (FSC, PEFC, or SFI) by 2023, in addition to our current sourcing of responsibly sourced paper.

•	Reducing our food loss and organic waste sent to landfills by 50% compared to our 2020 baseline.

*	Pending validation from SBTi
**

We’ve achieved a 32 percent reduction in Scope 1 CO2e emissions from vessel shipping in 2020, compared to our 2019 baseline. This reduction is due to both bringing our new, fuel-efficient vessels into operation, and impacts from COVID-19. We are now expanding our commitment to climate action beyond this target by setting a Science-Based Target for our company.

***	From 2020 Baseline

We have received various recognitions worldwide for our sustainability efforts, including:

•	2015 – Certified as Carbon Neutral by SCS Global Services at our banana operation in Costa Rica (BANDECO division).

•	2018 – The Department of Environment and Natural Resources – Environmental Management Bureau in the Philippines awarded Ms. Limpio with the Outstanding Women in Water Award.

•	2018 – Recognized as Kenya’s Exporter and Importer of the Year by East Africa Maritime Awards.

•	2018 – Our operations in Kenya scored an A grade (Outstanding) by the Business Social Compliance Initiative (BSCI).

•	2019 – Certified Carbon Neutral by SCS Global Services at our pineapple operation in Costa Rica (PINDECO division).

•	2020 – Received PR Daily’s Green and Environmental Stewardship award for our efforts in conserving vibrant forest habitats in Costa Rica.

•	2020 – Received honors from the government of Guatemala for our unwavering support to the Guatemalan people in the middle of the COVID-19 and ETA/IOTA crisis.

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CORPORATE GOVERNANCE

•

2020 – Received four awards for our efforts to support our communities in California with food donations: (in 2020, we donated over 6.4 million pounds of fresh produce with our Port Hueneme operation to those in need). Awards include: Port Hueneme Oxnard Harbor District: Presidential COVID-19 Emergency Frontline Responder Award, San Fernando LGBT Community Center: Certificate of Appreciation, Food Bank of Santa Barbara County: 2020 Hunger Relief Champion and Oxnard Chamber of Commerce: Chair’s Awards of Excellence.

•	2020 – Committed to the Science Based Targets initiative for Climate Action.

•

2020 – Our Kenya launched a partnership with the World Benchmarking Alliance (WBA), the Universal Access Project of the UN Foundation (UNF), and five other global companies in advancing the health and well-being of more than 500,000 women workers.

•

2021 – Received Honors from the government of Guatemala for our support of communities affected by Hurricane Eta, our creation of a hospital for COVID-19 patients, and for our strategic approach to support the communities and workers during the COVID-19 crisis.

•	2021 – Received Certificate of Recognition for our support to the community and COVID-19 Response in the Municipality of Datu Abdullah Sangki in the Philippines.

•	2021 – Received COVID Seal recognition by the Chilean Security Association for outstanding performance in fighting the pandemic and caring for workers.

•	2021 – Received GIZ From Farm to Fork Idea Award for innovation in promoting biodiversity in Costa Rica.

•	2021 – Flavor of the Year Award for the outstanding taste experience of our Honeyglow® Pineapple in Italy, Spain, Portugal.

•

2021 – Letter of Recognition from the Guatemala Ministry of Culture for our work safeguarding and restoring the Quiriguá archaeological park, a UNESCO World Heritage Site, from the impacts of hurricane Eta and Iota.

•	2021 – Received Neutral Fuels Biofuel Certificate for contributing to the transition to a Net Zero future in the fight against climate change in our facility in Dubai, UAE.

•

2021 – Selected as a finalist for Rabobank’s 2021 Leadership in Sustainability award, an award that recognizes a high-impact organization that has achieved unique steps towards business, environmental, social, and governance sustainability.

•

2021 – Received the Environmental Initiatives award in the 2021 SEAL (Sustainability, Environmental Achievement & Leadership) Business Sustainability Awards for our approach to farming while conserving biodiversity.

More detailed sustainability information, including our sustainability journey, goals and commitments, and our sustainability report, is available on our website at www.freshdelmonte.com/sustainability.

Employee Compensation Recoupment Policy

We have adopted the Employee Compensation Recoupment or “Clawback” Policy (the “Recoupment Policy”), which covers all our current and former employees (the “Covered Employees”). The Recoupment Policy allows the Company to cancel and/or recover severance and other separation benefits and short-term and long-term incentive awards granted, payable or paid to Covered Employees in the event of:

•

any inaccurate financial statement – inaccurate financial statement means an inaccurate financial statement of the Company or any inaccurate calculation or determination of performance criteria with respect to the Company or a subsidiary (whether or not contained in a financial statement), regardless of whether such inaccuracy is the result of covered conduct or the subject of an accounting restatement, or

•

any covered conduct by any Covered Employees – covered conduct means gross negligence, intentional misconduct, fraud or embezzlement (referred to as serious misconduct), failure to comply with our Code of Conduct and Business Ethics Policy or any other employee policy, self-dealing or other breach of the duty of

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CORPORATE GOVERNANCE

loyalty, failure to comply with non-compete, non-solicit or confidentiality provisions or any other restrictive covenants contained in any employment agreements or behavior that is detrimental to the business or reputation of our Company.

If the Compensation Committee determines that a Covered Employee was paid or awarded during a three-year lookback period more than he or she would have been paid or awarded absent the inaccurate financial statement (other than as a result of serious misconduct), then the Compensation Committee may, to the extent permitted by applicable law, seek to recover such excess compensation from short-term or long-term incentive awards. If the Compensation Committee determines that during a three-year lookback period any serious misconduct occurred (including if such serious misconduct resulted in an inaccurate financial statement), the Compensation Committee may cancel and/or recover any short-term or long-term incentive awards and any severance or other separation benefits granted, payable or paid to a Covered Employee, with no limit to the amount that it may cancel or recover.

No Hedging Policy

We have adopted a hedging policy that prohibits all our directors and employees, including our executive officers, or any of their designees, family members or entities that they influence or control, from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities that were granted to the director or employee as part of their compensation or that are held, directly or indirectly, by any such persons.

Code of Conduct and Business Ethics Policy

We have adopted a Code of Conduct and Business Ethics Policy, or the Code, that applies to all our employees and to our directors. The Code is designed to ensure that our business is conducted in a consistently legal and ethical manner. The Code includes policies on employment, conflicts of interest and the protection of confidential information, and requires adherence to all laws and regulations applicable to the conduct of our business. Our Code addresses the requirements and obligations applicable to officers and employees with important roles in the financial reporting process.

The Code is available on our Website at www.freshdelmonte.com under the “Investor Relations” tab. We intend to disclose any amendments to, or waivers of, the Code relating to our directors or executive officers on our Website within four business days following the date of the amendment or waiver. Only the Board may grant a waiver from any provision of our Code in favor of a director or executive officer.

Related Person Transactions

In 2021, we incurred approximately $2,365,090 of air charter expenses with respect to an aircraft that is indirectly owned by Mohammad Abu-Ghazaleh and is managed by Arab Wings, an aircraft management company in which Mohammad Abu-Ghazaleh has an ownership interest. Mohammad Abu-Ghazaleh is Chairman of Arab Wings, Ahmad Abu-Ghazaleh is Vice Chairman and CEO of Arab Wings, and Amir Abu-Ghazaleh serves as one of its directors. The Audit Committee reviewed and evaluated all such expenses on a quarterly basis during 2021 and determined that the rates charged for these services were comparable to market rates charged to unrelated companies for use of a similar aircraft. Del Monte Food Company Jordan LLC is owned 50% by Del Monte UAE, a wholly owned indirect subsidiary of the Company, and 50% by Mohammad Abu-Ghazaleh. Under the laws of Jordan, Mohammad Abu-Ghazaleh is required to own 50% of Del Monte Food Company Jordan LLC.

Related Person Transactions Policy

Our Code of Conduct includes our policy for the review and approval of related person transactions. The policy operates in conjunction with other aspects of our Company’s compliance program and requires directors and employees to report any circumstances that may create or appear to create a conflict between the interests of the related person and those of our Company, regardless of the amount involved. Our directors and executive officers must also periodically confirm information about related person transactions, and management reviews its books and records and makes other inquiries as appropriate to confirm the existence, scope and terms of related person transactions.

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CORPORATE GOVERNANCE

Under the policy, a “related person” is (i) a director, or executive officer of the Company, his or her immediate family members, any individual (other than tenants and employees) who shares that person’s home, or any entity that any of them controls or in which any of them has a substantial beneficial ownership interest; or (ii) any person who is the beneficial owner of more than 5% of our voting securities or a member of such person’s immediate family. A related person transaction is a transaction involving the Company and a related person, excluding certain employment arrangements.

Pursuant to the policy and NYSE listing standards, the Audit Committee must evaluate each related person transaction and recommend to the disinterested members of the Board whether the transactions are fair, reasonable and within Company policy, and should be approved. Related person transactions entered into, but not approved or ratified, are subject to termination if so directed by the Audit Committee or the Board, as applicable. The Audit Committee considers each related person transaction in light of all relevant factors and the controls implemented to protect the interests of our Company and our shareholders, including:

•	The benefits of the transaction to the Company;

•	The terms of the transaction and whether they are arm’s length and in the ordinary course of our business;

•	The direct or indirect nature of the related person’s interest in the transaction;

•	The size and expected term of the transaction; and

•	Other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

DIRECTOR COMPENSATION

General. The Board maintains a compensation arrangement for the non-employee directors of the Board. The Board compensation arrangement is comprised of the following types and levels of compensation:

Annual Equity Grant. At each annual meeting, non-employee directors receive an equity grant in the form of restricted stock units. For 2021, the equity grant had an aggregate grant date value equal to $125,000. Pursuant to this policy, on May 4, 2021, each non-employee director received an award of 4,331 restricted share units, which vest in four equal installments on each of July 30, 2021, October 31, 2021, January 31, 2022, and April 30, 2022. Upon vesting of the awards, directors are required to hold the shares until the share ownership guidelines are met under our share ownership and retention policy. See “Share Ownership Policy” below. Upon review of market peer data presented by the Compensation Committee’s compensation consultant, the Compensation Committee recommended and the Board has approved increasing the aggregate grant date value of the annual equity award from $125,000 to $150,000 commencing at the 2022 annual meeting.

Retainer and Fees Paid in Cash. The annual retainer for non-employee directors is $90,000. Directors serving as members of the Audit Committee, the Compensation Committee and the Governance Committee are entitled to additional annual retainers of $15,000, $7,500 and $5,000, respectively. The lead independent director is entitled to an additional retainer of $35,000, and the Chairs of the Audit Committee, the Compensation Committee and the Governance Committee are entitled to an additional retainer of $25,000, $15,000 and $15,000, respectively. Non-employee directors are also reimbursed for incidental expenses associated with each Board and/or Committee meeting. Directors who are employees do not receive any additional compensation for their services as a director. Upon review of market peer data presented by the Compensation Committee’s compensation consultant, the Compensation Committee recommended and the Board has approved increasing the annual retainer to the chair of the Compensation Committee by $5,000 to $20,000 commencing at the 2022 annual meeting.

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CORPORATE GOVERNANCE

The following table sets forth information regarding the compensation of our non-employee directors for 2021. Mohammad Abu-Ghazaleh, our Chairman and CEO, is omitted from the table as he does not receive any additional compensation for his services as a director. For more information on Mohammad Abu-Ghazaleh’s compensation, see “Executive Compensation” beginning on page 59.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Amir Abu-Ghazaleh	90,000	124,933	214,993
Ahmad Abu-Ghazaleh	90,000	124,933	214,993
Mary Ann Cloyd	125,000	124,933	249,993
Michael J. Berthelot	155,000	124,933	279,993
Charles Beard, Jr.	110,000	124,933	234,993
Lori Tauber Marcus(4)	82,500	124,933	207,493
Kristen Colber-Baker(5)	84,375	124,933	209,368
John H. Dalton(6)	29,375	—	29,375

(1)	Amounts reflect the aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees and committee and/or chair fees for our 2021 fiscal year.
(2)

Amounts reflect the full grant date fair value of a grant of restricted shares, determined in accordance with FASB ASC 718-10 Compensation – Stock Based Compensation. For additional information on the valuation assumptions regarding the fiscal 2021 grants, refer to Note 14 to our financial statements for the year ended December 31, 2021, which are included in our Annual Report on Form 10-K filed with the SEC.

(3)	The following table sets forth the aggregate number of restricted stock units outstanding December 31, 2021 for each of our non-employee directors who received a restricted stock unit award in 2021.

Name	RSUs(a)
Amir Abu-Ghazaleh	2,195
Ahmad Abu-Ghazaleh	2,195
Mary Ann Cloyd	2,195
Michael J. Berthelot	2,195
Charles Beard, Jr.	2,195
Lori Tauber Marcus	2,195
Kristen Colber-Baker	2,195

(a)	Includes 30 dividend equivalent units that are subject to the same restrictions and vesting criteria based on the underlying RSUs to which they relate.
(4)	Lori Tauber Marcus was appointed to the Board effective May 4, 2021.
(5)	Kristin Colber-Baker was appointed to the Board effective May 4, 2021.
(6)	John Dalton stepped down from the Board effective May 4, 2021.

Share Ownership Policy. We have a share ownership policy that applies to non-employee directors. Non-employee directors are expected, within five years of the director’s appointment, to own Ordinary Shares having a value equal to four times the annual cash retainer for non-employee directors. The current annual board retainer is $90,000, and, as a result, the new ownership target is Ordinary Shares having a value of $360,000. Valuation of the Ordinary Shares owned will be based on the grant date value of the Ordinary Shares. Each of our non-employee directors is in compliance with the new guidelines and recent board members are proceeding reasonably towards timely meeting the new guidelines. We believe that this ownership policy further aligns director and shareholder interests and thereby promotes the objective of increasing shareholder value.

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PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL SUMMARY

What Are You Voting On?

We are asking our shareholders to ratify the appointment of Ernst & Young LLP (“EY”) to serve as the Company’s independent registered public accounting firm for the 2022 fiscal year. The Audit Committee and the Board are submitting the selected firm to our shareholders as a matter of good corporate governance.

Voting Recommendation

The Board recommends that you vote “FOR” the ratification of the appointment of EY as the Company’s independent registered public accounting firm for the 2022 fiscal year.

The Audit Committee has selected EY to serve as the Company’s independent registered public accounting firm for the 2022 fiscal year. The Audit Committee values shareholder views on the Company’s independent registered public accounting firm and believes it is appropriate to seek shareholder ratification of this selection.

The shares represented by your properly executed proxy will be voted “FOR” this proposal, which would be your vote to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm unless you specify otherwise.

The Board recommends that you vote “FOR” the ratification of the appointment of Ernst & Young

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RATIFICATION OF AUDITORS

Selection of our Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive evaluation of the independent registered public accounting firm’s qualifications, performance and independence.

The Audit Committee has selected EY to continue to serve as our independent registered public accounting firm for the 2022 fiscal year. EY has served as our independent registered public accounting firm since 1997. In accordance with SEC rules and EY policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to us. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of our lead audit partner pursuant to this rotation policy involves a meeting between the chair of the Audit Committee and the candidate for the role, as well as discussion by the full Audit Committee and with management.

The Audit Committee believes that the continued retention of EY as our independent registered public accounting firm is in the best interest of our Company and our shareholders, and we are asking our shareholders to ratify the selection of EY as our independent registered public accounting firm for the 2022 fiscal year.

Benefits of EY’s tenure as our independent registered public accounting firm include:

Increased Audit Quality

After years of experience as the Company’s independent auditor, EY has gained institutional knowledge of and deep expertise in our global operations and businesses, accounting policies and practices, and internal control over financial reporting that increases the quality of their audit.

Competitive Fees EY’s fees are competitive with their peers because of their familiarity with the Company and its businesses.

Avoid Transition to New Auditor

Engaging a new independent auditor would likely result in additional costs and require a significant time commitment from management, which could distract management from its focus on other areas, such as financial reporting and internal controls.

We are submitting the selection of EY to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event our shareholders do not ratify the appointment, the appointment may be reconsidered by the Audit Committee. Ratification of the appointment of EY to serve as our independent registered public accounting firm for the 2022 fiscal year will in no way limit the Audit Committee’s authority to terminate or otherwise change the engagement of EY for the 2022 fiscal year.

We expect representatives of EY to be present at the meeting. The representatives will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Fees Paid to EY

The following table presents all fees billed or expected to be billed for professional audit services rendered by EY for the audit of our annual consolidated financial statements for our 2021 and 2020 fiscal years, and fees billed or expected to be billed for other services rendered to us by EY:

	Fiscal Year
(U.S. dollars in millions)	2021	2020
Audit fees (1)	$4.8	$4.7
Audit-related fees (2)	—	—
Tax fees (3)	0.3	0.6
All other fees	—	—
Total	$5.1	$5.3

(1)

Audit fees consisted of the fees and expenses for professional services rendered in connection with (i) the audit of our annual consolidated financial statements and the effectiveness of our internal controls over financial reporting; (ii) review of the interim financial statements contained in each of our Quarterly Reports on Form 10-Q; and (iii) statutory audits.

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RATIFICATION OF AUDITORS

(2)	Audit-related fees consist of the fees billed for services that are reasonably related to the performance of the audit or review.
(3)	Tax fees consisted of fees for tax compliance and other permissible tax related services.

Policy on Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Committee has established a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to us by EY. Under the policy, the Audit Committee pre-approves all services obtained from our independent registered public accounting firm by category of service, including a review of specific services to be performed, fees expected to be incurred within each category of service and the potential impact of such services on auditor independence. If it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval, the Audit Committee requires separate pre-approval before engaging the independent registered public accounting firm. To facilitate the process, the policy delegates pre-approval authority to the Audit Committee chair to pre-approve services up to $50,000, and the Audit Committee may also delegate authority to one or more of its members to pre-approve services. The Audit Committee member to whom such authority is delegated must report, for informational purposes, any pre-approval decisions to the Audit Committee at its next scheduled meeting. All services rendered by EY to our Company are permissible under applicable laws and regulations. All audit and permitted non-audit services provided by EY during the 2021 fiscal year were pre-approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policy in effect during 2021.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process and internal control structure on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements of the Company, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles and their judgments as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee discussed with the independent auditors such matters as are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the independent auditors that firm’s independence, and also considered the compatibility of non-audit services with maintaining the independent auditors’ independence.

The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board of directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the 2021 fiscal year for filing with the SEC.

The Audit Committee:

Mary Ann Cloyd, Chair

Michael J. Berthelot

Kristin Colber-Baker

Lori Tauber Marcus

March 10, 2022

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above and the Compensation Committee Report below shall not be incorporated by reference into this proxy statement.

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EXECUTIVE OFFICERS

Set forth below is certain information relating to our executive officers as of April 1, 2022. Biographical information with respect to Mohammad Abu-Ghazaleh is set forth above under “Proposal 1—Election of Directors.”

Name	Age	Position

Mohammad Abu-Ghazaleh	80	Chairman and Chief Executive Officer

Monica Vicente	56	Senior Vice President and Chief Financial Officer

Mohammed Abbas	46	Executive Vice President and Chief Operating Officer

Marlene M. Gordon	55	Senior Vice President, Chief Administrative Officer, General Counsel & Secretary

Hans Sauter	62	Senior Vice President, Chief Sustainability Officer, Corporate R&D, QA & Agricultural Services

Helmuth A. Lutty	63	Senior Vice President, Shipping Operations

Jorge Pelaez	59	Vice President, Columbia, Ecuador, Central America and Brazil, (CECAB)

Sergio Mancilla	62	Vice President, South America

Gianpaolo Renino	54	Vice President, Europe and Africa

Ziad Nabulsi	48	Senior Vice President, North American Operations

Jesus Rodriquez Calvo	56	Senior Vice President, North American Sales and Marketing

Monica Vicente has served as Senior Vice President and Chief Financial Officer since April 1, 2022. Prior to that time, she served as our Vice President, Corporate Finance, since 2003 and most recently led our regional finance, global financial planning and analysis, investor relations and global procurement functions. Ms. Vicente also led other finance functions in her 24-year tenure with the Company, including SEC reporting and controlling, tax, and treasury. Prior to joining the Company, Ms. Vicente spent six years at Ernst & Young in their assurance services group.

Mohammed Abbas has served as our Executive Vice President and Chief Operating Officer since February 1, 2022. He previously served as Senior Vice President, Asia Pacific and Middle East Region since October 2019. Prior to that time, Mr. Abbas served as our Vice President, Middle East and North Africa from January 2016 to November 2019. From April 2015 through December 2015, he served as Vice President of Fresh Produce, for our Middle East and North Africa, (MENA) region. Mr. Abbas served as the General Manager of Del Monte Saudi Arabia from June 2009 to March 2015. Prior to that time, he served as our General Manager of Del Monte Foods UAE since the inception of the first unit in the MENA Region in January 2007 until May 2009.

Marlene M. Gordon serves as Senior Vice President, Chief Administrative Officer, General Counsel & Secretary. Ms. Gordon joined us in June 2018 as Senior Vice President, General Counsel & Secretary and was promoted to Chief Administrative Officer, General Counsel & Secretary in September 2020. Ms. Gordon oversees the Global Legal, Ethics & Compliance, Human Resources and Corporate Communications functions and also serves as Secretary for the Board of Directors. Before joining the Company, Ms. Gordon served as Vice President & General Counsel for Bacardi North America Corporation, a large privately held, family-owned spirits company, from July 2013 to June 2018 and as Vice President, Deputy General Counsel from 2012 to July 2013. Prior to that, Ms. Gordon spent 14 years at Burger King Corporation with increasing U.S. and global roles of responsibility, including her last roles as Vice President & Assistant General Counsel, Chief Legal Crisis Officer and Chair of the company’s Women’s Leadership Forum. Prior to Burger King Corporation, Ms. Gordon held legal positions with Republic Industries, Inc., Blockbuster Entertainment Group and a leading Florida law firm.

Hans Sauter has served as our Senior Vice President, Corporate R&D, QA and Agricultural Services since February 2019 and also as our Chief Sustainability Officer since January 2020. Prior to that time, he served as our Vice President of Corporate R&D and Agricultural Services from February 2014 to February 2019. Mr. Sauter served as Director, Agricultural Services and New Development from 1998 to 2012, when he was named Vice President, Agricultural Services & Special Projects for the Colombia, Ecuador, Central America and Brazil (CECAB) region. Mr. Sauter joined the Company in 1988 as Plant Pathology Superintendent for the Costa Rica banana division, and from 1991 to 1998, he led the Costa Rica pineapple division Research Department during the time the Del Monte Gold® Extra Sweet pineapple was first launched.

38 | Executive Officers	2022 Proxy Statement

EXECUTIVE OFFICERS

Helmuth A. Lutty has served as our Senior Vice President, Shipping Operations since January 2018. Prior to that time, he served as our Vice President, Shipping Operations from 2006 to December 2017. Mr. Lutty additionally held positions of increasing responsibility from when he joined us in 1997 through 2006.

Jorge Pelaez has served as our Vice President, CECAB, since April 2017. From February 2015 to March 2017, Mr. Pelaez served as the General Manager in our Costa Rica Banana Division. From 2012 to January 2015, he served as Senior Operations Director in our Costa Rica Banana Division, and as our Operations Manager in our Costa Rica Banana Division from 2010 to 2011. Mr. Pelaez served as the General Manager in our Cameroon Banana Division from 2004 to 2009. Prior to that time, he served as our Operations Manager, Brazil from 1994 to 2003. Mr. Pelaez held various senior positions in our banana operations from 1984 to 1994.

Sergio Mancilla has served as our Vice President, South America since March 2012. From 2006 until 2012, he served as Director, Shipping Operations for South America when he relocated back to his home country after serving as Senior Vice President, Shipping Operations from 1997 until 2006, which position was based in Coral Gables, Florida.

Ziad Nabulsi has served as our Senior Vice President, North American Operations since May 2021. Mr. Nabulsi has been with our company for 14 years where he has held positions of increasing responsibility. Mr. Nabulsi began his tenure with us in Costa Rica and has held positions across the North American region and in Jordan. Ahmad Abu-Ghazaleh is Mr. Nabulsi’s cousin and Mohammad Abu-Ghazaleh is his uncle-in-law.

Jesus Rodriquez Calvo has served as our Senior Vice President, North American Sales and Marketing since May 2021. Prior to that time, Mr. Rodriguez served as a Director of DSD Sales for Goya Foods, Inc., a global food company, from 2017 through 2020. Prior to that time, he held various senior positions in sales and sales operations with Nestle S.A., a global food company, where his last role was Division Vice President for the frozen food division.

Gianpaolo Renino has served as our Vice President, Europe and Africa since August 2016. From January 2014 until August 2016, he served as Senior Director-Italy. Prior to that time, he served as our Director, Southern Europe-Prepared Food. From 2005 to 2010, Mr. Renino served as our Senior Manager, Middle East and North Africa (MENA) and Europe region. From 2004 to 2005, he served as Business Development Manager, Middle East and Eastern Europe.

2022 Proxy Statement	Executive Officers | 39

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL SUMMARY

What Are You Voting On?

Pursuant to Section 14A of the Exchange Act, we are asking our shareholders to vote on a non-binding, advisory basis to approve the compensation paid to our named executive officers, as disclosed in this proxy statement.

Voting Recommendation

The Board recommends that you vote “FOR” this proposal because it believes that the Company’s compensation policies and practices effectively achieve the Company’s primary goals of attracting and retaining key executives, rewarding achievement of the Company’s short-term and long-term business goals, and aligning our executives’ interests with those of our shareholders to create long-term sustainable value.

This proposal calls for the approval of the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement for our 2022 Annual General Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure.”

In considering your vote, we invite you to review the Compensation Discussion and Analysis beginning on page 42. This advisory proposal, commonly referred to as a “say on pay” proposal, is not binding on the Board. However, the Board takes shareholder feedback seriously and it and the Compensation Committee will review and consider the voting results when evaluating the Company’s executive compensation program.

The shares represented by your properly executed proxy will be voted “FOR” this proposal, which would be your vote to approve, on a non-binding basis, the compensation paid to our named executive officers unless you specify otherwise.

The Board recommends that you vote “FOR” approval of executive compensation

40 | Advisory Vote on Executive Compensation	2022 Proxy Statement

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

We are providing shareholders an advisory vote on executive compensation, often referred to as a “say-on-pay” vote, as required by Section 14A of the Exchange Act. The advisory vote on executive compensation is a non-binding vote on the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement.

As described in the Compensation Discussion and Analysis section, our executive compensation program is designed to align the interests of our named executive officers with the interests of our shareholders. Our executive compensation programs are based on a pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both short-term performance objectives and long-term shareholder value. We believe our program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to creating shareholder value. This balance is evidenced by the following:

•   A competitive, market-driven base salary;

•   An annual cash incentive award that is focused on corporate and individual performance;

•   A long-term cash incentive plan award that is dependent on the achievement of corporate goals;

•   Equity awards, consisting of restricted stock units and performance-based stock units that vest over time; and

•   Stock ownership guidelines that promote continued alignment of our executives’ interests with those of our shareholders and discourage excessive risk taking for short-term gains.

KEY COMPENSATION PRACTICES

✓ Appropriate mix of fixed and variable compensation

✓ Executive compensation tied to financial and operating performance

✓ Rigorous stock ownership guidelines

✓ Robust clawback policy

✓ No short-sales or hedging of our shares permitted

✓ Annual risk assessment of compensation programs

✓ Use of an independent compensation consultant

Shareholders are being asked to vote on the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement for our 2022 Annual General Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure.”

This advisory vote on executive compensation is not binding on our Board and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. However, the Board will take into account the result of the vote when determining future executive compensation arrangements.

2022 Proxy Statement	Advisory Vote on Executive Compensation | 41

COMPENSATION MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and the 2021 compensation of our named executive officers, or NEOs. As discussed in Proposal 3 on page 40, we are conducting a Say on Pay vote this year that requests your approval, on an advisory basis, of the compensation of our named executive officers as described in this section and in the tables and accompanying narrative contained in “Executive Compensation.” As part of that vote, you should review our compensation philosophies, the design of our executive compensation programs and how, we believe, these programs have contributed to the strong financial performance that we have provided to shareholders over the long term.

Our named executive officers for 2021 are those executive officers listed below:

Mohammad Abu-Ghazaleh	Chairman and Chief Executive Officer

Eduardo Bezerra(1)	Senior Vice President and Chief Financial Officer

Youssef Zakharia(2)	President and Chief Operating Officer

Marlene M. Gordon(3)	Senior Vice President, Chief Administrative Officer, General Counsel & Secretary

Mohammed Abbas(4)	Senior Vice President, Asia Pacific and Middle East Region

(1)	Mr. Bezerra resigned as our Senior Vice President and Chief Financial Officer effective as of March 31, 2022.
(2)	Mr. Zakharia ceased serving as our President and Chief Operating Officer on January 31, 2022.
(3)	Ms. Gordon resigned as our Senior Vice President, Chief Administrative Officer, General Counsel & Secretary effective as of April 8, 2022.
(4)	Mr. Abbas assumed the position as Executive Vice President and Chief Operating Officer on February 1, 2022. His compensation discussed in this CD&A was for his role set forth in the table above.

Our executive compensation philosophy is focused on linking pay with performance.

We seek to develop a compensation program that maintains a strong link between executive pay and successful execution of our strategy and long-term shareholder value creation.

42 | Compensation Discussion and Analysis	2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We, like many other companies, faced numerous challenges during 2021 as a result of the COVID-19 global pandemic and the actions implemented by governments around the world to contain the pandemic. However, we firmly believe that we will emerge stronger and more resilient than we were before. Since the beginning of the COVID-19 pandemic, we have been mindful of the needs of all of our stakeholders as we navigated the crisis and the significant impacts the pandemic is having on communities and businesses around the world. Towards that end, we empowered our executive management to focus on:

•	prioritizing the health and safety of our team members and the communities in which we operate;

•	maintaining an uninterrupted supply chain to keep our fresh fruits and vegetables – safe, ready and available from our farms to our customers; and

•	continuing to focus on the implementation of our six strategic goals that we believe will position Fresh Del Monte for long-term sustainable growth.

In 2021, even in the face of a two-year-long pandemic, we made significant progress toward these six goals. Specifically, we:

•

Added two state-of-the-art refrigerated container vessels in the first half of the year – bringing our fleet to a total of 14 vessels, six of which are new vessels. The fleet also enabled us to expand our third-party freight services;

•

Expanded our customer and brand partnerships which align with our vision and strategy. With these projects, we are leveraging technology and data, coupled with our agricultural expertise, to grow products while minimizing costs and preserving the environment;

•	Continued to make capital investments in technology and automation to become a more efficient producer;

•	Continued to make progress on our Corporate Social Responsibility report goals, demonstrating our continuous commitment to deliver on sustainability and social responsibility objectives; and

•	Were the first global marketer of fruits and vegetables to commit to the Science Based Target consistent with the levels required to meet the goals of the Paris Agreement.

2022 Proxy Statement	Compensation Discussion and Analysis | 43

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy - Linking Compensation with Vision

Our executive compensation program is tied into our business transformation strategy. We believe that it is important to have compensation metrics, both quantitative and qualitative, that will support and drive the implementation of our five-year strategic goals. The program includes four principal goals:

1.

Align with Shareholder Interests: Align the interests of our executives with those of our shareholders by requiring significant stock ownership, tying significant portions of pay to performance, paying a portion of compensation in equity and subjecting equity compensation to multi-year vesting periods;

2.

Performance Based: Tie significant portions of compensation to performance and achievement of our short-term and long-term business goals and ensure that compensation focuses on corporate performance over individual performance;

3.	Strong Fiduciaries: Incentivize executives to make prudent business decisions and maximize shareholder value without exposing the Company to unreasonable levels of risk; and

4.	Market Competitiveness: Attract and retain key executives with the capability to lead the business forward.

Executive Compensation Elements - Tying Pay to Performance

The Compensation Committee regularly assesses the elements of our executive compensation program to ensure that pay is tied to performance and that it is using executive compensation components that it believes will most cost effectively attract and motivate executive officers and reward them for their individual achievements and those of the Company as a whole. The Compensation Committee designed our executive compensation program to be weighted towards performance-based at-risk compensation. As is evidenced by the charts below, 82% of our CEO’s target direct compensation and 58% of our other current NEO’s target direct compensation is at risk.

The Compensation Committee allocates total compensation between cash and equity compensation based on benchmarking to our peer group, discussed below, while considering the balance between providing short-term incentives and long-term parallel investment with shareholders to align the interests of the executive management team with shareholders. The Compensation Committee evaluates the balance between equity and cash compensation among NEOs annually.

Our long and short-term incentive plans are based upon quantifiable and objective performance goals established at the beginning of each period and the achievement of which is subject to a multi-tiered review process. Metrics are approved by the Compensation Committee to align with our five-year strategic goals, drive strong business performance and generate top and bottom-line business growth. For NEOs other than our CEO, following an initial proposal by management, the Compensation Committee considers and discusses such proposal, making modifications where appropriate, and approves the pre-established financial objectives at the beginning of the fiscal year or performance period, considering, among other things, the performance objectives in the Company’s annual and long-term business plan. The individual objectives are established by our Compensation Committee to incentivize our NEOs on functional and business objectives that are core to driving growth and value for shareholders.

44 | Compensation Discussion and Analysis	2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Based on these objectives, the Compensation Committee continued to use the following four elements of compensation during 2021:

Element	Fixed or Variable	Objectives

Base Salary	Fixed Short-Term Cash	Attract and retain executives by offering salary that is competitive with market opportunities and that recognizes each executive’s position, role, responsibility and experience

Annual Incentive	Variable Short-Term Cash	Motivate and reward the achievement of our annual Company-wide financial performance objectives and Individual functional/business objectives

Long-Term Incentive Plan – Cash	Variable Long-Term Cash	Motivate and reward the achievement of long-term financial objectives and individual goals Vest at the end of 3 years

Equity Awards	Variable Long-Term Equity

Align executives’ and shareholders’ interests and promote retention

Performance-Based Restricted Stock Units

•   50% of Total Equity Award

•   Based on Company-wide EBITDA

•   Vest over 3 years

Restricted Stock Units

•   50% of Total Equity Award

•   Vest over 3 years

Strong Compensation Governance - Align Executives’ Interests with Shareholders

•	Significant Portions of Compensation are At-Risk. For 2021, 82% of target total compensation awarded to the CEO and 58% of target total compensation awarded to all other NEOs was at risk.

•	Multi-year vesting of all Equity Awards. To the extent earned, our PSUs vest over three years while our RSUs vest over four years.

•

Robust Stock Ownership Requirements. All of our executive officers are required to obtain and maintain ownership of our Ordinary Shares equal to a multiple of his or her base salary within five years from the date they are named an officer. Our CEO is required to maintain 5x his base salary, our COO is required to maintain 3x his base salary and all other NEOs are required to maintain 2x his or her base salary.

•	Strong Stock Holding Period Requirements. All Ordinary Shares issuable upon vesting of our PSUs are required to be held until six months after the executive has left the Company.

•

Broad Clawback Policy. We have a broad recoupment, or “clawback,” policy that applies to all current and former employees. Our policy allows us to recover over a three-year lookback period any severance, short-term or long-term incentive awards (cash or equity), paid or awarded in the event of (1) any inaccurate financial statements or calculation of performance criteria (regardless of whether or not such inaccuracy is the result of covered conduct or an accounting restatement), (2) any gross negligence, intentional misconduct, fraud or embezzlement, (3) a failure to comply with our Code of Conduct and Business Ethics Policy or any other employee policy, self-dealing or other breach of the duty of loyalty, (4) a failure to comply with non-compete and restrictive covenants or (5) any behavior that is detrimental to the business or reputation of our Company.

•

Independent Compensation Decision Makers. Our Compensation Committee is comprised entirely of independent directors and they have engaged an independent compensation consultant that provides no other services to the Company.

2022 Proxy Statement	Compensation Discussion and Analysis | 45

COMPENSATION DISCUSSION AND ANALYSIS

•	CEO Severance has a “Double Trigger.” Our Executive Retention and Severance Agreement with our CEO has a double trigger.

•	Restrictions on Hedging. We prohibit hedging of our Ordinary Shares.

Our 2021 Compensation Program

The principal components of our executive compensation program are base salary, an annual cash incentive, long-term cash incentive and equity awards, both performance and service-based. We also provide our executives with a limited number of perquisites and health and welfare benefits similar to those provided to our other employees.

Impact of COVID-19 on 2021 Compensation

As part of its evaluation of NEO compensation for 2021, the Compensation Committee considered the impact of COVID-19 on our executive compensation program by reference to the principles of the program, including linking compensation with vision, tying pay to performance, aligning executives’ interests with shareholders, and motivating and retaining key talent, which includes maintaining a program that is a fair reflection of corporate and individual performance. We encouraged our NEOs to prioritize keeping employees safe, engaged and motivated; securing the integrity of our supply chain; advancing ESG initiatives; maintaining liquidity; and continuing to pursue the six goals of our long-term strategy.

Base Salary

Why we pay base salaries. The Compensation Committee believes that payment of competitive base salaries is an important element for attracting, retaining and motivating our executives. In addition, the Compensation Committee believes that having a certain level of fixed compensation allows our executives to dedicate their full-time business attention to our company.

How base salaries are determined. Base salaries reflect the value of the position and the attributes the executive brings to Fresh Del Monte Produce and are based on a subjective evaluation of the performance of the NEOs as assessed by the Compensation Committee and the CEO (other than for himself), as well the NEO’s experience, commitment to our core values and potential for advancement. The base salary component of our compensation program is designed to provide our NEOs with total base salary that is close to the median or 50th percentile among peer group companies. Salary levels for our executives are reviewed at least annually.

2021 base salary decisions.

In February 2021, the Compensation Committee approved an increase of 22.8% to our CFO as Mr. Bezerra’s base salary was approximately 65% of the median and his total direct compensation was less than 50% of the median of our peer group companies. For each of our other NEOs, other than our CEO, the base salary increases ranged from 2.5% to 3.5% and were based on performance and to better align their respective base salaries with our peer group. The CEO has not received an increase in his base salary since 2004.

Annual Incentive Awards

Our annual cash incentive award plans are designed to reward an NEO for his or her contribution to our achievement of our annual financial objectives and to reflect the executive’s contribution to our operational and financial goals. Our annual cash incentive award has traditionally been set up as two different programs, our CEO Annual Incentive Plan (the “CEO AIP”) and our Annual Incentive Plan for Senior Executives (the “Senior Executive AIP”).

46 | Compensation Discussion and Analysis	2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Why we pay annual incentive compensation. The Compensation Committee believes that the annual incentive award programs encourage executive officers to focus on those short-term financial, operational, functional and qualitative performance metrics that will be the basis of long-term growth. The Compensation Committee annually reviews the appropriateness of each of these performance metrics, their relationship to our overall growth strategy and the impact of such performance metrics on long-term shareholder value, and revises the measures, as necessary to maintain alignment with our business plan.

Chief Executive Officer Annual Incentive Plan

How the CEO Annual Incentive Award was determined. For 2021, the Compensation Committee continued the CEO AIP with revised financial performance objectives and profitability threshold. The CEO AIP is designed to make the CEO’s annual performance objectives relevant to our current economic and operational environment and our current business initiatives. The Compensation Committee establishes annual performance goals targeting key performance objectives that it believes are relevant to our desired business results for the coming year.

The CEO AIP provides for the amount of an award to be calculated based upon the “Corporate Achievement Factor” multiplied by a Target Award equal to 100% of the CEO’s annual base salary, which is then multiplied by an “Individual Performance Factor.” The Corporate Achievement Factor is the weighted average of the actual achievement against the financial performance objectives established by the Compensation Committee at the beginning of the year subject to a maximum achievement of 125%. The Individual Performance Factor, determined based upon the Compensation Committee’s evaluation of the CEO’s performance and his contribution to the Company is then applied to the product of the Corporate Achievement Factor and the Target Award at a maximum rate of 200%. However, the maximum award payable to our CEO for any one year under the CEO AIP is the lesser of (i) 250% of the CEO’s annual base salary, and (ii) $3,000,000.

CEO Performance Metrics and 2021 Results. For 2021, the Compensation Committee utilized a three weighted financial performance metrics for purposes of the CEO AIP. Consistent with the prior year, the Compensation Committee selected earnings per share (EPS), net sales, and free cash flow.

The table below sets forth the financial metrics, targets and actual results of our 2021 AIP program.

2022 Proxy Statement	Compensation Discussion and Analysis | 47

COMPENSATION DISCUSSION AND ANALYSIS

Metric	Weight	Target	2021 Results	% Earned
	(dollars in millions, except per share amounts)
Earnings per share	15%	$ 2.08	$ 1.68	81%
Net Sales	45%	$4,553	$4.252	93%
Free Cash Flow	40%	$ 80.7	$47.50	59%
Total				74%

Senior Executive Annual Incentive Plan

How the Senior Executive Annual Incentive Awards were determined. For 2021, the Compensation Committee continued to utilize the Senior Executive AIP for determining the annual incentive awards payable to all NEOs, other than the CEO. Awards under the Senior Executive AIP were based on an assessment of the Company’s financial performance and an evaluation of the performance of each executive against pre-determined and approved objectives. Under the Senior Executive AIP, the maximum bonus amount for each participating NEO is 70% of annual base salary.

The target payout for 2021 is based on the table below:

Basis of Performance	% Target Opportunity
Company EPS, Net Sales and Free Cash Flow	70% of target opportunity (35% base salary)
Individual Performance Objectives	30% of target opportunity (15% base salary)

The 2021 Senior Executive AIP was based on the same three financial performance metrics as the CEO AIP, EPS, Net Sales and Free Cash Flow. In the first quarter of 2021, our Compensation Committee established the Company EPS, Net Sales and Free Cash Flow performance goals for the Senior Executive AIP at the same level established for the CEO AIP.

In addition, the Compensation Committee approves each NEO’s Individual Performance Objectives, which are developed with the review, input and approval of our CEO for our COO, and by our COO for our other NEOs. Each of the Individual Performance Objectives is designed to reflect an executive’s area of responsibility within the Company. Each Performance Objective is assigned a specific percentage of the executive’s overall achievement value, with all goals totaling 100%. Typically, each NEO has a specific number of performance criteria upon which his or her annual bonus is based. Some of these criteria create a payout only if the specific goal is met, while others may payout anywhere from 0% to 150% based upon the level of achievement. All NEOs have some shared objectives to ensure alignment and collaboration.

NEO Performance Metrics and 2021 Results. For 2021, our NEOs, other than our CEO, had an average of five Individual Performance Objectives which were tied to their specific area of responsibility and business line of sight and were aligned with the 5-Year Strategic Goals and the supporting 2021 core business objectives adopted by the Board. The 2021 Individual Performance Objectives ranged from 10% to 25% of any NEO’s total individual achievement value.

The Individual Performance Objectives for our NEOs fell into the following categories of goals, customized, based on the NEO’s role:

•	Develop long-term strategic planning for the Company

•	Develop and implement a global business service model to increase efficiencies

•	Identify and implement cost savings initiatives with targeted savings;

•	Implementation of strategic product and customer initiatives;

•	Continued development of the Company’s sustainability efforts;

•	Continue implementation of operational initiatives, including process improvements and automation to become more consistent, agile and cost effective;

•	Continue roll-out of corporate policies and trainings to ensure alignment with our Vision and to reduce business risk;

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COMPENSATION DISCUSSION AND ANALYSIS

•	Develop ethics and compliance program initiatives; and

•	Drive business growth and operational expansion.

Company Performance. As set forth in the table above, under “CEO Performance Metrics and 2021 Results,” we achieved Net Sales at 93% of the target, EPS at 81% and Free Cash Flow at 59%. As a result, each participant in the Senior Executives AIP achieved 74% of their incentive eligible to be earned based on company-wide performance.

Individual Performance. In determining the relative level of achievement of the applicable individual performance factors for each NEO’s incentive award for 2021, the Compensation Committee reviewed the performance of each of the NEOs against the individual performance objectives established at the beginning of the year. The Compensation Committee recommended and the Board (or the independent directors in the case of the CEO) approved achievement levels for the NEOs resulting in awards ranging between 64.4% and 84.8% of the target AIP award after combining both Company and individual performance.

As part of such review, the Compensation Committee noted the following results:

•	Rolled out a new global leadership competency model to the Finance Leadership Team;

•	Drove innovation through diversification by expanding geographically, which resulted in increased sales in the value-added categories;

•	Created opportunities for sustainability of the environment and the resources by signing an agreement to use solar panels in the facility in the UAE;

•	Optimized asset utilization by selling unused capacity or leasing facilities, including the sale of the canned juice line;

•	Launched e-commerce platforms, including in the UAE and Korea, and achieved increased fresh-cut fruit sales online;

•	Continued to strengthen global corporate communications;

•	Launched Global Speak-Up Line for the ethics and compliance program;

•	Revamped the Company’s Website to provide stakeholders greater accessibility to information about the Company and its products on a global basis;

•	Implemented the succession planning process within the Company; and

•	Participated as a member of the Company Sustainability Steering Committee.

Based on the quantitative and qualitative evaluation, the Compensation Committee recommended and the Board (or the independent directors in the case of the CEO) approved the payment of the following annual incentive awards to our NEOs for performance during fiscal year 2021, based on the combined corporate and individual performance. The full amount of the AIP Awards for each NEO is set forth in the Summary Compensation Table.

Name	Target Award	Total Award as % of Target Opportunity	Award Earned
Mohammad Abu-Ghazaleh	$1,200,000	74%	$888,000
Eduardo Bezerra	$ 242,500	64.4%	$156,079
Youssef Zakharia(1)	$ 437,750	0%	$ 0
Marlene M. Gordon	$ 262,451	84.8%	$222,559
Mohammad Abbas	$ 228,525	81.2%	$185,562
(1)	Mr. Zakharia was not eligible to receive the AIP Award as he was not employed on the Award Date.

2022 Proxy Statement	Compensation Discussion and Analysis | 49

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Cash Incentive Plan

Why we pay long-term cash incentive compensation. Our Compensation Committee has approved a Long-Term Cash Incentive Plan (the “LTIP”) for senior officers, including NEOs, to provide an incentive for executives to focus on our long-term sustainable growth by rewarding business decisions and actions over a longer term than the single year plans then in place. The Compensation Committee recognizes that the efforts of executives may not be adequately rewarded for taking those steps that will provide a foundation for significantly improved long-term performance of the Company, if those steps negatively affect annual operating results, and therefore annual cash incentive awards. In addition, the Compensation Committee believes that a balanced compensation plan, with short-term and long-term incentives, avoids any incentive to take actions that would result in short-term gain without regard to the long-term best interests of the Company.

How long-term cash incentive awards are determined. Under the LTIP, each participating NEO receives a performance-based cash award opportunity each year covering a three-year performance period. The Compensation Committee annually determines the target award opportunity as a percentage of each participating NEO’s base salary. For each of the currently outstanding LTIP award cycles, the target award for the CEO was set at 100% of base salary and for each of the other participating NEOs, the target award was set at 35% of base salary.

Performance is measured based on a combination of financial performance results (weighted 50% of target LTIP opportunity) and strategic performance results (weighted 50% of target LTIP opportunity). For the CEO, the LTIP award will pay (1) 80% of the target award at the threshold performance level (which is set at 80% of target performance), (2) 100% of the target award at target performance and (3) 150% of the target award at 150% maximum performance (which is set at 150% of target performance). For the other NEOs, the LTIP award will pay (1) 80% of the target award at the threshold performance level (which is set at 80% of target performance) and (2) 100% of the target award for any performance above target performance. Payouts for performance between threshold and target (or between target and maximum) will be calculated on a linear basis.

Performance Metrics. For the currently outstanding 2019 LTIP awards, financial performance is based on annual Net Cash Provided by Operating Activities divided by Average Shareholder’s Equity (NOCF). Strategic performance objectives historically had represented measurable, objective three-year goals that vary by NEO and that are set by the Compensation Committee at the beginning of the applicable three-year performance period. For the currently outstanding 2020 awards and the 2021 awards which were granted in early 2021, the Compensation Committee selected three company-wide performance metrics as the strategic goals for all NEOs. The Compensation Committee intends for the goals to be reasonably achievable at target but require focused effort and good performance by each NEO.

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COMPENSATION DISCUSSION AND ANALYSIS

The following chart summarizes the design of the outstanding LTIP awards as of the end of the last fiscal year. See below for additional information on the payout for the 2019-2021 LTIP award.

Outstanding LTIP Awards

Performance Cycle	Target Award (% of salary)	Payout Range	Financial Metric (50%)	Strategic Objectives (50%)

2019-2021	CEO: 100% Other NEOs: 35%	Threshold – 50% Target – 100% Maximum CEO – 150% Other NEOs – 100%	10% NOCF	CEO: three equally weighted goals related to global sales, sales in areas of strategic importance and stock price. Other NEOs: Operational and Financial measures based on lines of sight and function.

2020-2022	CEO: 100% Other NEOs: 35%	Threshold – 50% Target – 100% Maximum CEO – 150% Other NEOs – 100%	10% NOCF	CEO and Other NEOs: • Net Sales Growth (2022 Net Sales / 2019 Net Sales) • ROE (Net Income / Average Equity) • Net Operating Cash Flow / Average Equity

2021-2023	CEO: 100% Other NEOs: 35%	Threshold – 50% Target – 100% Maximum CEO – 150% Other NEOs – 100%	10% NOCF	CEO and Other NEOs: • Net Sales Growth (2023 Net Sales / 2020 Net Sales) • ROE (Net Income / Average Equity) • Net Operating Cash Flow / Average Equity

2019-2021 Performance Cycle Payout. In early 2022, the Compensation Committee reviewed and recommended for approval by the Board (or the Independent Directors in the case of the CEO) the payout of the 2019-2021 LTIP Performance Cycle. The Compensation Committee evaluated the performance of the Company against the NOCF/Average Equity metric and determined that the Company had achieved NOCF/Average Equity of 7.2%, which represented 72% of the targeted goal. Since the threshold amount of 80% was not met, no amounts were paid out under the NOCF metric.

The Compensation Committee also evaluated the CEO against his three-year strategic goals of increasing global QSR sales, increasing our stock price and increasing global sales and determined that the increase in global sales was achieved at the 85% level, but that the increase in global QSR sales and the stock price had not met the established threshold performance level. The Compensation Committee also reviewed the performance of our NEOs relative to their previously established goals. The Compensation Committee determined that Mr. Zakharia had achieved a payout equal to 28.7% against his strategic goals of increasing global sales, increasing QSR sales and gross profit, and increasing our non-banana sales and gross profit. The Compensation Committee determined that Ms. Gordon had achieved a payout equal to 100% against her strategic goals which included goals related to managing costs associated with our use of outside counsel, increasing business performance in certain operations, and establishing a global corporate communications function.

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COMPENSATION DISCUSSION AND ANALYSIS

Based on the previously approved NOCF performance, the Compensation Committee recommended and the Board (or the independent directors in the case of the CEO) approved the following 2019-2021 LTIP award payouts:

	2019-2021 LTIP Payout
Name(1)	Target Award	NOCF (50%)	Strategic (50%)	Total
Mohammad Abu-Ghazaleh	$1,200,000	$0	$170,000	$170,000
Youssef Zakharia	$297,500	$0	$43,410	$43,410
Marlene M. Gordon	$183,716	$0	$91,858	$91,858
(1)	Eduardo Bezerra and Mohammad Abbas were not eligible to participate in the 2019-2021 LTIP Performance Cycle.

Adjustment of the 2020-2022 Performance Cycle Targets. As previously discussed in our 2021 Proxy Statement, based on the unprecedented impact of COVID-19 on the three-year metrics established for LTIP awards for the 2020-2022 LTIP Performance Cycle, in February 2021, the Compensation Committee adjusted the targets of (i) Net Sales Growth (2022 Net Sales / 2019 Net Sales), (ii) ROE (Net Income/ Average Equity) and (iii) Net Operating Cash Flow / Average Equity in light of the 2021 financial results. These adjustments were made to maintain the incentive value of the plan in light of the impact of COVID-19 which was beyond the control of our executive team.

Equity Awards

Why we make equity awards. In order to create a properly balanced compensation program, the Compensation Committee supplements the cash components of the executive compensation program with equity awards. Each NEO is eligible to receive an annual equity compensation award. The Company believes, based on its performance-based approach to compensation, that equity ownership in the Company is important to tie the level of compensation to the performance of the Ordinary Shares and shareholder gains; the Company believes this is particularly important for NEOs. Because equity compensation awards vest over a period of years, they also provide a retention component and create an incentive for executives to create sustained growth. For 2021, the Compensation Committee determined that it would use restricted stock units (RSUs) that vest equally over a three-year period beginning on the one-year anniversary of the grant (rather than four vestings over a three-year period beginning on the date of grant that was previously used) based on service and performance-based restricted stock units (PSUs) that are earned based on the Company’s annual EBITDA and, to the extent earned, vest over a three-year period. The Compensation Committee determined to use a three-year vesting period for RSUs as a three-year period was viewed as more consistent with the prevailing practices of our peer group.

How equity awards are determined. Guidelines for the number of annual RSUs, PSUs or restricted share awards granted to each NEO are determined using a procedure approved by the Compensation Committee based upon the executive officer’s position and responsibilities, job level, performance, and the value of the award at the time of grant. The Compensation Committee also considers peer group data presented in by its independent compensation consultant, Willis Towers Watson, in making such awards. In addition, the Compensation Committee may make additional equity awards following a significant change in job responsibility or in recognition of a significant achievement. The Compensation Committee generally does not consider the number of Ordinary Shares already held by NEOs when making grants, as it believes that awards should be given based on successful job Performance and should not be discounted on account of accumulated equity value. Further, the Compensation Committee believes that competitors, who may try to hire our NEOs would not give full credit for existing equity ownership and, to remain competitive, similarly do not take into account previous awards when approving new grants.

2021 Equity Awards. In February 2021, the Compensation Committee recommended and the Board (or the independent directors in the case of the CEO) awarded the following PSUs and RSUs to our NEOs:

Name	Target PSU Award	Target RSU Award
Mohammad Abu-Ghazaleh	60,217	60,217
Youssef Zakharia	19,813	19,813
Eduardo Bezerra	3,836	3,836
Marlene M. Gordon	4,972	4,972
Mohammad Abbas	4,165	4,165

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COMPENSATION DISCUSSION AND ANALYSIS

Terms of PSUs and 2021 Results. The performance objective was based on an EBITDA goal for the 2021 fiscal year with a minimum threshold at 80% target achievement. Assuming the target is met, each NEO may earn between 80% to 100% of the PSU award depending on EBITDA performance. The percentage of the PSU award earned will then vest equally over the three-year period commencing on the first anniversary of the grant date. However, we do not settle vested PSUs until six months after termination of employment by the NEO.

For 2021, the Compensation Committee set the PSU target as 2021 EBITDA of $226 million. In February 2022, based on a review of our financial results, the Compensation Committee determined that the Company had achieved EBITDA of $206 million for 2021, which was 91% of the established goal. Based on such results, the Compensation Committee recommended and the Board (or the independent directors in the case of the CEO) approved that the PSUs had been earned as follows:

Performance Period	Grant Date	Performance Measure	Target	Actual	% Earned

Fiscal 2021	March 1, 2021	EBITDA	$226 Million	$206 Million	91%

Other Compensation Components

The Compensation Committee provides additional benefits to the NEOs that are customary for executives of similar rank to enable our executives to focus on our business and enhance their commitment to us.

Severance Arrangements and Payments upon a Change of Control: We are subject to a legacy Executive Retention and Severance Agreement for the CEO, which was adopted in 2003. As further described under the heading “Potential Payments Upon Termination or Change-in-Control,” this severance agreement provides that to the extent that (1) the CEO is terminated by the Company other than for “cause,” (2) if the CEO terminates his employment for “good reason,” or (3) if he is terminated without “cause” in connection with a change in control, the CEO is entitled to certain severance payments consideration, an enhanced payment to take into effect any taxes due on the consideration, and other benefits. In consideration of the Company entering into this agreement, the CEO agreed to a two-year period following the termination of his employment during which he cannot solicit the Company’s employees, distributors, vendors or customers. The severance agreement for the CEO contains a provision requiring the company to reimburse the CEO for IRS Section 280G excise tax and applicable taxes thereon that may be triggered by a change in control, although the CEO should not be subject to any such excise tax under Section 280G because he is not subject to United States income tax.

Each of our other NEOs are covered by our general severance policy applicable to U.S. employees, which provides a maximum of twenty-six weeks severance based upon the years of service of each participant.

Perquisites: No significant pension or welfare benefits are available to NEOs other than the broad-based 401(k) plan, health and welfare benefits, and life insurance that are generally available to most of our full-time employees.

Life Insurance Benefits. We provide term life insurance to all U.S. employees of two times their base salary up to a maximum of $600,000. In lieu of this benefit, we provide Mr. Abu-Ghazaleh a term life insurance policy providing for a benefit of $3 million, which has not changed since June 2008. As Mr. Abu-Ghazaleh is not a U.S. citizen, the Company must purchase his policy separately from the group life insurance generally available to most of our full-time employees and therefore the cost of this benefit reflects his individual age. However, the Compensation Committee believes that the provision of a term-life insurance of less than 50% of his annual target total direct compensation is appropriate.

Other Benefits. We provide a company car to the CEO and COO. The amounts quantified in the Summary Compensation Table as car benefits are included in “All Other Compensation,” and include the amount that the Company recognized as an expense for fiscal year 2021 for each car (where leased, the annual cost of the lease; where owned by the Company, the depreciation of the car for that year), including the maintenance, insurance and gasoline for that car.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Setting Process

Annually, the Compensation Committee evaluates the design and competitiveness of our executive compensation program.

Role of Compensation Committee and Management. The Compensation Committee evaluates and recommends to the Board (or the independent directors in the case of the CEO) the amount and nature of compensation for all NEOs. In making this determination, the recommendation and advice of certain executives is considered. The Compensation Committee solicits the CEO’s recommendation regarding the Chief Operating Officer’s (the “COO”) compensation. Additionally, the COO provides recommendations annually to the Compensation Committee regarding the compensation of all NEOs, excluding himself and the CEO. The COO’s recommendations are based on the results of his annual performance review of each NEO, at which time each NEO’s individual goals are assessed in light of their achievement of specific strategic goals. Each NEO also provides input about his individual contributions to the Company’s success for the period being assessed. The Compensation Committee reviews each of these performance reviews as part of its compensation setting process.

Role of Independent Compensation Consultant. As discussed above under the responsibilities of the Compensation Committee on page 21, the Compensation Committee has authority to retain compensation consultants and other advisors as it deems appropriate to assist in fulfilling its responsibilities. For 2021, the Compensation Committee engaged Willis Towers Watson as its independent executive compensation consultant to:

•	review the Company’s current compensation program compared to its peer group and other relevant compensation surveys to ensure market competitiveness;

•	evaluate the effectiveness of our compensation strategy and practices in supporting and reinforcing our long-term strategic goals;

•	review and comment on broader aspects of our executive compensation programs, including program philosophy, design and implementation, as requested by the committee;

•

develop a comparative peer group of companies similar in size and complexity to the Company and conduct an annual review of competitive market data (including base salary, annual incentive targets and long-term incentive targets) for the Chief Executive Officer and other executive officers;

•	provide a competitive analysis of our compensation components for our NEOs against our 2020 Peer Group;

•	assist in the design of the executive compensation program and the determination of 2021 compensation for our NEOs;

•	perform a competitive analysis of compensation levels for non-employee directors and provide recommendations for our director compensation program; and

•	review this Compensation Discussion and Analysis.

In addition, Willis Towers Watson attends all committee meetings at the request of the committee and presents relevant data and analysis to the committee for its consideration.

Independence of the Compensation Consultant. The Compensation Committee recognizes the importance of using an independent compensation consultant that is appropriately qualified and that provides services solely to the Compensation Committee and not to the Company.

The Compensation Committee annually reviews its relationship with Willis Towers Watson and determines whether to renew the engagement. Only the Compensation Committee has the right to approve services to be provided by, or to terminate the services of, Willis Towers Watson. Willis Towers Watson and its affiliates do not provide any services to the Company or any of the Company’s affiliates other than advising the Compensation Committee on director and executive compensation.

During 2021, the Compensation Committee considered Willis Towers Watson’s independence and determined that the engagement of Willis Towers Watson did not raise any conflict of interest or other issues that would adversely impact Willis Towers Watson’s independence, including using the six factors set forth in the SEC and the NYSE rules regarding compensation advisor conflicts of interest and independence. Accordingly, the Compensation Committee determined Willis Towers Watson to be independent and free from conflicts of interest.

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COMPENSATION DISCUSSION AND ANALYSIS

Evaluating Compensation Program Design and Relative Competitive Position

An important basis for structuring the Company’s compensation program and establishing target compensation levels for the Company’s NEOs is the analysis of the compensation packages offered to similarly situated executive officers of peer group companies. As part of its engagement, the Compensation Committee directed Willis Towers Watson to review its comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. The peer group of companies was selected based on the Company’s industry or related industries that are similar in size and complexity of operations, span of control and global reach, vertical integration and business risks. One other secondary consideration of this peer group is that they may be competitors in the marketplace for the Company’s products, but they may also be likely competitors for key personnel and capital investment. The comparative information provided by Willis Towers Watson was obtained from publicly filed reports of each company in the comparative peer group, as well as from nationally recognized compensation surveys. As part of their analysis, consultants from Willis Towers Watson conducted individual interviews with members of senior management and the Compensation Committee to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Willis Towers Watson ultimately developed recommendations and metrics that were presented to the Compensation Committee for its consideration.

2021 Peer Group. In July 2020, the Compensation Committee, based on recommendations from Willis Towers Watson, approved a peer group of food and beverage, agricultural products and consumer products companies of similar size based on revenue, market capitalization, and number of employees as a measure of the complexity of the enterprise (the “2021 Peer Group”). The 2021 Peer Group did not change from 2020. The 2021 Peer Group, which was used in connection with the 2021 compensation decisions, consisted of the following companies:

Brown-Forman Corporation Darling Ingredients, Inc. Hormel Foods Corporation McCormick & Company, Inc. Post Holdings, Inc. The Hain Celestial Group, Inc. The J.M. Smucker Company	Campbell Soup Company Flowers Foods, Inc. Ingredion Incorporated Lamb Weston Sanderson Farms, Inc. The Hershey Company Treehouse Foods, Inc.

In October 2020, Willis Towers Watson updated its executive compensation analysis report to the Compensation Committee. Willis Towers Watson utilized nationally recognized compensation surveys and analyzed competitive practices and the amounts and nature of compensation paid to executive officers of the 2021 Peer Group. Based on the data presented to the Compensation Committee by Willis Towers Watson and the analysis described above, the Compensation Committee has targeted base salary, annual and long-term cash incentive compensation, and equity incentive compensation for NEOs around the 50th percentile of the peer group comparison. The Compensation Committee also targets the overall proportion of total variable compensation (i.e., compensation based on performance) and fixed compensation (i.e., base or guaranteed compensation) for each NEO to be consistent with the 50th percentile of the peer group comparison. In determining the level of compensation provided to its NEOs, the Compensation Committee not only considers the Company’s performance, but also evaluates the Company’s comparative performance against peer group companies, taking into account sales growth, growth in earnings per share (“EPS”), and share price performance, among other factors. In addition, the Compensation Committee considers the Company’s geographic locations, including the greater Miami area, where there is significant competition for employees in the global agricultural and consumer products industries. The Compensation Committee also evaluates individual NEO experience, seniority, and performance, based on both objective and subjective measures, on an annual basis and may award merit salary increases as a result of these assessments. This approach ensures that the Company’s compensation programs will enable it to remain competitive in its markets and reward individual NEO performance. While the Compensation Committee targets cash compensation and equity awards in the 50th percentile of the peer group, the Compensation Committee recognizes the Company’s desire to keep the best talent in its executive management team. To retain and motivate these key individuals, the Compensation Committee may determine that it is in the best interests of the Company to negotiate or award total compensation that may deviate from the general benchmark targets described above. Actual pay for each executive is

2022 Proxy Statement	Compensation Discussion and Analysis | 55

COMPENSATION DISCUSSION AND ANALYSIS

determined based on this premise and is driven by the performance of the executive over time and the annual performance of the Company. Equity grant guidelines are then set by job level, using market survey data and current guidelines to determine the appropriate annual grant levels for the upcoming year.

The Company provides Mr. Abu-Ghazaleh with greater total compensation and benefits (including post-employment benefits) than those provided to other NEOs to reflect the increased level of responsibility and risk faced by Mr. Abu-Ghazaleh as the Company’s CEO. We continue to maintain Mr. Abu-Ghazaleh’s compensation level in accordance with the Compensation Committee’s review of peer group compensation data, as it reflects the competitive nature of compensation paid to chief executive officers within the peer group. The Compensation Committee believes that Mr. Abu-Ghazaleh’s competitive compensation package is important to motivate and retain him as the highly valued top executive of the Company.

2021 Peer Group. In July 2021, Willis Towers Watson reviewed with the Compensation Committee the 2020 Peer Group based on financial measures of company size (revenue, market capitalization, net income and total assets), market for executive talent, and companies subject to the same industry economics. For the 2021 fiscal year, while Fresh Del Monte was below the 25th percentile with respect to net income, market capitalization and total assets, it was in the 36th percentile based on revenue (which they believed was most indicative measure). Willis Towers Watson also noted that 12 of the 14 companies in the 2020 Peer Group were also identified as peers by ISS. Based on this information, Willis Towers Watson recommended and the Compensation Committee approved maintaining the same peer companies for the 2021 Peer Group.

Consideration of Shareholder Advisory Vote

As part of its compensation setting process, the Compensation Committee annually reviews and considers the results of the prior-year’s shareholder advisory vote on our executive compensation. The Compensation Committee believes that this advisory vote can provide useful feedback regarding whether shareholders believe that the Compensation Committee is achieving its goal of designing an executive compensation program that promotes the best interests of our Company and our shareholders by providing its executives with the appropriate compensation and meaningful incentives. In establishing the 2022 compensation program, the Compensation Committee noted that 94% of the votes cast at the 2021 annual meeting supported Fresh Del Monte’s executive compensation program.

The Compensation Committee intends to annually review the results of the advisory vote and will be cognizant of this feedback as it completes its annual review of each pay element and the total compensation packages for our NEOs.

Executive Compensation Governance

Stock Ownership Guidelines

The Compensation Committee has adopted stock ownership guidelines to help align the interests of each NEO with those of our shareholders. Under this share ownership policy, each NEO is required to own a specified multiple of his annual base salary corresponding to its value in Ordinary Shares.

Title	Stock Ownership Guideline
Chief Executive Officer	5x Base Salary
Chief Financial Officer	2x Base Salary
EVP and Chief Operating Officer	3x Base Salary
SVP, Chief Administrative Officer & General Counsel	2x Base Salary

Each NEO is required to meet this share ownership guideline within five years from the date they assumed a position that required such level of ownership. For purposes of determining whether share ownership requirement has been met, we will use the grant price value of the shares to calculate the percentage of ownership against the respective multiples of NEOs base salary requirement.

56 | Compensation Discussion and Analysis	2022 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

As of March 31, 2022, our CEO was in compliance with the stock ownership guidelines while all of our other current NEOs are within the first five years of his or her position. However, we believe each executive is on track to meet the share ownership requirement.

Prohibitions on Hedging

The Company’s Insider Trading Policy and hedging policy prohibits our directors, officers and employees from engaging in hedging, speculative or other transactions that hedge or offset any decrease in the market value of Fresh Del Monte Produce stock (including swaps, forwards, options and futures) except in certain very limited circumstances.

Tax Deductibility of Compensation

Code Sections 280G and 4999. Sections 280G and 4999 of the Internal Revenue Code (the “Code”) limit our ability to take a tax deduction for certain “excess parachute payments” (as defined in the Code) and impose excise taxes on each executive that receives “excess parachute payments” in connection with his or her severance and other payments from us that are contingent on or in connection with a change of control. The Compensation Committee considered the adverse tax liabilities imposed by Sections 280G and 4999, as well as other competitive factors, when it structured certain post-termination compensation payable to our CEO. The potential adverse tax consequences to us and/or the executive, however, are not necessarily determinative factors in such decisions. The severance agreement for the CEO contains a provision requiring us to reimburse the CEO for IRS Section 280G excise tax and applicable taxes thereon that may be triggered by a change in control. However, as our CEO is currently not a U.S. person, and therefore not subject to United States income tax, we do not expect that he will be subject to any such excise tax under Section 280G.

Code Section 409A. Under Section 409A of the Code, amounts deferred by an NEO under a nonqualified deferred compensation plan (including certain severance plans) may be included in gross income when earned and subject to a 20% additional federal tax unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions. We administer our plans consistent with Section 409A requirements and have amended plan documents to reflect Section 409A requirements.

2022 Proxy Statement	Compensation Discussion and Analysis | 57

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K for the 2021 fiscal year and in this proxy statement relating to our 2022 Annual General Meeting of Shareholders.

Respectively submitted by the Compensation Committee of the Board:

Michael J. Berthelot, Chair

Charles Beard, Jr.

Kristin Colber-Baker

March 31, 2022

58 | Compensation Committee Report	2022 Proxy Statement

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following tables, narrative and footnotes discuss the compensation of the Chairman and Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated executive officers in 2021, who are referred to as named executive officers or NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)	Total ($)
Mohammad Abu-Ghazaleh Chairman and CEO	2021	1,195,385	—	3,156,854	1,058,000		60,086	5,470,325
	2020	1,223,077	—	2,492,463	2,131,000		64,655	5,911,194
	2019	1,195,385	1,230,000	2,499,498	600,000		113,145	5,638,028
Eduardo Bezerra SVP and CFO	2021	483,135	—	201,078	156,079		39,943	880,234
	2020	402,596	—	159,586	202,438		39,393	804,013
	2019	302,678	—	201,302	128,649		49,898	682,527
Youssef Zakharia President and COO	2021	872,133	—	1,038,692	43,921		73,507	2,028,253
	2020	866,346	—	1,030,293	632,903		68,818	2,598,360
	2019	846,731	—	971,964	522,542		64,302	2,405,539
Marlene M. Gordon SVP, Chief Administrative Officer & General Counsel	2021	522,884	—	260,645	314,416		12,456	1,110,400
	2020	453,897	—	166,443	263,360		12,341	896,041
	2019	410,415	—	111,121	196,551		7,758	725,845
Mohammad Abbas SVP, Asia Pacific and Middle East Region	2021	455,292	—	218,336	185,562	(4)	25,538	884,728
	2020	429,155	—	129,953	216,723		25,967	801,799
	2019	429,038	—	138,955	38,628		25,214	631,835

(1)

These amounts represent the grant date fair value of target PSUs, which represents the probable attainment level of these awards at the time of grant, and RSUs. Those assumptions can be found in note 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. On March 1, 2021, NEOs were awarded PSUs at grant price of $25.74 (closing share price on the day before grant) under the 2014 Omnibus Plan. PSUs are assumed at a 100% potential payout which is the maximum amount for this award plus the corresponding Dividend Equivalent Units (DEUs). For the actual number of PSUs earned for the 2020-2022 and 2021-2023 performance periods, please refer to the 2021 Outstanding Equity Awards at Fiscal Year-End table. Also, on March 1, 2021, NEOs were granted time-based RSUs at a grant price of $25.74 (closing share price on the day before grant) under the 2014 Omnibus Plan.

(2)

The amounts shown in this column include the cash awards (i) earned with respect to 2021 performance under the CEO AIP or the Senior Executive AIP and (ii) earned under the LTIP cycle ended for the relevant year to the extent that the NEO was eligible. For 2021 Mr Abu-Ghazaleh’s earned an AIP award of $888,000 and a 2019-2021 LTIP payout of 170,000. For 2021, Mr. Zakharia earned a 2019-2021 LTIP payout of $43,921. For 2021, Ms. Gordon earned an AIP award of $222,559 and a 2019-2021 LTIP payout of $91,858. For 2021, Mr. Bezerra earned an AIP award of $156,079 and Mr. Abbas earned an AIP award of $185,562. Neither Mr. Bezerra, nor Mr. Abbas were eligible for a payout under the 2019-2021 LTIP cycle. For more details about these plans, please refer to the “Compensation Discussion and Analysis – Annual Cash Incentive Awards” and “Compensation Discussion and Analysis – Long Term Incentive Awards.”

(3)

The All Other Compensation column includes perquisites and other benefits. The amounts quantified below as car benefits include the amount that the Company recognized as an expense for fiscal year 2021 for each car (where leased, the annual cost of the lease; where owned by the Company, the depreciation of the car for that year), including the maintenance, insurance, and fuel expenses. The amount for Mr. Abu-Ghazaleh includes a car benefit of $8,737, term life insurance policy at an expense to the Company of $42,866, medical and dental insurance premiums of $7,550 and $1,130 respectively. For Mr. Zakharia, the amount of $73,507 includes his car benefit and Health and Welfare Plan. The amounts for Mr. Bezerra and Ms. Gordon include the Fresh Del Monte Produce Health and Welfare Plan plus 401(k) employer match. The amount for Mr. Abbas include the local benefits provided in Dubai (Medical, Car, Life Insurance)

(4)	This amount is paid in local currency (AIP equivalent to AED $857,139 – UAE Dirhams ) and converted to U.S. dollars for reporting purposes.

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards for the 2021 Fiscal Year

The following table provides information about equity and non-equity awards granted to our NEOs in the 2021 fiscal year.

Name	Plan	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts under Equity Incentive Plan Awards (#)(2)		All Other Share Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards(3)
			Threshold	Target	Maximum	Threshold	Target
Mohammad Abu-Ghazaleh Chairman and CEO	CEO AIP	1/1/2021	600,000	1,200,000	3,000,000
	2020-2022 LTIP	1/1/2021	600,000	1,200,000	1,800,000
	PSUs	3/1/2021				48,174	60,217		1,549,986
	RSUs	3/1/2021						60,217	1,549,986
Eduardo Bezerra SVP and CFO	2021 AIP	1/1/2021		242,500	363,750
	2020-2022 LTIP	1/1/2021			169,750
	PSUs	3/1/2021				3,069	3,836		98,739
	RSUs	3/1/2021						3,836	98,739
Youssef Zakharia President and COO	2021 AIP	1/1/2021		437,750	656,625
	2020-2022 LTIP	1/1/2021			306,425
	PSUs	3/1/2021				15,850	19,813		509,987
	RSUs	3/1/2021						19,813	509,987
Marlene M. Gordon Chief Administrative Officer & General Counsel	2021 AIP	1/1/2021		262,451	393,677
	2020-2022 LTIP	1/1/2021			183,716
	PSUs	3/1/2021				3,978	4,972		127,979
	RSUs	3/1/2021						4,972	127,979
	RSUs
Mohammad Abbas SVP and COO	2021 AIP	1/1/2021		228,525	342,787
	2020-2022 LTIP	1/1/2021			159,967
	PSUs	3/1/2021				3,332	4,165		107,207
	RSUs	3/1/2021						4,165	107,207

(1)

Reflects potential value of the payout pursuant to the terms of the plan awards for the 2021 fiscal year under the CEO AIP and 2021-2023 LTIP for our CEO, Mr. Abu-Ghazaleh, and the Senior Executive AIP and 2021-2023 LTIP for the other NEOs, as described in the section captioned Executive Compensation under the heading “Compensation Discussion and Analysis—Annual Cash Incentive Awards” and “Long-Term Incentive Awards.”

(2)

On March 1, 2021, the Company awarded PSUs to its NEOs with a grant date price of $25.74 per share under the 2014 Omnibus Plan. The PSUs were subject to meeting a target performance goal of $252 million in Adjusted EBITDA for fiscal year 2021 with a minimum threshold at 80% target achievement. The performance goal for this award was met at 91% (EBITDA at $206M) which is above the threshold triggering a 91% achievement.

(3)

Represents the grant date fair value for the equity awards reported in this table. For the PSUs for each NEO, the amount represents the fair market value at the award date based upon the probable outcome of the performance conditions. Refer to “Compensation Discussion and Analysis—Equity Awards” for the descriptions of the PSUs and RSUs.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to outstanding equity awards held by our NEOs at 2021 fiscal year-end.

Name	Type of Equity Award	# of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	# of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
		Exercisable (#)	Unexercisable (#)
Mohammad Abu-Ghazaleh Chairman and CEO	Options	32,200(2)	—	26.52	2/20/2023	—	—
	Options	64,400(2)	—	28.89	4/30/2024	—	—
	2019 PSUs	—	—	—	—	13,779(3)	380,314
	2020 PSUs	—	—	—	—	22,772(4)	628,512
	2021 PSUs	—	—	—	—	55,737(5)	1,690,490
	2018 RSUs	—	—	—	—	10,494(6)	289,633
	2019 RSUs	—	—	—	—	20,670(7)	570,485
	2020 RSUs	—	—	—	—	30,866(8)	851,888
	2021 RSUs	—	—	—	—	61,250(9)	1,690,490
Eduardo Bezerra SVP and CFO	2019 PSUs	—	—	—	—	2,325(10)	64,180
	2020 PSUs	—	—	—	—	2,461(4)	67,924
	2021 PSUs	—	—	—	—	3,550(5)	107,689
	2019 RSUs	—	—	—	—	2,067(7)	57,049
	2020 RSUs	—	—	—	—	1,779(8)	49,097
	2021 RSUs	—	—	—	—	3,902(9)	107,689
Youssef Zakharia President and COO	2011 PSUs	—	—	—	—	5,720(11)	157,868
	2013 PSUs	—	—	—	—	5,622(11)	155,172
	2014 PSUs	—	—	—	—	5,522(11)	152,414
	2015 PSUs	—	—	—	—	5,168(11)	142,650
	2016 PSUs	—	—	—	—	4,292(11)	118,452
	2017 PSUs	—	—	—	—	15,089(11)	416,463
	2019 PSUs	—	—	—	—	15,502(3)	427,864
	2020 PSUs	—	—	—	—	15,883(4)	438,382
	2021 PSUs	—	—	—	—	18,340(5)	556,217
	2018 RSUs	—	—	—	—	1,679(6)	46,341
	2019 RSUs	—	—	—	—	8,268(7)	228,194
	2020 RSUs	—	—	—	—	11,482(8)	316,902
	2021 RSUs	—	—	—	—	20,153(9)	556,217
Marlene M. Gordon SVP, Chief Administrative Officer & General Counsel	2019 PSUs	—	—	—	—	2,067(3)	57,049
	2020 PSUs	—	—	—	—	2,567(4)	70,849
	2021 PSUs	—	—	—	—	4,603(5)	139,580
	2018 RSUs	—	—	—	—	417(6)	11,508
	2019 RSUs	—	—	—	—	827(7)	22,819
	2020 RSUs	—	—	—	—	1,855(8)	51,198
	2021 RSUs	—	—	—	—	5,057(9)	139,580
Mohammad Abbas	2016 PSUs	—	—	—	—	4,292(11)	118,452
	2017 PSUs	—	—	—	—	3,801(11)	104,902
	2019 PSUs	—	—	—	—	3,100(3)	85,573
	2020 PSUs	—	—	—	—	2,004(4)	55,316
	2021 PSUs	—	—	—	—	3,855(5)	116,925
	2018 RSUs	—	—	—	—	630(6)	17,378
	2019 RSUs	—	—	—	—	827(7)	22,819
	2020 RSUs	—	—	—	—	1,449(8)	39,982
	2021 RSUs	—	—	—	—	4,236(9)	116,925

2022 Proxy Statement	Executive Compensation | 61

EXECUTIVE COMPENSATION

(1)

Represents the dollar value of the unvested RSUs or PSUs multiplied by the closing price of our Ordinary Shares ($27.60) on December 31, 2021, the last day of our 2021 fiscal year. The ultimate value of the awards will depend on the value of our Ordinary Shares on the actual vesting date.

(2)	All Options are fully vested. All options expire 10 years from the grant date.
(3)

Represents PSUs granted on February 20, 2019 to vest between February 20, 2020 and February 20, 2022. Only one pending tranche to vest on February 20, 2022. The 2019 performance objective for these PSUs was achieved at 100%, which means that 100% of the granted PSUs were earned and will vest equally over a three-year period. Vested PSUs, other than those granted to Mr. Abu-Ghazaleh, are settled six months after termination of employment. The number of outstanding shares also includes accrued DEUs.

(4)

Represents PSUs granted on March 2, 2020 to vest between March 2, 2021 and March 2, 2023. The 2020 performance objective for these Performance Restricted Stock Units was achieved at 83%, which means that 83% of the granted PSUs were achieved and will be earned and will vest equally over a three-year period. The number disclosed above represents the achieved PSUs at 83%.

(5)

Represents PSUs granted on March 1, 2021 to vest between March 1, 2022 and March 2, 2024. The 2021 performance objective for these Performance Restricted Stock Units was achieved at 91%, which means that 91% of the granted PSUs were achieved and will be earned and will vest equally over a three-year period. The number disclosed above represents the achieved PSUs at 91%.

(6)	Represents unvested RSUs that will finish vesting on February 21, 2022. These outstanding RSUs represent the last unvested tranche out of 5 equal tranches of the 2018 RSU grant.
(7)	Represents unvested RSUs that will continue to vest on February 20, 2022 and February 20, 2023. These outstanding RSUs represent 2 unvested tranches out of 5 equal tranches of the 2019 RSU grant.
(8)

Represents unvested RSUs that will continue to vest on March 2, 2022, March 2, 2023, and March 2, 2024. These outstanding RSUs represent 3 unvested tranches out of 5 equal tranches of the 2020 RSU grant.

(9)	Represents unvested RSUs that will vest on March 1, 2022, March 1, 2023, and March 1, 2024. These outstanding RSUs represent the 3 unvested tranches from the 2021 RSU grant.
(10)

Represents PSUs granted on July 31, 2019 to finish vesting on July 31, 2022. The 2019 performance objective for these PSUs was achieved at 101%, which means that 100% of the granted PSUs were earned and will vest equally over a three-year period. The number of outstanding shares also includes accrued DEUs.

(11)

Represents PSUs granted in the referenced year, all of which are fully vested. Vested PSU will be settled six months after termination of employment. The number of outstanding shares also includes accrued DEUs.

Option Exercises and Stock Vested Table for the 2021 Fiscal Year

The following table sets forth information with respect to the named executive officers concerning the vesting of RSUs and PSUs in fiscal 2021. No options were exercised during the 2021 fiscal year.

	Stock Awards(1)
Name	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)(1)
Mohammad Abu-Ghazaleh	65,774(2)	1,707,502
Eduardo Bezerra	3,206(3)	89,067
Youssef Zakharia	20,024(4)	518,835
Marlene M. Gordon	2,982(5)	80,214
Mohammad Abbas	3,201(6)	82,786

(1)	The dollar value realized represents the market value at vesting date using the FDP closing stock price on vesting date.
(2)

Represents 24,740 PSUs (includes DEUs) from the 2019 and 2020 PSU grants that vested on March 1, 2021, plus 41,033 RSUs (includes DEUs) from the 2017, 2018, 2019, and 2020 RSU grants that vested on February 20, February 21, February 22, and March 1, 2021.

(3)

Represents 5,254 PSUs (includes DEUs) from the 2019 PSU grant that vested on February 20, 2021 (second tranche out of three equivalent tranches), plus 5,293 PSUs (includes DEUs) from the 2020 PSU grant that vested on March 2, 2021 (first tranche out of three equivalent tranches), plus 9,477 RSUs (includes DEUs) that vested on February 20, February 21, and March 1, 2021. These RSUs are from 2018, 2019 and 2020 RSU grants.

(4)

Represents 788 PSUs (Includes Dividend Shares) from the 2019 PSU Grant that vested on July 31, 2021 (second tranche out of three equivalent tranches), plus 820 PSUs (Includes Dividend Shares) from the 2020 PSU Grant that vested on March 2, 2021 (first tranche out of three equivalent tranches), plus 1,598 RSUs (Includes Dividend Shares) that vested on March 2 and March 25 of 2021. These RSUs are from the 2019 and 2020 RSU grants.

(5)

Represents 701 PSUs (Includes Dividend Shares) from the 2019 PSU Grant that vested on Feb 20, 2021 (second tranche out of three equivalent tranches), plus 855 PSUs (Includes Dividend Shares) from the 2020 PSU Grant that vested on March 2, 2021 (first tranche out of three equivalent tranches), plus 1,426 RSUs (Includes Dividend Shares) that vested on Feb 20, March 2 and June 25 of 2021. These RSUs are from the 2018, 2019 and 2020 RSU grants.

(6)

Represents 1,033 PSUs (Includes Dividend Shares) from the 2019 PSU Grant that vested on Feb 20, 2021 (second tranche out of three equivalent tranches), plus 668 PSUs (Includes Dividend Shares) from the 2020 PSU Grant that vested on March 2, 2021 (first tranche out of three equivalent tranches), plus 1,500 RSUs (Includes Dividend Shares) that vested on Feb 20, Feb 21 and March 2 of 2021. These RSUs are from the 2018, 2019 and 2020 RSU grants.

62 | Executive Compensation	2022 Proxy Statement

EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change-in-Control

Termination in Absence of Change of Control, Death or Disability

Name	Severance Payment	Cash Bonus Payment	Continuation of Medical Benefit(1)	Equity Acceleration(2)	Gross-up on Severance	Total
Mohammad Abu-Ghazaleh	4,800,000	1,200,000	30,400			6,030,400
Eduardo Bezerra(4)	55,962					55,962
Youssef Zakharia(3)	235,712					235,712
Marlene M. Gordon(4)	80,754					80,754
Mohammad Abbas	128,399					128,399

Termination Upon Change of Control

Name	Severance Payment	Cash Bonus Payment	Continuation of Medical Benefit(1)	Equity Acceleration(5)	Gross-up on Severance	Total
Mohammad Abu-Ghazaleh	9,000,000	1,200,000	30,400	6,101,813		16,332,214
Eduardo Bezerra(4)	55,962			453,627		509,589
Youssef Zakharia(3)	235,712			3,713,134		3,948,846
Marlene M. Gordon(4)	80,754			492,584		573,339
Mohammad Abbas(6)	128,399			678,272		806,672

(1)

Pursuant to the Executive Retention and Severance Agreement, medical insurance coverage will be provided for Mr. Abu-Ghazaleh until he becomes eligible for medical insurance coverage at a new employer or the fifth anniversary of termination date inclusive of any transition period, whichever is earlier. This amount is based on Company estimates.

(2)

In the event of a termination in absence of change in control, death or disability, any outstanding awards that were granted before 2018 will be accelerated. Awards granted in 2018 or after will be forfeited. There are no outstanding awards that were granted before 2018.

(3)	As described below, Mr. Zakharia entered into a severance agreement on January 21, 2022 and will not receive the amounts listed in the table.
(4)	Mr. Bezerra and Ms. Gordon are not entitled to receive any severance payment or equity acceleration in connection with their resignations on March 31, 2022 and April 4, 2022, respectively.
(5)	Value is determined using the share price at closing on December 31, 2021 (last day of the 2021 fiscal year).
(6)

This severance pay is shown in USD but it is actually paid in UAE Dirhams “AED” (Conversion rate USD_AED 3.67). Mr. Abbas would be entitled to 21 days of a monthly basic pay for the first 5 years of service and then 1 monthly base salary per each year of service.

Zakharia Severance Agreement

On January 21, 2022, the Company entered into a severance agreement with Mr. Zakharia (the “Zakharia Severance Agreement”). Under the Zakharia Severance Agreement, the Company will provide Mr. Zakharia certain payments in exchange for a release of claims and his agreement to not compete with the Company and not solicit the Company’s customers, vendors and employees, for a twelve-month period commencing on February 1, 2022. Pursuant to the Zakharia Severance Agreement, Mr. Zakharia is entitled to receive (1) salary continuation in the amount of $872,133 for a twelve-month period following his separation, (2) payment of Mr. Zakharia’s medical health premiums for the twelve-month period following his separation in the estimated amount of $6,393, (3) $50,000 for outplacement services and (4) $62,000 for potential relocation services. In addition, the Company accelerated vesting of 41,582 unvested time-based RSUs with a value of $1,160,967 based on the share price at the date of the Zakharia Severance Agreement. In accordance with their terms, all unvested performance-based RSUs will be forfeited.

CEO Severance Agreement

We entered into an Executive Retention and Severance Agreement with our CEO in 2003. Except with respect to the Zakharia Severance Agreement described above, we have not entered into employment or severance agreements with our other NEOs. The Executive Retention and Severance Agreement with our CEO provides for severance payments under certain circumstances as discussed below.

In the event of a Termination Upon Change of Control, which is a termination of the CEO by the Company without Cause or resignation by the CEO for Good Reason each during a Change of Control Window, the CEO is entitled to receive (i) all salary earned through the end of the transition period or the termination date and benefits, (ii) payment of medical premiums until the earlier of the date he is covered by a new employer or five years after the end of the transition period

2022 Proxy Statement	Executive Compensation | 63

EXECUTIVE COMPENSATION

or termination date, (iii) a lump sum cash severance payment equal to 3 times the sum of his annual base salary plus an amount equal to his AIP bonus award determined as if the Company achieved 120% of the financial performance targeted for the year in which the termination occurs, and (iv) a prorated cash bonus payment equal to his AIP bonus award determined as if the Company achieved 100% of such financial performance target. A termination is considered in connection with a Change of Control if the termination occurs within the period commencing on the date that the Company publicly announces the existence of a definitive agreement of a transaction that may result in a change of control and 12 months after the consummation of such a transaction.

In the event of a Termination (Without Cause) in Absence of Change of Control, death or disability, the CEO is entitled to receive the same payments in (i) and (ii) above. In addition, the CEO will receive a lump sum cash severance payment equal to 2 times the sum of his annual base salary plus an amount equal to his AIP bonus award determined as if the Company achieved 100% of the financial performance targeted for the year in which the termination occurs, and a prorated cash bonus payment equal to his AIP bonus award determined as if the Company achieved 100% of such financial performance target.

For purposes of the agreement, “Cause” means (i) the CEO’s willful and continued failure to perform his duties with the Company, except under certain circumstances, (ii) a material, willful breach committed in bad faith of our Code of Conduct and Business Ethics Policy, or (iii) indictment or conviction of a felony based upon a crime. “Change of Control” means (i) any person becomes the beneficial owner of 50% or more of our outstanding Ordinary Shares or the combined voting power of our then-outstanding securities, with certain exceptions, (ii) the Company is party to a merger or consolidation as a result of which the our voting securities of the Company outstanding immediately before the merger or consolidation is less than 50% of the combined voting power of our Company or the surviving entity immediately after the merger or consolidation, (iii) the sale or disposition of all or substantially all of our assets, unless at least 50% of the combined voting power of the entity acquiring those assets is held by persons who held our voting securities immediately prior to the transaction, (iv) a change in the composition of the Board as described in the agreement, (v) the dissolution or liquidation of the Company, unless persons who held our voting securities immediately prior to such liquidation or dissolution hold at least 50% of the combined voting power of the entity that holds all or substantially all of our assets following the dissolution or liquidation, (vi) when the incumbent Chairman ceases to occupy that position, or (vii) any transaction or series of related transactions that has the substantial effect of any of the above. “Good Reason” means any of the following events that are not consented to by the CEO: (i) a reduction or change of the CEO’s status, title, duties, responsibilities, authority or reporting relationship such that he no longer serves in a substantive, senior executive role that is comparable to his role as of the date of the agreement, or no longer reports solely to the Board, or a reduction or change in the composition of executives reporting to him, all of which, in the CEO’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities, authority or reporting relationship; (ii) a reduction in the CEO’s base salary or annual bonus payment; (c) a reduction in the CEO’s benefits; or (d) the Company’s material breach of the terms of the agreement.

The severance payments and benefits described above are conditioned upon the CEO’s execution and delivery of a general release in a form satisfactory to us. The agreement provides that the CEO must abide by certain non-solicitation provisions for a period of two years if we deliver severance payments and benefits. In addition, the agreement contains confidentiality and non-disparagement provisions.

We are required to reimburse the CEO if he is subject to any excise tax due to characterization of any amount payable as excess parachute payments pursuant to Sections 280G and 4999 of the Code. We will gross-up the amount payable to the CEO such that the net amount realizable by the CEO is the same as if there were no such excise taxes or income taxes applied to such reimbursement. However, as our CEO is currently not a U.S. person, and therefore not subject to United States income tax, we do not expect that he will be subject to any such excise tax under Sections 280G or 4999 of the Code.

Acceleration of Equity Awards

Our 2014 Omnibus Plan provides for accelerated vesting of outstanding equity awards upon a change of control. In the case of performance awards, the amount vesting upon the change of control is determined at the greater of an assumed achievement of all relevant performance goals at the “target” level, or the actual level of achievement of all relevant

64 | Executive Compensation	2022 Proxy Statement

EXECUTIVE COMPENSATION

performance goals against target as of the fiscal quarter end preceding the change of control. Unless otherwise provided in an Award agreement, our 2014 Omnibus Plan provides that in the event of a participant’s separation from service due to death or disability, any RSU that has not yet vested shall become immediately vested, and with respect to any PSU, such vesting shall be determined at an assumed achievement of all relevant performance goals at the “target” level.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship between the median annual total compensation of our employees and the annual total compensation of our CEO.

For 2021, our last completed fiscal year:

•	The median of the annual total compensation of all our employees (other than our CEO) was $5,727.96; and

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table included elsewhere in this proxy statement was $5,470,325.

Based on this information, for 2021, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees was 955 to 1. We took the following steps to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO:

1)

We selected November 30, 2021, as the date upon which we would identify the “median employee” to allow sufficient time to identify the median employee given the global scope of our operations. We determined that, as of November 30, 2021, our employee population consisted of approximately 39,078 individuals. This population consisted of our full-time, part-time, and temporary employees employed with us as of the determination date, of which 1,443 were located in the United States and 37,635 were located in the other 39 countries in which we operate.

2)	To identify the “median employee” from our employee population, we used the following methodology:

a)	We considered all our employees in the different countries where we are located.

b)	We used the amount of “gross wages” for the identified employees as reflected in our payroll records for the eleven-month period beginning January 1, 2021, and ending November 30, 2021.

c)	We determined our sample size and took a representative sample from each country based on the below:

i)	For countries where employee headcount is less than 1% of the total Company headcount, we took a sample of 1 so that all countries will be represented in the analysis;

ii)	For countries whose employee headcount is more than 1% of the total Company headcount, a sample size was determined based on a pre-determined formula;

iii)	Once the sample size from the different countries were determined, random sampling was applied to ensure fairness of data when determining the median employee (sample used in 2021 was 227); and

iv)	The resulting random sampling of employees was stacked to identify the median employee.

d)	For gross wages, we generally used the total amount of compensation the employees were paid before any taxes, deductions, insurance premiums, and other payroll withholding.

3)

For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x), resulting in annual total compensation of $5,672.91. Since the median employee is located in Costa Rica, to arrive at this amount, we converted the employee’s pay from the local currency based on an exchange rate of 634.69 Costa Rican Colones to each U.S. Dollar (the exchange rate as of November 30, 2021).

4)	For the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Summary Compensation Table included in this proxy statement.

2022 Proxy Statement	Executive Compensation | 65

EXECUTIVE COMPENSATION

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about our Ordinary Shares that may be issued under all of our existing equity compensation plans as of the last day of the 2021 fiscal year.

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price Of Outstanding Options, Warrants and Rights	Number Of Securities Remaining Available For Future Issuance (Excluding Securities Reflected In Column(a))

	(a)	(b)

Equity compensation plans approved by security holders(1)	873,096(2)	$27.85	218,045(3)

Equity compensation plans not approved by security holders	—	—	—

Total	873,096	$27.85	218,045

(1)

Equity compensation plans approved by security holders include the Company’s 2011 Plan and the 2014 Omnibus Plan. Significant plans are described in our Annual Report on Form 10-K for the 2021 fiscal year.

(2)	Includes 5,500 Ordinary Shares from our 1999 Plan, 67,208 Ordinary Shares from our 2011 Plan and 800,388 Ordinary Shares from our 2014 Omnibus Plan.
(3)	Includes Ordinary Shares from our 2014 Omnibus Plan.

66 | Executive Compensation	2022 Proxy Statement

BENEFICIAL OWNERSHIP OF ORDINARY SHARES

The following table sets forth information as of April 1, 2022 with respect to the beneficial ownership of Ordinary Shares by (a) each shareholder who, to the Company’s knowledge, is the beneficial owner of more than 5% of the outstanding Ordinary Shares, (b) each current director of the Company and director nominee, (c) each current and former executive officer included in the Summary Compensation Table above and (d) all current directors and executive officers of the Company as a group. The percentages in the third column are based on the 47,694,531 Ordinary Shares outstanding on April 1, 2022. The numbers of Ordinary Shares reflected in the second column include (i) directly and indirectly owned Ordinary Shares; (ii) Ordinary Shares underlying stock options that are currently exercisable, or which become exercisable within 60 days of April 1, 2022; (iii) vested restricted share awards; and (iv) vested restricted share unit awards and related vested DEUs. In each case, except as otherwise indicated in the footnotes to the table, the number of Ordinary Shares shown in the second column are owned directly by the individuals or members of the group named in the first column, with sole voting and dispositive power. For purposes of this table, beneficial ownership is determined in accordance with the federal securities laws and regulations; inclusion in the table of Ordinary Shares not owned directly by the named director or executive officer does not constitute an admission that such Ordinary Shares are beneficially owned by the director or executive officer for any other purpose. Unless indicated otherwise below, the address of each beneficial owner is c/o Fresh Del Monte Produce Inc., 241 Sevilla Avenue, Coral Gables, Florida 33134.

Name of Beneficial Owner	Number of Ordinary Shares		Percent of Ordinary Shares (%)
Mohammad Abu-Ghazaleh	14,220,790	(1)	29.75%
Amir Abu-Ghazaleh	3,248,310	(2)	6.81%
Ahmad Abu-Ghazaleh	70,292		*
Charles Beard, Jr.	10,886		*
Michael J. Berthelot	20,261		*
Mary Ann Cloyd	12,022		*
Kristen Colber-Baker	4,376	(4)	*
Lori Tauber Marcus	4,376	(4)	*
Eduardo Bezerra	788		*
Mohammad Abbas	15,089		*
Youssef Zakharia	43,983		*
Marlene M. Gordon	—		—
All directors and executive officers as a group (18 persons)	17,627,864	(5)	36.96
FMR LLC	7,093,062	(6)	14.87
BlackRock, Inc.	5,538,120	(7)	11.61
Dimensional Fund Advisors LP	3,657,561	(8)	7.67
The Vanguard Group	3,944,687	(9)	8.27

*	Less than 1%
(1)

Includes (i) 20,000 Ordinary Shares owned directly by Mr. Mohammad Abu-Ghazaleh’s spouse, (ii) 96,600 Ordinary Shares issuable upon exercise of vested stock options and (iii) 7,154,260 Ordinary Shares that Mr. Mohammad Abu-Ghazaleh is deemed to have beneficial ownership pursuant to irrevocable proxies granted to him (the “Irrevocable Proxies”). Mr. Mohammad Abu-Ghazaleh has sole voting power with respect to the 7,154,260 Ordinary Shares beneficially held pursuant to the Irrevocable Proxies except that each shareholder who has granted Mr. Mohammad Abu-Ghazaleh an irrevocable proxy reserves the right to vote the shares with respect to any proposal relating to a change of control of the Company. Mr. Mohammad Abu-Ghazaleh does not have dispositive power with respect to the 7,154,260 shares. Of this amount, 6,853,951 Ordinary Shares have been pledged to banks as security for loans.

(2)

Includes 1,102 Ordinary Shares issuable pursuant to RSUs and related DEUs that vest within 60 days after April 1, 2022. Pursuant to the Irrevocable Proxies, Mr. Amir Abu-Ghazaleh has sole power to vote the Ordinary Shares with respect to any proposal related to a change of control of the Company and sole power to dispose or direct the disposition of the Ordinary Shares; of this amount, 2,638,889 Ordinary Shares have been pledged to banks as security for loans.

2022 Proxy Statement	Beneficial Ownership of Ordinary Shares | 67

BENEFICIAL OWNERSHIP OF ORDINARY SHARES

(3)

Includes 1,102 Ordinary Shares issuable pursuant to RSUs and related DEUs that vest within 60 days after April 1, 2022. Pursuant to the Irrevocable Proxies, Mr. Ahmad Abu-Ghazaleh has sole power to vote the Ordinary Shares with respect to any proposal related to a change of control of the Company and sole power to dispose or direct the disposition of the Ordinary Shares.

(4)	Includes 1,102 Ordinary Shares issuable pursuant to RSUs and related DEUs that vest within 60 days after April 1, 2022.
(5)

Includes an aggregate of (i) 96,600 Ordinary Shares issuable upon exercise of vested stock options and (ii) 104,314 Ordinary Shares issuable pursuant to RSUs and related DEUs that vest within 60 days after April 1, 2022. Mr. Mohammad Abu-Ghazaleh has sole voting power with respect to the 7,154,260 Ordinary Shares beneficially held pursuant to the Irrevocable Proxies except that each shareholder who has granted Mr. Mohammad Abu-Ghazaleh an irrevocable proxy reserves the right to vote the shares with respect to any proposal relating to a change of control of the Company. Mr. Mohammad Abu-Ghazaleh does not have dispositive power with respect to any shares that are beneficially held pursuant to the Irrevocable Proxies.

(6)

Reflects Ordinary Shares beneficially owned by FMR LLC (“FMR”) according to Amendment No. 20 to Schedule 13G filed with the SEC on February 9, 2022, which indicates that FMR, Abigail P. Johnson and Fidelity Low-Priced Stock Fund (“Fidelity LP Stock Fund”) are the beneficial owners of 7,093,062 Ordinary Shares, 7,093,062 Ordinary Shares and 4,584,811 Ordinary Shares, respectively. Of these shares, FMR has the (i) sole power to vote or direct the vote with respect to 638,534 of these shares and (ii) sole power to dispose of or direct the disposition of 7,093,062 of these shares. The Fidelity LP Stock Fund has sole power to vote or direct the vote with respect to 4,584,811 of its shares. The business address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

(7)

This amount is based solely on Amendment No. 3 to Schedule 13G filed with the SEC on January 26, 2022 by BlackRock, Inc. Of these shares, BlackRock has the (i) sole power to vote or direct the vote with respect to 5,459,453 of these shares and (ii) sole power to dispose or direct the disposition of 5,538,120 of these shares. The business address of BlackRock, Inc. is 55 East 52nd Street New York, NY 10055.

(8)

This amount is based solely on Amendment No. 10 to Schedule 13G filed with the SEC on February 8, 2022, which indicates that Dimensional has the (i) sole power to vote or direct the vote with respect to 3,595,687 of these shares and (ii) sole power to dispose or direct the disposition of 3,657,561 of these shares. The business address of Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(9)

This amount is based solely on Amendment No. 6 to Schedule 13G filed with the SEC on February 10, 2022 by The Vanguard Group. Of these shares, The Vanguard Group has the (i) shared power to vote or direct the vote with respect to 34,967 of these shares, (ii) sole power to dispose of or direct the disposition 3,882,911 of these shares and (iii) shared power to dispose of or direct the disposition of 61,776 of these shares. The business address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

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PROPOSAL 4—APPROVAL OF SECOND AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

PROPOSAL SUMMARY

What Are You Voting On?

We are asking our shareholders to approve and adopt the following resolution, which will adopt the Second Amended and Restated Memorandum and Articles of Association in the form attached hereto as Annex A (the “Proposed Articles”).

“RESOLVED, by special resolution that the existing Amended and Restated Memorandum and Articles of the Company be replaced in their entirety with the Second Amended and Restated Memorandum and Articles of Association attached at Annex A.”

Our existing Amended and Restated Memorandum and Articles of Association (the “Existing Articles”) were adopted in 1997 and consequently do not reflect subsequent changes in Cayman Islands law or corporate governance trends and contain many hold-over provisions that are not applicable once we became a public company. As a Cayman Islands company, we are governed by our Existing Articles. Our Existing Articles contain the types of rights, obligations and procedures that are typically contained in the bylaws of a Delaware company. However, under Cayman Islands law these provisions are set forth in the Memorandum and Articles of Association and require approval by two-thirds of the votes cast by shareholders who are entitled to vote and are present in person or by proxy at the Annual Meeting to be amended.

Our Board believes that it is in the best interests of the Company and its shareholders to amend and restate the Existing Articles to modernize the Existing Articles and better align them with legal and regulatory developments and current corporate governance practices.

A summary of the Proposed Articles is included in this section.

Voting Recommendation

The Board recommends that you vote “FOR” the approval of the following resolution

“RESOLVED, by special resolution that the existing Amended and Restated Memorandum and Articles of the Company be replaced in their entirety with the Second Amended and Restated Memorandum and Articles of Association attached at Annex A.”

Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted “FOR” the approval of the above special resolution approving the Second Amended and Restated Memorandum and Articles of Association.

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APPROVAL OF SECOND AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

General Information

We are asking our shareholders to approve and adopt the Second Amended and Restated Memorandum and Articles of Association in the form attached hereto as Annex A (the “Proposed Articles”). Our existing Amended and Restated Memorandum and Articles of Association (the “Existing Articles”) were adopted in 1997 and consequently do not reflect subsequent changes in Cayman Islands law or corporate governance trends and contain many hold-over provisions that are not applicable once we became a public company. As a Cayman Islands company, we are governed by our Memorandum of Association and our Articles of Association. Our Existing Articles contain the types of rights, obligations and procedures that are typically contained in the bylaws of a Delaware company. Pursuant to Cayman Islands law, the special resolution approving the Proposed Articles must be passed by not less than two-thirds of the votes cast by shareholders who are entitled to vote and are present in person or by proxy at the Annual Meeting. The below is a summary of the proposed amendments and shareholders should refer to the full text of the Proposed Articles in their entirety attached to this proxy statement as Annex A.

The adoption of the Proposed Articles will become effective upon approval by the shareholders.

Summary of the Proposed Articles

The Proposed Articles have been completely rewritten to use clearer, more precise language, to make administrative revisions eliminating obsolete or inapplicable provisions and generally, to be more in conformity with the format of Memorandum and Articles of Association and bylaws applicable to publicly traded companies. However, a summary of the key substantive differences between the Existing Articles and the Proposed Articles is set forth below:

Eliminate Provisions Not Relevant to a Public Company, such as Board delegation of authority and alternate directors

The Proposed Articles eliminate inapplicable provisions regarding Board delegation of authority and alternate directors that were no longer relevant to the Company once it became a publicly-traded company on the NYSE and are not in-line with good corporate governance. The Existing Articles permit a director to appoint another person to be his alternate to act in his place at any meeting of the Directors at which he is unable to be present. Once we became a public company, we believe, and our directors have acted accordingly, that the only persons who should serve as directors should be persons elected by the shareholders or appointed by a majority of the Board. Furthermore, it would be impossible to maintain compliance with the NYSE listing standards or SEC disclosure obligations if directors were permitted to select their own alternate each time they could not attend a meeting. In accordance with good governance principles, the Proposed Articles also clarify that our Board may only delegate its powers to committees comprised of members of the Board.

Clarification of dividend policies

The Proposed Articles align the Board’s authority to declare dividends with the rights and obligations provided by Cayman Islands law. Specifically, the Proposed Articles grant our Board the exclusive power to declare dividends from any lawfully available funds in the manner and subject to the conditions and restrictions determined by the Board from time to time. Dividends may be forfeited and revert back to the Company if they go unclaimed for a period of the lesser of six years from the date of declaration or one year after dissolution of the Company. The Existing Articles only permit dividends to be paid from profits or the share premium account and do not contemplate the treatment of unclaimed dividends.

Clarification of share repurchase policies and procedures

The Proposed Articles provide that we may repurchase Ordinary Shares in any manner and at any price approved of by our Board and better align with the requirements set forth in the US federal securities laws to which the Company is subject. The Existing Articles only permit us to repurchase Ordinary Shares (i) pursuant to a shareholder agreement, (ii) pursuant to a tender offer to all shareholders, (iii) on the market (subject to price limitations), or (iv) by reference to net asset value, which can create conflict with Rule 10b-18 and Regulation M of the US federal securities laws that govern open market stock repurchases by companies listed on the NYSE. In addition, the Proposed Articles permit us to use any legal sources to repurchase Ordinary Shares, including our capital. The Existing Articles only permit us to repurchase shares from our profits or from the proceeds of a new issuance of Ordinary Shares.

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APPROVAL OF SECOND AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

Changes in shareholder approval requirements with respect to new issuances of securities

The Proposed Articles align NYSE. While the Existing Articles provide for blank check preferred, they also provide that any change to the rights of any class of shares requires the approval of a super-majority of the shares of such class. The Existing Articles are not clear as to what types of changes require shareholder approval nor whether future issuances would be deemed to be a change to the rights of any class of shares. The Proposed Articles state that any “materially adverse” change (rather than any change) to the right of any class of shares requires the approval of two-thirds of the shares of the adversely affected class. The issuance of additional classes of preferred shares will not be deemed “materially adverse” to an outstanding class of preferred shares unless the terms of the preferred shares so provide.

Changes in procedural matters governing meetings of shareholders

The Proposed Articles provide for specific provisions regarding record date and adjournment procedures, affirmatively provide for virtual and telephonic participation and affirmatively provide for shareholders to grant their proxy via telephonic or other electronic communication to provide the Board and shareholders more clarity. The Existing Articles are silent on these matters. The Proposed Articles state that only those shareholders who owned shares as of the record date set by the Board shall be entitled to vote at a meeting. The Proposed Articles also allow adjournment of the meeting by the Chairman or the holders of a majority of the shares entitled to vote.

In addition, the Proposed Articles eliminate a provision of the Existing Articles that stated that a shareholder was not allowed to vote if of “unsound mind or, in respect of whom an order has been made by any court having jurisdiction in lunacy” as the Board believes that this is provision is not appropriate for a public company.

Changes in procedure for Board to fill Board vacancies

The Proposed Articles give our Board the power to appoint a director to fill a vacancy by the vote of a majority of the directors present and voting at a meeting of our Board, subject to quorum provisions. The Existing Articles require that all directors be present at a meeting of the Board in order to appoint an additional director to fill a vacancy.

Changes in procedural matters governing meetings of the Board

The Proposed Articles update and modernize the Existing Articles to conform to the general standards of corporate governance. Specifically, the Proposed Articles permit the Chairman, Chief Executive Officer or any director to call a meeting of our Board, whereas the Existing Articles only permit the Chairman, Chief Executive Officer, President or one-third of the directors to call a meeting of our Board. The Proposed Articles state that action cannot be taken at a meeting of our Board unless a quorum of a majority of our Board is present. The Existing Articles set the quorum at three directors unless otherwise fixed by our Board. In addition, the Proposed Articles require that written notice be provided three days prior to a meeting of our Board and that other procedures be set forth in corporate governance guidelines to be established by the Board. No such notice requirement exists in the Existing Articles.

Changes in procedural matters governing meetings of Committees of the Board

The Proposed Articles update and modernize the Existing Articles to conform to the general standards of corporate governance. Specifically, the Proposed Articles state the quorum required for action to be taken at a committee meeting is a majority of the members of the specific committee of the Board. The vote required to approve any action at a committee meeting is a majority. The Existing Articles provide the authority to create a committee, but do not contemplate standards for quorum or action taken.

Expands the events that disqualify a director from serving on our Board

The Proposed Articles update and modernize the Existing Articles to be more in line with current Cayman Islands governance standards. Specifically, the Proposed Articles adopt an abandonment concept and state that a director shall, upon request of the Board, relinquish his or her position as a director if he or she is absent from Board meetings for three consecutive times without leave of absence. In addition, the Proposed Articles state that a director shall, upon request of the Board, relinquish his or her position as a director if he or she is prohibited by law from being a director or ceases to be a director by virtue of any provision of law or is removed from office pursuant to the Proposed Articles.

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APPROVAL OF SECOND AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

Changes to indemnification, liability and insurance provisions

The Proposed Articles modify the indemnification, liability and insurance provisions to conform to Cayman Islands law, common market practice and provide the Company an ability to solicit strong candidates for directors and officers. Specifically, the Proposed Articles expressly state that indemnified persons, including officers and directors, shall be indemnified for losses incurred as a result of any act or failure to act in carrying out his or her functions unless the loss arises through actual fraud or willful default, which shall be determined by a court which is the standard provided under Cayman Islands law. The Existing Articles provide for indemnification for any action resulting from the officers’ and directors’ discharge of duties.

The Proposed Articles modify exculpability for directors by providing that directors shall not be liable to the Company except for instances of actual fraud or willful default, as determined by a court. By comparison, the Existing Articles provide that a director shall not be liable except for instances of dishonesty, as determined by the Company.

The Proposed Articles also require the Company to advance reasonable attorneys’ fees incurred in connection with the defense of any action involving an indemnified person while the Existing Articles only permit the Company to advance reasonable attorneys’ fees. Finally, the Proposed Articles affirmatively provide that the Company can obtain director and officer liability insurance, which is not addressed in the Existing Articles.

No changes in requirements to amend Articles at a Meeting

Article 24 of the Companies Act states that Memorandum and Articles can only be adopted by special resolution. The Companies Act states that special resolutions can be adopted either by two-thirds of the Ordinary Shares (clause (1)(a)) or, if permitted by the articles, by unanimous written consent (clause (1)(b)). Consequently, while the Articles affirmatively set forth the standard, there is no substantive change to the standard that currently applies to the Company for amendment of the articles adopted at a general or special meeting under Cayman Islands law. Cayman Islands law does not permit the Articles to set the percentage of shareholders that are required to amend the Articles at a threshold below two-thirds.

No change in the Number of Directors

The Proposed Articles do not change the process or the limit on the number of Board Members. The Articles continue to provide for a fixed range of between three and nine directors.

No change to director nominations by shareholders

The Proposed Articles do not change the ability of shareholders holding 25% or more of the outstanding Ordinary Shares to nominate directors.

No change to advance notice provisions

The Proposed Articles do not change the requirement that proposals or director nominations be brought by the Board or shareholders at least 80 and not more than 100 days prior to the relevant general meeting, or within ten days of the relevant record date if the record date has not been set or falls after that period of time.

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PROPOSAL 5—VOTE TO APPROVE AND ADOPT THE 2022 OMNIBUS SHARE INCENTIVE PLAN

PROPOSAL SUMMARY

What Are You Voting On?

On April 1, 2022, on recommendation of the Compensation Committee, the Board of Directors unanimously approved, and recommended that our shareholders approve, the 2022 Omnibus Share Incentive Plan (as amended from time to time, the “2022 Plan”). The 2022 Plan is intended to replace our 2014 Omnibus Share Plan (the “2014 Plan”). No new awards will be granted under the 2014 Plan upon approval of the 2022 Plan by our shareholders. The 2022 Plan provides that we can issue up to (a) 2.8 million Common Shares plus (b) any Common Shares remaining available for future awards under the 2014 Plan on the date the 2022 Plan is approved by our shareholders (of which there were 262 thousand Common Shares remaining available for future awards under the 2014 Plan as of March 7, 2022); plus (c) any Common Shares with respect to awards that were granted under the 2014 Omnibus Plan (the “Prior Plan”) that are forfeited or canceled (e.g., due to the recipient’s failure to satisfy applicable service or performance conditions) after the 2022 Plan is approved by our shareholders.

Voting Recommendation

The Board recommends that you vote “FOR” this proposal because it believes that the Company’s 2022 Omnibus Share Incentive Plan and practices are an important component in attracting and retaining key executives, rewarding achievement of the Company’s short-term and long-term business goals, and aligning our executives’ interests with those of our shareholders to create long-term sustainable value.

Unless otherwise instructed, the shares represented by your properly executed proxy will be voted “FOR” this proposal.

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PROPOSAL 5 – OMNIBUS INCENTIVE SHARE PLAN

General Information

On April 1, 2022, the Board approved the adoption of the Fresh Del Monte Produce, Inc. 2022 Omnibus Share Incentive Plan (the “2022 Plan” or the “Plan”), subject to approval by our shareholders. The Board of Directors adopted the 2022 Plan as a flexible omnibus share incentive compensation plan that would allow the Company to use different forms of compensation awards to attract new employees, executives and directors, to further the goal of retaining and motivating employees and directors and to further align such individuals’ interests with those of our shareholders.

The use of equity as a component of our total compensation program is important because it fosters a pay for performance culture, which is an essential element of our overall compensation philosophy. We believe that equity compensation motivates individuals to create shareholder value since the value they ultimately realize from such compensation is based on the performance of our Ordinary Shares. As described in greater detail below, the Board believes that the effective use of equity-based compensation and performance-based compensation has been integral to our historical success and is a key component of our ability to drive strong performance in the future. Accordingly, the Board is seeking shareholder approval of the 2022 Plan. The summary that follows represents the terms of the 2022 Plan in the event it is approved by the shareholders.

The following information regarding the 2022 Plan is being provided to you in connection with the solicitation of proxies for the approval of the adoption of the 2022 Plan. The following description of the 2022 Plan is a summary only and does not purport to be complete. The summary is qualified in its entirety by reference to the 2022 Plan. The text of the 2022 Plan is attached as Annex B to this proxy statement. You are urged to read the 2022 Plan.

Summary of the Plan

The 2022 Plan is intended to replace our 2014 Omnibus Share Plan (the “2014 Plan”). No new awards will be granted under the 2014 Plan upon approval of the 2022 Plan by our shareholders, however, outstanding awards under the 2014 Plan will continue to be governed by the terms of the 2014 Plan until exercised, settled, expired or otherwise terminated or canceled. If the 2022 Plan is approved, the number of shares of our Ordinary Shares that will be available for issuance under the 2022 Plan pursuant to any form of equity awards permitted under the 2022 Plan will be equal to the sum of (a) 2.8 million Ordinary Shares plus (b) any Ordinary Shares remaining available for future awards under the 2014 Plan on the date the 2022 Plan is approved by our shareholders (of which there were 262 thousand Ordinary Shares remaining available for future awards under the 2014 Plan as of March 7, 2022); plus (c) any Ordinary Shares with respect to awards that were granted under the 2014 Omnibus Plan (the “Prior Plan”) that are forfeited or canceled (e.g., due to the recipient’s failure to satisfy applicable service or performance conditions) after the 2022 Plan is approved by our shareholders. However, Ordinary Shares with respect to awards under the 2022 Plan or the Prior Plan that are withheld or tendered or not issued to the Participant to satisfy tax withholding obligations or to pay the exercise price of an award under the 2022 Plan or any award under a Prior Plan would not become available for issuance pursuant to the 2022 Plan.

Share Reservation

In its determination to recommend that the Board approve the 2022 Plan, the Compensation Committee reviewed a summary of the 2022 Plan terms and the share usage, overhang and dilution metrics set forth below, as well as market practices and trends and the cost of the 2022 Plan. The following table summarizes the number of shares that were authorized for issuance related to outstanding awards under the Prior Plan and available for future awards under the Prior Plan as of March 3, 2022.

Shares Subject to Outstanding Options	Shares Subject to Outstanding Full-Value Awards	Shares Remaining Available for Future Grants under the 2014 Plan	Total
109,100(1)	331,565	262,447	703,112

(1)	The weighted average exercise price of the options is $27.85 and the weighted average remaining term is 1.7 years.

Our Board recognizes the impact of dilution on our shareholders and has evaluated this impact carefully in the context of the need to attract, retain, motivate and ensure our leadership and key employees are focused on both strategic and

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PROPOSAL 5 – OMNIBUS INCENTIVE SHARE PLAN

tactical priorities and their interests are aligned with those of our shareholders. We had approximately 47.8 million shares outstanding as of March 3, 2022.

The aggregate total of 0.7 million shares represents a fully-diluted overhang of approximately 1.45% of our Common Shares outstanding as of March 3, 2022. If the 2022 Plan is approved, the 2.8 million newly authorized shares requested would increase the overhang to approximately 6.83%. Overhang is calculated as the total of (a) shares underlying outstanding awards plus shares available for issuance under future equity awards, divided by (b) the total number of shares outstanding, shares underlying outstanding awards and shares available for issuance under future equity awards. Our Board believes that the proposed share reserve represents a reasonable amount of potential equity dilution to accommodate our long-term strategic and growth priorities.

Share Usage

We believe we have demonstrated our commitment to sound equity compensation practices. For example, as set forth in the table below, our average three-year run rate for 2019, 2020 and 2021 is 0.58%. The run rate for each fiscal year is calculated as the number of shares granted under the 2014 Plan, including time-based RSUs and earned performance-based RSUs (“PSUs”), divided by the weighted average common shares outstanding. Management and our Board are cognizant of the expense attributable to compensatory Common Shares awards, as well as dilution, and strive to maintain both at appropriate levels.

	(Amounts in millions)
Year	Options Granted	Full - Value Awards Granted	Full - Value Awards Earned	Total Awards	Weighted Average Common Shares Outstanding	Run Rate

2021	0	0.33	0.05	0.38	47.5	0.80%

2020	0	0.20	0.06	0.26	47.6	0.55%

2019	0	0.14	0.05	0.19	48.3	0.39%

Three-Year Average						0.58%

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PROPOSAL 5 – OMNIBUS INCENTIVE SHARE PLAN

Important Governance Features and Practices

The 2022 Plan and our equity grant practices are designed to reflect leading corporate governance practices and protect shareholder interests:

FEATURE/PRACTICE	DESCRIPTION

No Liberal Share Recycling

Neither Ordinary Shares withheld or tendered to satisfy applicable tax withholding obligations or in payment of the exercise price of an award either under the 2022 Plan or the Prior Plan nor any Ordinary Shares repurchased by the Company on the open market with the proceeds of an award under the 2022 Plan or Prior Plan paid to the Company by or on behalf of the Participant would be available again for purposes of determining the maximum number of Ordinary Shares available for delivery under the 2022 Plan.

Each Ordinary Share with respect to which a SAR is exercised would be counted as one share of Ordinary Shares against the maximum number of Ordinary Shares available for delivery under the 2022 Plan, regardless of the number of Ordinary Shares actually delivered upon settlement of such SAR.

No Evergreen Provision	The 2022 Plan does not contain an “evergreen” feature that automatically replenishes the shares available for future grants under the 2022 Plan.

No Automatic Grants	The 2022 Plan does not provide for automatic grants to any participant.

No Tax Gross-Ups	The 2022 Plan does not provide for any tax gross – ups.

No Discounted Options or SARs	Options and SARs may not be granted with exercise prices lower than the market value of the underlying shares on the grant date.

Explicit “No Repricing” Provisions	Subject to certain adjustment provisions, the 2022 Plan expressly provides that the terms of Options or SARs may not be amended, substituted or replaced or re-granted, without shareholder approval, to (1) reduce the exercise price of outstanding Options or SARs or (2) cancel outstanding options or SARs in exchange for Options or SARs with a lower exercise price.

Minimum Vesting	Awards will have a minimum period of restriction of one year, except upon a termination of employment or a participant’s termination without cause during the twenty-four month period following the occurrence of a change in control (as such terms are defined in the 2022 Plan). However, in no event will the vesting of any award occur within one year of the date of grant, except that we will be entitled to make grants of any kind of award under the 2022 Plan without regard to the minimum vesting condition in an aggregate amount not to exceed 5% of the shares authorized for issuance under the 2022 Plan.

Individual Limits on Awards	The 2022 Plan limits the number of Ordinary Shares underlying performance awards that may be granted to a participant in a calendar year. There are further limits on the number of shares underlying awards that may be granted to independent directors.

Double-trigger vesting of awards upon a Change of Control

Awards do not accelerate upon a Change of Control (as defined below) unless the employee is terminated without Cause (as defined below) within twenty-four (24) months following the Change of Control or the awards are not assumed by the acquiror.

For performance awards outstanding at the Change of Control, (i) the performance period would end on the date immediately prior to such Change of Control, (ii) the Committee would determine the actual level of achievement of performance goals based upon the Company’s audited or unaudited financial information or other information then available as the Committee deems relevant and (iii) the earned amount of performance awards will continue to be subject to any service-based vesting conditions that remain in place.

No liberal Change of Control definition	The definition of Change of Control would require consummation, not only shareholder approval, of a merger or similar corporate transaction.

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PROPOSAL 5 – OMNIBUS INCENTIVE SHARE PLAN

FEATURE/PRACTICE	DESCRIPTION

No Dividends on Unvested Awards, Stock Options or SARs	The 2022 Plan prohibits the payment of dividends or dividend equivalents on Options and SARs. Where permitted for other awards, dividends or dividend equivalent rights, if any, will be subject to the same vesting requirements and risk of forfeiture as the underlying award and will only be paid at the time those vesting requirements are satisfied.

Seven-year expiration	No Option or SAR is permitted to be exercisable after the seven-year anniversary of the date of grant.

Independent Administration	The 2022 Plan is administered by the Compensation Committee, which is composed entirely of directors who are “independent” within the meaning of the NYSE independence requirements and “non-employee directors” as defined in Rule 16b-3 under the Exchange Act.

Summary of the 2022 Plan

Administration

The 2022 Plan is to be administered by the Compensation Committee (the “Committee”) of the Board, which is comprised exclusively of non-management independent directors who serve at the discretion of the Board. In the absence of the Committee, the 2022 Plan is administered by the Board. The Committee is also be permitted to delegate its responsibilities and powers to any director, officer or employee it chooses, and such delegation may be revoked by the Committee at any time, provided that such persons may not take any action with respect to (i) awards held by “officers” of the Company (within the meaning of Rule 16a-1 under the Exchange Act) or independent directors, (ii) take any action inconsistent with Section 409A of the Code, or (iii) take any action inconsistent with applicable provisions of the Florida Business Corporation Act.

Subject to the terms of the 2022 Plan, the Committee is authorized to (i) select eligible recipients, (ii) determine the terms and conditions of the awards, (iii) construe and interpret the 2022 Plan and awards, (iv) grant replacement awards in specified circumstances, (v) establish, amend and revoke rules and regulations for its administration, (vi) modify and (vi) cancel awards. Any interpretation of the 2022 Plan by the Committee, and any decision made by the Committee under the 2022 Plan, is binding and conclusive on all persons. In no event would the Committee have the power to reprice options or SARs with an exercise price that is less than the original exercise price unless such action is approved by our shareholders. Any awards granted to an independent director of the Board is administered by the Board, and the Board would have all the powers of the Committee in such circumstances.

Eligibility

Any current or prospective employee, officer or member of the Board of the Company or any of its Subsidiaries, any individual consultant or other person who performs services for the Company or any of its Subsidiaries is eligible for selection by the Committee to receive awards and participate in the 2022 Plan. The Company currently has approximately 40,000 employees and 7 non-employee directors who will be eligible to participate in the 2022 Plan.

Shares Available for Awards

Subject to adjustment for changes in capitalization, the maximum total number of Ordinary Shares that may be delivered to participants and their beneficiaries under the 2022 Plan is equal to the sum of (a) 2.8 million Ordinary Shares plus (b) any Ordinary Shares remaining available for future awards under the 2014 Plan on the date the 2022 Plan is approved by our shareholders (of which there were 262 thousand Ordinary Shares remaining available for future awards under the 2014 Plan as of March 7, 2022); plus (c) any Ordinary Shares with respect to awards that were granted under the 2014 Omnibus Plan (the “Prior Plan”) that are forfeited or canceled (e.g., due to the recipient’s failure to satisfy applicable service or performance conditions) after the 2022 Plan is approved by our shareholders. However, Ordinary Shares with respect to awards under the 2022 Plan or the Prior Plan that are withheld or tendered or not issued to the Participant to satisfy tax withholding obligations or to pay the exercise price of an award under the 2022 Plan or any award under a Prior Plan would not become available for issuance pursuant to the 2022 Plan.

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PROPOSAL 5 – OMNIBUS INCENTIVE SHARE PLAN

Upon exercise of a SAR, each Ordinary Share with respect to which such SAR is exercised is counted as one Ordinary Share against the maximum aggregate number of Ordinary Shares that may be delivered pursuant to awards granted under the 2022 Plan, regardless of the number of Ordinary Shares actually delivered upon settlement of such SAR. If and to the extent that Ordinary Shares are not delivered because an award is settled in cash, those shares would not be deemed to have been delivered for purposes of determining the maximum number of Ordinary Shares available for delivery under the 2022 Plan. Ordinary Shares issued pursuant to awards granted in substitution for awards previously granted by a company acquired by the Company or subsidiary, or with which the Company or any subsidiary combines, would not reduce the limit on Ordinary Shares available for delivery under the 2022 Plan.

Types of Awards

Under the 2022 Plan, the Committee is authorized to grant options, performance awards, RSAs, RSU and other stock-based awards.

Options

The Committee is authorized to grant incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, non-qualified stock options and SARs, which entitle the participant to receive the amount by which the fair market value of an Ordinary Share on the date of exercise exceeds the exercise price of the SAR. The exercise price per share subject to an option and the exercise price of a SAR is determined by the Committee but may not be less than the fair market value of an Ordinary Share on the date of grant. For purposes of the 2022 Plan, the fair market value of an Ordinary Share as of any given date is the closing sales price per share of Ordinary Share as reported on the principal securities exchange or market on which the Ordinary Shares are then listed or admitted to trading on the date that the award is granted or, if the grant date is not a trading day, the fair market value is the closing sales price per share of Ordinary Shares on the most recent trading prior to the date the award was granted. The maximum term of each option or SAR, the times at which and the manner in which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options or SARs at or following termination of employment generally is fixed by the Committee, provided, however, that in no event may an option or SAR remain exercisable after the seven-year anniversary of the date of grant.

Other Stock-Based Awards

Stock-based awards (other than Options and SARs) would consist of: (1) Stock unit awards, which are vested awards that entitle the participant to receive Ordinary Shares in the future; (2) RSAs, which are Ordinary Shares that are subject to forfeiture or other restrictions that would lapse upon the achievement of one or more goals relating to completion of service, performance or other objectives; (3) RSU awards, which entitle the participant to receive Ordinary Shares in the future subject to the achievement of one or more goals, relating to completion of certain service, performance or other objectives; and (5) other stock-based awards, which are awards (other than Options, SARs, stock unit awards, RSAs or RSU awards), that is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Ordinary Shares.

Performance Awards

The Committee is authorized to designate any award granted under the 2022 Plan as a performance award that is contingent on the achievement of performance measures during a performance period as determined by the Committee upon the grant of the performance award. Performance awards may be settled by delivery of cash, shares or other property, or any combination thereof, as determined by the Committee.

The Committee may establish the performance measures for awards under the 2022 Plan which may be based on the achievement of one or more of the following business criteria for the Company, on a consolidated basis, or for any Subsidiary, or for business or geographical units of the Company or any Subsidiary (except with respect to the shareholder return measures and earnings per share criteria),: (1) earnings per share or diluted earnings per share; (2) revenues or margins; (3) cash flow; (4) gross or net profitability/profit margins (including profitability of a product or service); (5) return measures (including return on net assets, investment, capital, equity, or sales); (6) economic value; (7) enterprise value; (8) direct contribution; (9) net income; (10) pretax earnings; (11) earnings before interest and taxes;

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(12) earnings before interest, taxes, depreciation and amortization; (13) earnings after interest expense and before non-recurring or special items; (14) operating income; (15) income before interest income or expense, unusual items and income taxes, local, state, federal or foreign and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (16) working capital; (17) costs or expenses (including specified types or categories thereof); (18) identification and/or consummation of investment opportunities or completion of specified projects, including strategic mergers, acquisitions or divestitures; (19) shareholder return measures; (20) share price; (21) debt reduction or borrowing levels; (20) improvements in capital structure; (21) sales or product volume; (22) days sales outstanding; (23) market share (in the aggregate or by segment); (24) ratios (including operating, leverage, combined); (25) book, economic book or intrinsic book value (including book value per share); (26) entry into new markets, either geographically or by business unit; (27) customer retention and satisfaction; (28) safety and accident rates; (29) strategic plan development and implementation, including turnaround plans; (30) funds from operations; (31) any other financial or operational metric selected by the Committee; or (32) any other criteria as the Committee shall determine in its discretion.

Any of the above goals may be determined on an absolute or relative basis (e.g. growth in earnings per share) or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Index or a group of companies that are selected by the Committee. The Committee may adjust the impact of one or more events or occurrences as the Committee determines appropriate, including, without limitation, (i) acquisitions, divestitures, restructurings, discontinued operations, and other unusual or non-recurring charges, (ii) an event either not directly related to the operations of the Company or any of its affiliates, Subsidiaries, divisions, segments or operating units or not within the reasonable control of the Company’s management, or (iii) a change in accounting standards required by generally accepted accounting principles.

Other Terms of Awards

Awards issued under the 2022 Plan may also include the following terms:

•	Awards may be settled in the form of cash, shares of Ordinary Shares, other awards, or any combination thereof, as the Committee is permitted to determine.

•

The Committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the Committee may establish, which may include the payment or crediting of interest or dividend equivalents on deferred amounts, and may include such credits into deferred Ordinary Shares equivalents. A participant would, however, only be eligible to receive dividends or dividend equivalents in respect of any award that vests or is payable upon achievement of performance measures to the extent that the relevant performance measures are achieved and all or some of the award has been earned for the applicable period. In addition, no dividends or dividend equivalents will be paid on Options or SARs.

•

The Committee is permitted to condition the delivery of any Ordinary Shares or benefits under the 2022 Plan on satisfaction of the applicable tax withholding obligations, and may permit such withholding obligations to be satisfied through cash payment by the participant, the surrender of Ordinary Shares, which the participant already owns, the withholding of Ordinary Shares that otherwise would have been delivered pursuant to the award, or the surrender of Ordinary Shares to which the participant is otherwise entitled under the 2022 Plan.

•	Except as otherwise provided by the Committee, awards under the 2022 Plan would not be transferable except as designated by the participant by will or by the laws of descent and distribution.

Change of Control

In the event of a Change of Control, unless otherwise provided in the applicable award or an individual employment agreement, all awards that are outstanding and unvested as of immediately prior to a Change of Control would remain outstanding and unvested, provided that for any outstanding performance awards, (i) the performance periods that would be in effect on the date the Change of Control occurs would instead end on the date immediately prior to such Change of Control, (ii) the Committee would determine the actual level of achievement of the performance goals with respect to each such performance period as of the most recent practicable date prior to such Change of Control based upon the Company’s audited or unaudited financial information or other information then available as the Committee deems relevant and (iii) to the extent earned, such performance awards will continue to be subject to any service-based vesting conditions that remain in place. If, however, (A) within two years following a Change of Control, the participant’s

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employment with the Company and its affiliates is terminated without “Cause” or (B) in connection with the Change of Control, no provision is made for assumption, continuation or substitution of awards in a manner that preserves the material terms and conditions of the awards, then any awards that are unexercisable, unvested or subject to restrictions would automatically become exercisable and vested and all restrictions would lapse as of the date of such termination or immediately prior to the Change of Control, as applicable.

The term “Change of Control” is defined in the 2022 Plan to mean any one of the following events:

(i)

any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of thirty percent (30%) or more of the combined voting power of our outstanding voting securities ordinarily having the right to vote for the election of our (the “Voting Shares”); provided, however, that the following acquisitions shall not constitute a Change of Control:

(a)	any acquisition by the members of the Abu-Ghazaleh family, or any entities controlled by such members or any Affiliates of such entities;

(b)	any acquisition by any of our employee benefit plans; or

(c)	any acquisition of Voting Securities directly from FDP;

(ii)

there is a change in the composition of the Board over a period of twenty-four (24) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were (x) still in office at the time such election or nomination was approved by the Board and (y) not initially (a) appointed or elected to office as a result of either an actual or threatened election and/or proxy contest by or on behalf of a Person other than the Board, or (b) designated by a Person who has entered into an agreement with the Company to effect a transaction described in (i) above or (iii) or (iv) below;

(iii)

the consummation of a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 25% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control;

(iv)

the consummation of a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v)	the complete liquidation of the Company.

The term “Change in Control” shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. Solely with respect to any Award that constitutes “deferred compensation” subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for purposes of determining whether a Participant’s rights to such Award become vested or otherwise unconditional upon the Change in Control.

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For purposes of determining whether a participant’s employment with the Company and its affiliates is terminated without “Cause” under the 2022 Plan, the term “Cause” shall have the definition set forth in the respective employment agreement, of if the participant is not party to an agreement, then the term shall mean the following:

a)	the material failure by the participant to perform, in a reasonable manner, his or her duties as assigned by the Company or any Subsidiary (or any successor company);

b)	any material violation or breach by the participant of his or her employment agreement, consulting or other similar agreement with the Company or any Subsidiary (or successor company), if any;

c)	any material violation or breach by the participant of any non-competition, non-solicitation, non-disclosure or other similar agreement with the Company or any Subsidiary (or successor company);

d)	any material violation or material breach by the participant of the Company’s Code of Conduct or any other Company (or successor company) policy;

e)	any act by the participant of material dishonesty or fraud that injures the reputation or business of the Company or any Subsidiary (or successor company); or

f)	the conviction of or entry of a plea of guilty or nolo contender to a felony or a crime involving moral turpitude.

The good faith determination by the Committee of whether the participant’s employment or service was terminated for Cause is final and binding for all purposes.

Share Limits

Subject to adjustment for changes in capitalization, the maximum number of Ordinary Shares that may be issued as a result of the exercise of ISOs is 500,000. Furthermore, with respect to awards that are performance awards, the maximum number of Ordinary Shares that is available to be granted to any one individual in any fiscal year in respect of Ordinary Shares settled awards, is no more than 500,000, multiplied by the number of fiscal years (and fractions thereof) over which the performance criteria are measured. In the case of such awards that are cash-settled based upon the fair market value of a share of Ordinary Shares, the maximum amount of cash that may be paid to any one individual in any fiscal year is equal to 500,000 Ordinary Shares multiplied by the fair market value as of the relevant vesting, payment or settlement date, multiplied by the number of fiscal years (and fractions thereof) over which the performance criteria are measured. In the case of all other performance awards, the maximum amount of cash and other property (valued at its fair market value) other than Ordinary Shares that may be paid or delivered pursuant to such awards granted to any one individual in any fiscal year is equal to 500,000 multiplied by the number of complete fiscal years (and fractions thereof) over which the performance criteria are measured.

Subject to adjustment for changes in capitalization, with respect to awards granted to independent directors, in the case of such Ordinary Shares-settled awards, the maximum number of Ordinary Shares that is available to be granted to any one independent director in any fiscal year is 100,000. In the case of such awards that are cash-settled based on the fair market value of a share of Ordinary Shares, the maximum amount of cash that may be paid to any one independent director in any fiscal year is equal to 100,000 Ordinary Shares multiplied by the per share fair market value as of the relevant vesting, payment or settlement date. In the case of all other awards granted to independent directors, the maximum amount of cash and other property (valued at its fair market value) other than Ordinary Shares that may be paid or delivered pursuant to such awards to any one independent director in any fiscal year is $500,000.

Adjustments

In the event of any equity restructuring of the Company, such as an Ordinary Shares dividend, Ordinary Shares split, spin-off, reverse Ordinary Shares split, split-up, rights offering, recapitalization or non-recurring cash dividend or other distribution (whether in the form of shares of Ordinary Shares, other securities or other property), the Committee would adjust each award to prevent dilution or enlargement of the rights of the holders with respect to outstanding awards. In addition, in the event of any merger, consolidation, combination, exchange of shares or any similar corporate transaction (including any Change of Control), the Committee is permitted to make other adjustments in order to preserve the benefits and potential benefits of outstanding awards. Such actions may include, but are not limited to, adjustments to the

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aggregate number of shares available for issuance under the 2022 Plan, the annual per participant limits, the number and kind of shares subject to outstanding award, and the exercise price of any outstanding Options or SARs, as well as any other appropriate adjustments it deems necessary.

Amendment and Termination

The Board is permitted, at any time, to amend or terminate the 2022 Plan, and the Board or the Committee is permitted, at any time, to amend any award outstanding thereunder, provided that no amendment or termination may, in the absence of written consent by the affected participant (or the participant’s beneficiary if the participant is no longer living), materially and adversely affect the rights of any participant or beneficiary granted under the 2022 Plan prior to the date that the amendment is adopted by the Board unless such amendment is made to comply with applicable law, or with tax, security exchange or accounting rules. The Board is permitted to so amend the 2022 Plan without further shareholder approval, except to the extent shareholder approval is required by law or regulation or under the rules of any securities exchange or quotation system on which Ordinary Shares are then listed or quoted. Thus, shareholder approval would not necessarily be required for every amendment to the 2022 Plan, which might increase the cost of the 2022 Plan or alter the eligibility of persons to receive awards.

The 2022 Plan would remain in effect as long as any award under it is outstanding. However, no awards are permitted to be granted under the 2022 Plan after the tenth anniversary of the date the 2022 Plan was approved by our shareholders.

Federal Income Tax Consequences of Awards

The 2022 Plan would not be qualified under the provisions of section 401(a) of the Code and would not be subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Nonqualified Stock Options

A non-qualified stock option (NQSO) results in no taxable income to the participant or deduction to the Company at the time it is granted. A participant exercising a NQSO will, at that time, realize taxable income (subject to withholding and employment taxes) in the amount equal to the excess, if any, of the then fair market value of the shares over the option exercise price. Subject to the applicable provisions of the IRC, the Company will be entitled to a deduction for federal income tax purposes in the year of exercise in an amount equal to the taxable income realized by the participant. The participant’s tax basis in shares received upon exercise is equal to the sum of the option exercise price plus the taxable income recognized by him or her upon exercise.

Any gain (or loss) upon subsequent disposition of the shares will be a long-term or short-term capital gain (or loss) to the participant, depending upon the holding period of the shares. If a non-qualified option is exercised by tendering previously owned shares in payment of the option price, then, instead of the treatment described above, the following will apply: a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the participant’s basis and holding period for such number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. The participant will have taxable income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the participant’s basis in such excess shares will be equal to the amount of such taxable income, and the holding period in such shares will begin on the date of exercise.

Incentive Stock Options

An incentive stock option (ISO) results in no taxable income to the participant or a deduction to the Company at the time it is granted or exercised. However, upon exercise, the excess of the fair market value of the shares acquired over the option exercise price is an item of adjustment in computing the alternative minimum taxable income of the participant, if applicable. If the participant holds the Ordinary Shares received as a result of an exercise of an ISO until the later of two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the shares is treated as a long-term capital gain. If the shares are disposed of during this period, however (i.e., a “disqualifying disposition”), then the participant will realize taxable income for the year of the disposition in an amount equal to the

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excess, if any, of the fair market value of the shares, upon exercise of the option over the option exercise price (or, if less, the excess of the amount realized upon disposition of the shares over the option exercise price). Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the participant. In the event of a disqualifying disposition, the Company will generally be entitled to a deduction, in the year of such a disposition, in an amount equal to the taxable income realized by the participant. The participant’s tax basis in the shares acquired upon exercise of an ISO is equal to the option exercise price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Stock Awards

Generally, if a participant receives a Stock award under the 2022 Plan, the participant would recognize ordinary compensation income at the time the Ordinary Shares are received equal to the excess, if any, of the fair market value of the Ordinary Shares received over any amount the participant paid in exchange for the Ordinary Shares. If, however, the Ordinary Shares are not vested when it is received under the 2022 Plan (for example, if the participant is required to work for a period of time in order to have the right to sell the Ordinary Shares), the participant generally would not recognize income until the Ordinary Shares becomes vested, at which time the participant would recognize ordinary compensation income equal to the excess, if any, of the fair market value of the Ordinary Shares on the date it becomes vested over any amount the participant paid in exchange for the Ordinary Shares. The participant may, however, file an election with the Internal Revenue Service, within 30 days of the participant’s receipt of the Ordinary Shares award, to recognize ordinary compensation income, as of the date the participant received the Ordinary Shares award, equal to the excess, if any, of the fair market value of the Ordinary Shares on the date the other Ordinary Shares award is granted over any amount the participant paid in exchange for the Ordinary Shares. If the participant is an employee of the Company, the ordinary compensation income the participant recognizes is subject to federal and state income and employment tax withholding.

Section 409A

If any award constitutes a “non-qualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), then the award is subject to certain additional requirements discussed in the 2022 Plan, if and to the extent required to comply with Section 409A of the Code. Any award agreement for any award that the Committee believes may constitute a Section 409A Plan, and the provisions of the 2022 Plan applicable to that award, is construed in a manner consistent with the applicable requirements of Section 409A, and the Committee, in its sole discretion and without the participant’s consent, may amend any award agreement (and the provisions of the 2022 Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code. In the event of a Change of Control, any outstanding awards that constitute deferred compensation is paid in accordance with Section 409A of the Code. If any award agreement or award is deemed not to comply with Section 409A of the Code, then neither the Company, the Committee nor its or their designees or agents is liable to any participant or other person for actions, decisions or determinations made in good faith.

Importance of Consulting Tax Adviser

The information set forth above is a summary only and does not purport to be complete. It is for general information only and is not intended or written to be used as tax advice. It is based on the U.S. federal income tax laws currently in effect and does not address state, local or foreign tax consequences. This summary also does not purport to deal with all material aspects of U.S. federal taxation that may be relevant to a participant’s personal investment circumstances and does not discuss the tax consequences of those participants who are subject to special treatment under any country’s income tax laws. Participants are strongly urged to consult with their tax advisor regarding the specific tax consequences (including the federal, state, local and foreign tax consequences) that may affect participants in the 2022 Plan and of potential changes in applicable tax laws.

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New Plan Benefits Table

A new plan benefits table for the 2022 Plan and the benefits or amounts that would have been received by or allocated to certain participants for the last completed fiscal year under the 2022 Plan if the 2022 Plan was then in effect, as described in the federal proxy rules, is not provided because all awards made under the 2022 Plan will be made at the Board’s or Committee’s discretion, as applicable. Therefore, the benefits and amounts that would be received or allocated under the 2022 Plan are not determinable at this time. However, please refer to the Summary Compensation Table, which includes certain information regarding awards granted to our NEOs during the fiscal year ended December 31, 2021. Equity grants to our non-employee directors are described under “Director Compensation.”

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OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act and the rules thereunder require our directors and executive officers and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports with the SEC relating to their share ownership and changes in such ownership. Based on a review of our records and certain written representations received from our executive officers and directors, we believe that during the 2021 fiscal year, all Section 16(a) filing requirements applicable to directors, executive officers and greater than 10% shareholders were complied with on a timely basis, except that Charles Beard, Jr. did not timely file a Form 4 to report a purchase transaction.

Proxy Solicitation Costs

We will pay the entire cost of soliciting proxies. In addition to solicitation by mail, proxies may be solicited on our behalf by directors, officers or employees in person, by telephone, by facsimile or by electronic mail. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of our Ordinary Shares.

Shareholder Proposals and Director Nominations for 2023 Annual General Meeting

Proposals for Inclusion in the Proxy Statement

Shareholders may submit proposals on matters appropriate for shareholder action at shareholder meetings in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2023 Annual General Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied. Such proposals must be received by our directors in care of the Secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134, no later than December 22, 2022.

Proposals not Included in the Proxy Statement and Nominations for Director

Our Memorandum and Articles of Association govern the submission of nominations for director nominations or other business proposals that a shareholder wishes to have considered at the 2023 Annual General Meeting of Shareholders, but which are not included in the 2023 proxy statement. Under our Articles of Association, shareholders must submit such proposals by delivering, by hand or by registered post, a notice setting out the precise language of any such proposal, together with a certificate certifying that such shareholder was a shareholder at the close of business on the relevant record date, to the directors in care of the Secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134. The directors must receive such notice at least 80 and not more than 100 days prior to the relevant general meeting or within ten days of the relevant record date if such record date has not been set or falls after that period of time. In addition, any shareholder recommending a director must submit in writing the information specified under “Shareholder Nominations of Director Candidates” to the Secretary.

The proxy solicited by the Board for the 2023 Annual General Meeting will confer discretionary authority to vote on (i) any proposal presented by a shareholder at that meeting for which the Company has not been provided with notice in a timely manner in accordance with the notice requirements of our Articles of Association, and (ii) any proposal made in accordance with the provisions of the Articles of Association, if the 2023 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-8(b)(2) under the Exchange Act.

The chairman of the 2023 Annual General Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

Shareholder Communications

Shareholders or other interested parties may contact any individual director by writing to them in care of the Company’s General Counsel, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134. This centralized process assists the Board in reviewing and responding to shareholder communications in an appropriate manner. The General Counsel will forward such correspondence only to the intended

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OTHER MATTERS

recipient(s). Communications relating to accounting, audit matters, or internal controls will also be referred to the Audit Committee. Prior to forwarding any correspondence, the General Counsel will review such correspondence and, in her discretion, not forward correspondence deemed to be of a commercial nature or relating to an improper or irrelevant topic. The General Counsel also will attempt to handle the inquiry directly, for example, when it is a request for information about the Company or it is a stock-related matter.

Electronic Delivery

We have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing the printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our proxy statement and annual report online on or about April 21, 2022. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Notice unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold shares in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact our transfer agent, Computershare Trust Company, N.A. in writing: P.O. Box 505000, Louisville, KY 40233-5000, or by telephone: in the U.S., (877) 282-1168; outside the U.S., (781) 575-4706.

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact Computershare as indicated above. Beneficial shareholders can request information about householding from their nominee.

Available Information

We maintain an internet website at www.freshdelmonte.com. Copies of the charters of each of the Audit, Compensation and Governance Committees, together with our Corporate Governance Guidelines and Code of Conduct and Business Ethics Policy, can be found under the Investor Relations—Governance section of our website at www.freshdelmonte.com, and such information is also available in print to any shareholder who requests it through our Investor Relations department at the address below.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our Annual Report on Form 10-K for the 2021 fiscal year as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investor—SEC Filings link on our website at, www.freshdelmonte.com. A request for a copy of such report should be directed to: Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134, Attention: Investor Relations. A copy of any exhibit to the Annual Report on Form 10-K for the 2021 fiscal year will be forwarded following receipt of a written request to Investor Relations.

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ANNEX A

Second Amended and Restated Memorandum and Articles of Association

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

FRESH DEL MONTE PRODUCE INC.

(Adopted by special resolution passed on [•], 2022)

1.	The name of the Company is FRESH DEL MONTE PRODUCE INC.

2.

The Registered Office of the Company will be situated at the offices of Intertrust Corporate Services (Cayman) Limited, One Nexus Way, Camana Bay, Grand Cayman KY1-9005, Cayman Islands, or at such other location within the Cayman Islands as the Board may from time to time determine.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands.

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by the Companies Act.

5.

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of each Shareholder of the Company is limited to the amount, if any, unpaid on the Shares held by such Shareholder.

7.

The authorised share capital of the Company is US$2,500,000 divided into (i) 200,000,000 Ordinary Shares of a nominal or par value of US$0.01 each, and (ii) 50,000,000 Preferred Shares of a nominal or par value of US$0.01 each, provided always that subject to the Companies Act and the Articles of Association the Company shall have power to redeem or purchase any of its Shares and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide, every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

9.	Capitalized terms that are not defined in this Memorandum of Association bear the same meanings as those given in the Articles of Association of the Company.

CLAUSE

TABLE A	A-1
INTERPRETATION	A-1
PRELIMINARY	A-3
SHARES	A-3
General	A-3
Modification of Rights	A-4
Transfer and Registration of Shares	A-4
Alteration of Share Capital	A-4
Redemption, Repurchase and Surrender of Shares	A-5
Treasury Shares	A-5
Dividends	A-5
MEETINGS OF SHAREHOLDERS	A-6
Ability to Call Meeting	A-6
Notice of General Meetings	A-6
Quorum	A-6
Virtual Participation in Meetings	A-7
Adjournment, Cancellation or Postponement	A-7
Voting and Proxies	A-7
DIRECTORS	A-8
Powers and Duties of Directors	A-8
Number and Term of Office	A-8
Election of Directors	A-9
Removal	A-9
Vacancies	A-9
Relinquishment of Office of Director	A-9
Shareholding Qualification	A-9
Committees of the Board	A-9
Meetings; Voting; Conduct of Business	A-10
Director Conflicts of Interest	A-10
Officers	A-11
NOTICES	A-11
MISCELLANEOUS	A-13
The Seal	A-13
Accounts, Annual Return and Declaration	A-13
Capitalisation of Reserves	A-14
Share Premium Account	A-14
Depositary and Clearing Houses	A-14
Non-Recognition of Trusts	A-14
Winding Up	A-15
Amendment of Articles of Association	A-15
Registration by Way of Continuation	A-15
Disclosure	A-15

ANNEX A

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

[SECOND] AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

FRESH DEL MONTE PRODUCE INC.

(Adopted by special resolution passed on [•], 2022)

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Law shall not apply to the Company and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Articles”	means these articles of association of the Company, as amended or substituted from time to time;

“Board” and “Board of Directors”	means the board of directors of the Company, or as the case may be, a committee thereof;

“Business Day”	means any day other than Saturday, Sunday, or other day on which commercial banks located in the Cayman Islands and the United States are authorized or required by law or executive order to be closed.

“Chairperson”	means the chairperson of the Board of Directors;

“Class” or “Classes”	means any class or classes of Shares as may from time to time be issued by the Company;

“Commission”	means the Securities and Exchange Commission of the United States of America or any other federal agency for the time being administering the Securities Act;

“Company”	means FRESH DEL MONTE PRODUCE INC., a Cayman Islands exempted company;

“Companies Act”	means the Companies Act (as amended) of the Cayman Islands and any statutory amendment or re-enactment thereof;

“Company’s Website”	means the main corporate and investors relations website of the Company, the address or domain name of which has been notified to Shareholders;

“Designated Stock Exchange”	means any national securities exchange or automated quotation system on which the Shares or securities are then traded, including but not limited to the New York Stock Exchange;

“Designated Stock Exchange Rules”	means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares on the Designated Stock Exchange;

“Director”	means a member of the Board;

“electronic”	has the meaning given to it in the Electronic Transactions Act;

“electronic communication”	means electronic posting to the Company’s Website, transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by the Board;

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ANNEX A

“Electronic Transactions Act”	means the Electronic Transactions Act (as amended) of the Cayman Islands and any statutory amendment or re-enactment thereof;

“Independent Director”	means a Director who is an independent director as defined in the Designated Stock Exchange Rules;

“Law”	means the Companies Act and every other law and regulation of the Cayman Islands or any other jurisdiction for the time being in force concerning companies and affecting the Company, including the federal securities laws of the United States;

“Memorandum”	means the memorandum of association of the Company, as amended or substituted from time to time;

“Ordinary Resolution”

means a resolution passed by a simple majority of the votes cast by such Shareholders on such matter as, being entitled to do so, in person or by proxy.

For purposes of determining votes cast, abstentions and broker non-votes shall be not be deemed to have been “cast”.

“Ordinary Shares”	means an ordinary share of a par value of US$0.01 in the capital of the Company and having the rights provided for in these Articles;

“Person”	means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or officer of the Company in which circumstances Person shall mean any natural person;

“Preferred Shares”	means a preferred share of a par value of US$0.01 in the capital of the Company;

“Register”	means the register of Shareholders of the Company maintained in accordance with the Companies Act;

“Registered Office”	means the registered office of the Company as required by the Companies Act;

“Registration Agent”	means the Person maintaining the Company’s register of Shareholders;

“Seal”	means the common seal of the Company (if adopted) including any facsimile thereof;

“Secretary”	means any Person (if any) appointed by the Board to perform any of the duties of the secretary of the Company;

“Securities Act”	means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“Share”	means a share in the capital of the Company, including the Ordinary Shares and Preferred Shares. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require;

“Shareholder”	means a Person who is registered as the holder of any Share in the Register (a Member as set forth in Section 38 of the Companies Act);

“Share Premium Account”	means the share premium account established in accordance with these Articles and the Companies Act;

“signed”	means bearing a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication;

“Special Resolution”	has the meaning given to it in the Companies Act. For purposes of determining votes cast, abstentions and broker non-votes shall be not be deemed to have been “cast”.

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“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Companies Act;

“United States”	means the United States of America, its territories, its possessions and all areas subject to its jurisdiction;

“year”	means calendar year.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars (or US$) and to a cent or cents is reference to dollars and cents of the United States;

(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)

reference to any determination by the Board or by Directors shall be construed as a determination by the Board in its sole and absolute discretion and shall be applicable either generally or in any particular case;

(g)

reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another;

(h)	any requirements as to delivery under these Articles include delivery in the form of an electronic record (as defined in the Electronic Transactions Act) or an electronic communication;

(i)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(j)

any requirements as to execution or signature under these Articles including the execution of these Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

3.	Subject to the last two preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.

The Registered Office shall be at such address in the Cayman Islands as the Board may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Board may from time to time determine.

5.

The Company shall keep, or cause to be kept, the Register at such place and with such Person as the Board may from time to time determine and, in the absence of any such determination, the Register shall be kept at the Registered Office.

SHARES

General

6.	Subject to these Articles and, where applicable, the rules of the Designated Stock Exchange, all Shares for the time being unissued shall be under the control of the Board who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as the Board may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

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and, for such purposes, the Board may reserve an appropriate number of Shares for the time being unissued. For the avoidance of doubt, the Board may in its absolute discretion and without approval of the existing Shareholders, issue Shares or issue other securities in one or more series as the Board deems necessary and appropriate, and determine designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the Shares held by existing Shareholders, at such times and on such other terms as the Board thinks proper. The Company shall not issue Shares to bearer.

7.

The Board may authorise the division of Shares into any number of Classes and the different Classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Board.

8.	The Board may refuse to accept any application for Shares and may accept any application in whole or in part, for any reason or for no reason.

Modification of Rights

9.

Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class, be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by two-thirds of the votes cast at such a meeting on such resolution. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall have one vote for each Share of the Class held by him. For the purposes of this Article, the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

10.

The rights conferred upon the holders of any Shares issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to such Shares issued, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares (for the avoidance of doubt including, without limitation, Preferred Shares) ranking pari passu with or senior to them or the redemption or purchase of any Shares of any Class by the Company.

Transfer and Registration of Shares

11.	The process and procedures for the issuance, transfer and replacement of Shares shall be set forth in the corporate governance policies adopted by the Board.

12.

Title to listed Shares of the Company may be evidenced and transferred in accordance with the laws applicable to and the rules and regulations of the relevant Designated Stock Exchange that are or shall be applicable to such listed Shares.

Alteration of Share Capital

13.	The Company may, from time to time by Ordinary Resolution, increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

14.	The Company may, by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

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(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)

subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)

cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

15.	The Shareholders may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

Redemption, Repurchase and Surrender of Shares

16.	Subject to the provisions of the Companies Act and these Articles, the Company may:

(a)

issue Shares that are to be redeemed or are liable to be redeemed at the option of the Shareholder who holds such Shares or the Company. The redemption of Shares shall be effected in such manner and upon such terms as may be determined, before the issue of such Shares, by the Board;

(b)	purchase its own Shares (including any redeemable Shares) in such manner and upon such terms as have been approved by the Board, or are otherwise authorized by these Articles; and

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Companies Act, including out of its capital.

17.	The purchase of any Share shall not oblige the Company to purchase any other Share other than as may be required pursuant to applicable law and any other contractual obligations of the Company.

Treasury Shares

18.

Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

19.

No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Shareholders on a winding up) may be declared or paid in respect of a Treasury Share.

20.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a Shareholder for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)

a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

21.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

Dividends

22.

Subject to any rights and restrictions for the time being attached to any Shares and the Companies Act, the Board may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor in the manner and subject to the conditions and restrictions as determined by the Board from time to time.

23.

Any dividend payable in cash to the holder of Shares may be paid in any manner determined by the Board. If paid by cheque it will be sent by mail addressed to the holder at his or her address in the Register, or addressed to such

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person and at such addresses as the holder may direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the Register in respect of such Shares, and shall be sent at his, her or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company.

24.

All dividends unclaimed for one (1) year after having been declared may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. Any dividend unclaimed after a period of the lesser of (i) six (6) years from the date of declaration of such dividend or (ii) one year after dissolution of the Company may be forfeited by the Board of Directors and, if so forfeited, shall revert to the Company.

Fractional Shares

25.

The Board may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

MEETINGS OF SHAREHOLDERS

Ability to Call Meeting

26.

Except as otherwise required by Law, a general meeting may only be called by a resolution of a majority of the Board of Directors or by the Chairman of the Board of Directors, provided that an annual general meeting shall be held once in each calendar year.

Notice of General Meetings

27.

Notice of any meeting of Shareholders (for meetings called by the Board of Directors or by Shareholders in accordance with Article 26) shall be given not less than ten (10) nor more than sixty (60) days before the date of any meeting of Shareholders, to each Shareholder entitled to vote at such meeting, as of the record date for determining the stockholders entitled to notice of the meeting.

28.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

29.

Shareholders at a general meeting may only consider proposals or nominations specified in the notice of meeting which shall include any proposal or nomination brought before the meeting (a) by or at the direction of the Board or (b) by a Shareholder who is a Shareholder as at the record date for the relevant meeting and who has tabled or put forward a proposal or nomination for consideration at a general meeting in accordance with the provisions of these Articles. In the case of (b), such proposal or nomination shall only be valid if (i) it contains the precise language of any such proposal or nomination to be considered by Shareholders as shall be determined in the absolute discretion of the Directors and (ii) it is forwarded to the Directors by hand or by registered post, along with a certificate certifying that such Shareholder is a Shareholder as at the record date for the relevant meeting, at least 80 and not more than 100 clear days prior to the relevant general meeting or within 10 clear days of the relevant record date if such record date has not been set or falls after that period of time.

Quorum

30.

No business except for the appointment of a chairperson of the meeting shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Except as otherwise provided by these Articles, the holders of a majority of the Shares entitled to vote at the general meeting, present in person, by remote communication or represented by proxy, shall constitute a quorum for all purposes, unless or except to the extent that a presence of a larger number may be required by Law.

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31.

If, within half an hour from the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case, then either (i) the chairperson of the meeting or (ii) the holders of a majority of the Shares entitled to be cast by the Shareholder entitled to vote at the general meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the original meeting.

32.

When a meeting is adjourned to another time or place, unless required by Law, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which Shareholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each Shareholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of Shareholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each Shareholders entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Virtual Participation in Meetings

33.

To the extent approved by the Board or the Chairperson, participation for a specific general meeting or all general meetings of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

Adjournment, Cancellation or Postponement

34.

The chairperson may adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business which might lawfully have been transacted at the meeting had the adjournment not taken place. When a meeting is adjourned for fourteen (14) days or more, at least seven (7) clear days’ notice of the adjourned meeting shall be given specifying the time and place of the adjourned meeting but it shall not be necessary to specify in such notice the nature of the business to be transacted at the adjourned meeting and the general nature of the business to be transacted. Save as aforesaid, it shall be unnecessary to give notice of an adjournment.

35.

The Board may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason, upon notice in writing to Shareholders. A postponement may be for a stated period of any length or indefinitely as the Board may determine. Notice of the business to be transacted at such postponed general meeting shall not be required. If a general meeting is postponed in accordance with this Article, the appointment of a proxy will be valid if it is received as required by these Articles not less than forty-eight (48) hours before the time appointed for holding the postponed meeting.

Voting and Proxies

36.

Subject to any rights and restrictions for the time being attached to any Share by Law, at a general meeting, every Shareholder present in person or by proxy shall have one vote for each Ordinary Share of which such Shareholder is the holder and the number of votes set forth in the terms of the Preferred Shares, if any, for each Preferred Share of which such Shareholder is the holder.

37.	Votes may be given either personally or by proxy.

38.

The instrument appointing a proxy shall be (i) in writing under the hand of the appointor or of his or her attorney duly authorised in writing or, if the appointor is a corporation or a company, either under Seal or under the hand of an officer or attorney duly authorised or (ii) by way of a telephone or other similar communication equipment or electronic means approved by the Board from time to time. A proxy need not be a Shareholder. An instrument or other means

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appointing a proxy may be in any usual or common form or such other form as the Board may approve and, in the case of an instrument appointing a proxy in writing, such instrument shall be deposited with the Company in accordance with the terms of the notice of the relevant general meeting.

39.

All actions that are presented at any general meeting or any special meeting to be voted upon shall be adopted by Ordinary Resolution, unless such action is required to be passed by a Special Resolution under the Companies Act.

DETERMINATION OF RECORD DATE

40.

For the purpose of determining Shareholders entitled to notice of, or to vote at any meeting of Shareholders or any adjournment thereof, or Shareholders entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Shareholders for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the requirements of the Designated Stock Exchange, provide that the Register of Shareholders shall be closed for transfers for a stated period which shall not in any case exceed forty days.

41.

In lieu of, or apart from, closing the Register of Shareholders, the Directors may fix in advance a date as the record date for any such determination of Shareholders entitled to notice of, or to vote at any meeting of the Shareholders or any adjournment thereof, or for the purpose of determining the Shareholders entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Shareholders for any other purpose, provided that the record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board shall, unless otherwise required by applicable law, not be more than sixty (60) nor less than ten (10) days before the date of any meeting of Shareholders.

42.

If the Register of Shareholders is not so closed and no record date is fixed for the determination of Shareholders entitled to notice of, or to vote at, a meeting of Shareholders or Shareholders entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Shareholders. When a determination of Shareholders entitled to vote at any meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

DIRECTORS

Powers and Duties of Directors

43.

Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Board, who may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Board that would have been valid if that resolution had not been passed.

44.

The Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

45.

The Board may, from time to time, and except as required by applicable law or the listing rules of the Designated Stock Exchange, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Board on various corporate governance related matters as the Board shall determine by resolution from time to time.

Number and Term of Office

46.

The number of Directors which shall constitute the Board of Directors of the Company shall be between three (3) and nine (9). Upon the adoption of these Articles of Association the Directors shall be divided by resolution of the Directors into three classes of equal size, designated as Class I, Class II and Class III, provided however, that if the total number of Directors is 4, 5, 7, or 8, one Class may have one fewer or one more Director than the other two Classes. The Board of Directors shall make the subsequent appointments of individual Directors to particular Classes. Any increase or decrease in the number of Directors shall be so apportioned among the classes as to make all classes as nearly equal in number as possible.

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47.	Each Director shall serve for a term ending on the date of the third annual general meeting following the annual general meeting at which such Director was elected.

48.

For so long as Shares are listed on the Designated Stock Exchange, the Directors shall include such number of Independent Directors as applicable law, rules or regulations or the Designated Stock Exchange Rules require, unless the Board resolves to follow any available exceptions or exemptions.

49.

Each Director shall hold office until the earliest to occur of (i) expiration of his or her term as provided in the written agreement with the Company relating to the Director’s term, if any, and the election or appointment of his or her successor, (ii) his or her resignation or (iii) his or her removal pursuant to these Articles notwithstanding any agreement between such Director

Election of Directors

50.

The Directors shall be nominated by the Board or by Shareholders holding at least twenty-five percent (25%) of the votes of the issued and outstanding Ordinary Shares present and entitled to vote thereon, voting as a single class. Once nominated, the Directors shall be elected to the Board of Directors by Ordinary Resolution on the election of such Director at any general meeting called for that purpose at which a quorum is present.

Removal

51.

A Director may be removed from office by Ordinary Resolution, notwithstanding anything in these Articles or in any agreement between the Company and such Director (but without prejudice to any claim for damages under such agreement).

Vacancies

52.

The Board, by the affirmative vote of a simple majority of the Directors present and voting at a meeting of the Board of Directors, may at any time and from time to time appoint any person to be a Director to fill a vacancy arising from the resignation or removal of a former Director or as an addition to the existing Board, subject to compliance with director qualification requirements under the Designated Stock Exchange Rules as long as Shares are listed on the Designated Stock Exchange, unless the Board resolves to follow any available exceptions or exemptions.

53.	The continuing Directors may act notwithstanding any vacancy in their body.

Relinquishment of Office of Director

54.	A Director shall have relinquished his or her position as a Director if the Director:

(a)	resigns his or her office by Notice delivered to the Company at the Office or tendered at a meeting of the Board;

(b)	becomes of unsound mind or dies;

(c)	without special leave of absence from the Board, is absent from meetings of the Board for three consecutive times and the Board resolves that his or her office be vacated; or

(d)	becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his or her creditors;

(e)	is prohibited by Law from being a Director; or

(f)	ceases to be a Director by virtue of any provision of the Companies Act or is removed from office pursuant to these Articles.

Shareholding Qualification

55.	The Board shall determine the qualification for Directors.

Committees of the Board

56.

The Board may delegate any of its powers to committees consisting of one or more directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Board.

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57.

Subject to any regulations imposed on it by the Board, a committee appointed by the Board may elect a chairperson of its meetings. If no such chairperson is elected, or if at any meeting the chairperson is not present within sixty (60) minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairperson of the meeting.

58.	Any such delegates as aforesaid may be authorised by the Board to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

Meetings; Voting; Conduct of Business

59.

The Board and each committee thereof may meet together (either within or without the Cayman Islands) for the dispatch of business, adjourn, and otherwise regulate its meetings and proceedings as it thinks fit.

60.

A meeting of the Board may be convened by the Secretary on request of the Chairperson, the Chief Executive Officer or by any Director. The Secretary shall convene a meeting of the Board (i) upon written notice of at least three (3) business days to all Directors which notice shall set forth the general nature of the business to be considered of the Board or committee, as the case may be, unless notice is waived by all the Directors either at, before or after the meeting is held and (ii) in accordance with the other procedures set forth in the Corporate Guidelines as approved by the Board from time to time. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Shareholders shall apply mutatis mutandis.

61.

A Director may participate in any meeting of the Board or of any committee thereof by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

62.

The quorum necessary for the transaction of the business of the Board or any committee thereof shall be a majority of the Directors that constitute the Board or the relevant committee, as the case may be, at the time of the notice for such meeting shall be given.

63.	All matters arising at any meeting of the Board or any committee thereof shall be decided by a majority of the votes cast at the meeting, provided that a quorum is present.

64.	Each Director shall be entitled to cast one (1) vote on each matter submitted to the Board, or to any committee thereof of which he or she is a member.

65.

The Directors may elect a chairperson of their meetings and determine the period for which he or she is to hold office; but if no such chairperson is elected, or if at any meeting the chairperson is not present within fifteen (15) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairperson of the meeting.

66.	The Board shall cause minutes to be made for the purpose of recording:

(a)	all appointments of officers made by the Board;

(b)	the names of the Directors present at each meeting of the Board and of any committee of the Board; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Board and of committees of Board.

67.

All acts done by any meeting of the Board or of a committee of the Board shall be as valid as if every such Person had been duly appointed and was qualified to be a Director notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director(s) or that such Director(s) were disqualified.

CONFLICT OF INTERESTS

Director Conflicts of Interest

68.

Subject to the Law and to these Articles, no Director or proposed or intending Director shall be disqualified by his or her office from contracting with the Company, either with regard to his or her tenure of any office or place of profit or as vendor, purchaser or in any other manner whatever, nor shall any such contract or any other contract or arrangement in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company or the Shareholders for any remuneration,

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ANNEX A

profit or other benefits realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established provided that such Director shall disclose the nature of his or her interest in any contract or arrangement in which he or she is interested in accordance with Article 70 herein. Any such transaction that would reasonably be likely to affect a Director’s status as an “Independent Director”, or that would constitute a “related party transaction” as defined under applicable law or the rules of the Designated Stock Exchange, shall require the approval of the Audit Committee.

69.

A Director who to his or her knowledge is in any way, whether directly or indirectly, interested in a contract or arrangement or proposed contract or arrangement with the Company shall declare the nature of his or her interest at the meeting of the Board at which the question of entering into the contract or arrangement is first considered, if he or she knows his or her interest then exists, or in any other case at the first meeting of the Board after he or she knows that he or she is or has become so interested.

70.

Following a declaration being made pursuant to the last preceding two Articles, subject to any separate requirement for Audit Committee approval under applicable law or the listing rules of the Company’s Designated Stock Exchange, and unless disqualified by the Chairperson of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

71.

Subject to any corporate governance policies adopted by the Board, a Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his or her office of Director for such period and on such terms (as to remuneration and otherwise) as the Board may determine and no Director or intending Director shall be disqualified by his or her office from contracting with the Company either with regard to his or her tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his or her interest, may be counted in the quorum present at any meeting of the Board whereat he or she or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he or she may vote on any such appointment or arrangement.

Officers

72.

Subject to these Articles, the Board may from time to time appoint any natural person, whether or not a Director to hold such office in the Company as the Board may think necessary for the administration of the Company.

73.

The Board may appoint any natural person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as it thinks fit. Any Secretary or assistant Secretary so appointed by the Board may be removed by the Board.

74.

The Board may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Board under these Articles) and for such period and subject to such conditions as it may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Board may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

NOTICES

75.

Except as otherwise provided in these Articles, at the discretion of the Board, any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it by airmail or by courier service in a prepaid letter addressed to such Shareholder at his or her address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile to any facsimile number such Shareholder may have specified

2022 Proxy Statement	Annex A – Second Amended and Restate Articles of Association | A-11

ANNEX A

in writing for the purpose of such service of notices, or by placing it on the Company’s Website should the Board deems it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

76.

Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

77.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five (5) days after the time when the letter containing the same is posted;

(b)

facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	courier service, shall be deemed to have been served forty-eight (48) hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail; or

(e)	placing it on the Company’s Website, shall be deemed to have been served immediately upon the time when the same is placed on the Company’s Website.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

78.

Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his or her death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his or her name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

79.	Notice of every general meeting shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)

every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his or her death or bankruptcy would be entitled to receive notice of the meeting and who has supplied to the Company an address for the giving of notices to him.

No other Person shall be entitled to receive notices of general meetings.

INDEMNIFICATION AND INSURANCE

80.

Every Director and officer of the Company and any former Director or former officer (solely with respect to such former Director’s or officer’s term as such) and any individual who, at the request of the Company, serves or has served as a director, officer, partner or trustee of (i) another corporation, partnership, joint venture or other entity which is a subsidiary of the Company, or (ii) a trust or employee benefit plan associated with the business of the Company or a subsidiary of the Company (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company from and against any claim or liability and all actions, proceedings, costs, charges, damages or expenses (including legal expenses), losses, or liabilities whatsoever which he or she incurred or sustained as a result of any act or failure to act in carrying out their functions (including any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former Director or officer of the Company), including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere other than such liability (if any) that they may incur by reason of their own actual fraud or willful default.

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ANNEX A

81.

No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or willful default of such Indemnified Person. No person shall be found to have committed actual fraud or willful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

82.

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

83.

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

84.

Neither the amendment nor repeal of Articles 79-83 of these Articles, nor the adoption or amendment of any other provision of the Memorandum and Articles of Association of the Company inconsistent with Articles 79-83 of these Articles, shall apply to affect in any respect the applicability of Articles 79-83 of these Articles with respect to any act, or circumstance or condition, or failure to act, which occurred prior to such amendment, repeal or adoption.

MISCELLANEOUS

The Seal

85.

The Seal shall not be affixed to any instrument except by the authority of any Director provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixing of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as any Director may appoint for the purpose and such Person or Persons as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

86.

The Company may maintain a facsimile of the Seal in such countries or places as the Board may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of any Director provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixing’s of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as any Director may appoint for the purpose and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as any Director may appoint for the purpose.

87.

Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company. The financial year of the company shall end on (i) the last Friday of the calendar year or the first Friday subsequent to the end of the calendar year, whichever is closest to the end of the calendar year or (ii) such other date as the Directors may determine.

Accounts, Annual Return and Declaration

88.

The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Board. The books of account shall be kept at the Registered Office, or at such other place or places as the Board thinks fit, and shall always be open to the inspection of the Directors.

89.

The Board may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of

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ANNEX A

Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right to inspect any account or book or document of the Company except as conferred by Law or Designated Stock Exchange Rule or authorised by the Board.

90.

The Board in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

Capitalisation of Reserves

91.	Subject to the Companies Act, the Board may:

(a)

resolve to capitalise an amount standing to the credit of reserves (including the Share Premium Account, capital redemption reserve and profit and loss account), or otherwise available for distribution;

(b)

appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares held by them respectively and apply that sum on their behalf in or towards paying up in full unissued Shares or debentures of a nominal amount equal to that sum, and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as the Board may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid

(c)	make any arrangements it thinks fit to resolve a difficulty arising in the distribution of a capitalised reserve;

(d)

authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalization, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally, do all acts and things required to give effect to the resolution.

Share Premium Account

92.

The Board shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

93.

There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Board such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

Depositary and Clearing Houses

94.

If a recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Shareholder of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such Person(s) as it thinks fit to act as its representative(s) at any general meeting or of any Class of Shareholders of the Company provided that, if more than one Person is so authorised, the authorisation shall specify the number and Class of Shares in respect of which each such Person is so authorised. A Person so authorised pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he or she represents as that recognised clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Shareholder holding the number and Class  of Shares specified in such authorisation.

Non-Recognition of Trusts

95.

No Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any

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ANNEX A

equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register.

Winding Up

96.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as he or she thinks fit in satisfaction of creditors’ claims.

97.

If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

Amendment of Articles of Association

98.

Subject to the Companies Act and the provisions set forth herein, the Shareholders may at any time and from time to time by Special Resolution alter or amend these Articles or the Memorandum, in whole or in part.

Registration by Way of Continuation

99.

The Shareholders may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Board may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to affect the transfer by way of continuation of the Company.

Disclosure

100.

The Board, or any service providers (including the officers, the Secretary and the registered office provider of the Company) specifically authorised by the Board, shall be entitled to disclose to any regulatory or judicial authority any information regarding the affairs of the Company including without limitation information contained in the Register and books of the Company.

2022 Proxy Statement	Annex A – Second Amended and Restate Articles of Association | A-15

2022 Proxy Statement	Annex B – 2022 Omnibus Share Incentive Plan | B-1

ANNEX B

2022 Omnibus Share Incentive Plan

FRESH DEL MONTE PRODUCE INC.

2022 OMNIBUS SHARE INCENTIVE PLAN

1. Purpose of the Plan

This Fresh Del Monte Produce Inc. 2022 Omnibus Share Incentive Plan is intended to promote the interests of the Fresh Del Monte Produce Inc. (“FDMP”) by providing the employees, non-employee directors and consultants of FDMP and its Subsidiaries (collectively, the “Company”) with incentives and rewards to encourage them to continue with the Company and to attract personnel with experience and ability to the Company. The Plan replaces and supersedes the Fresh Del Monte Produce Inc. 2014 Omnibus Share Incentive Plan.

2. Definitions

As used in the Plan, the following definitions apply to the terms indicated below:

(a) “Award” shall mean a grant of an Option, Restricted Share, Restricted Stock Unit, Performance Award or Other Stock-Based Award.

(b) “Award Agreement” shall mean an agreement, in a form approved by the Committee from time to time, including, without limitation, written or electronic, entered into by a Participant (as defined below) and the Company, evidencing the grant of an Award under the Plan.

(c) “Board” shall mean the Board of Directors of FDMP or any committee appointed by the Board of Directors of FDMP to the extent any or all of the powers of the Board hereunder are delegated to such committee.

(d) “Cause” shall (i) have the meaning set forth in an Award Agreement or in an individual employment agreement between the Participant and the Company, if any or (ii) if there is no definition set forth in an Award Agreement or applicable employment agreement, means: (A) the material failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by FDMP or any Subsidiary (or any successor company); (B) any material violation or material breach by the Participant of his or her employment agreement, consulting or other similar agreement with FDMP or any Subsidiary (or successor company), if any; (C) any material violation or material breach by the Participant of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with FDMP or any Subsidiary (or successor company); (D) any material violation or material breach by the Participant of the Company’s Code of Conduct or any other Company (or successor company) policy; (E) any act by the Participant of material dishonesty or fraud that injures the reputation or business of the Company (or successor company); or (F) the conviction of or entry of a plea of guilty or nolo contender to a felony or a crime involving moral turpitude.

The good faith determination by the Committee of whether the Participant’s employment or service was terminated for “Cause” shall be final and binding for all purposes hereunder. “Cause,” when used in connection with the termination of a Participant’s membership on the Board of Directors of FDMP, shall mean removal for cause in accordance with applicable law or otherwise in accordance with the provisions contained in the Articles of Association of FDMP.

(e) “Change of Control” shall mean the occurrence of one or more of the following events:

(i) any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof (a “Person”) or “group” of Persons (as defined in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the combined voting power of our outstanding voting securities ordinarily having the right to vote for the election of our (the “Voting Shares”); provided, however, that the following acquisitions shall not constitute a Change of Control:

A. any acquisition by the members of the Abu-Ghazaleh family, or any entities controlled by such members or any Affiliates of such entities;

ANNEX B

B. any acquisition by any of our employee benefit plans; or

C. any acquisition of Voting Securities directly from us;

(ii) there is a change in the composition of the Board over a period of twenty four (24) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were (x) still in office at the time such election or nomination was approved by the Board and (y) not initially (a) appointed or elected to office as a result of either an actual or threatened election and/or proxy contest by or on behalf of a Person other than the Board, or (b) designated by a Person who has entered into an agreement with the Company to effect a transaction described in (i) above or (iii) or (iv) below;

(iii) the consummation of a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 25% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control;

(iv) the consummation of a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) the complete liquidation of the Company.

The term “Change in Control” shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. Solely with respect to any Award that constitutes “deferred compensation” subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for purposes of determining whether a Participant’s rights to such Award become vested or otherwise unconditional upon the Change in Control.

For purposes of this Section 2(d), “Affiliate” shall mean, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative of the foregoing.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

(g) “Committee” shall mean the Compensation Committee of the Board. For purposes of Awards to Participants who are subject to Section 16 of the Exchange Act, Committee means all of the members of the Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the Exchange Act.

(h) “Company” shall mean FDMP and its Subsidiaries.

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ANNEX B

(i) “Disability” shall mean a physical or mental condition entitling a Participant to benefits under the long-term disability policy maintained by the Company and applicable to him. A Participant’s employment shall be deemed to have terminated as a result of Disability on the date as of which he is first entitled to receive disability benefits under such policy. With respect to any Participant who is a non-employee director of FDMP, “Disability,” when used in connection with the termination of a Participant’s membership on the Board, shall mean removal for disability in accordance with applicable law or otherwise in accordance with the provisions contained in the Articles of Association of FDMP.

(j) “Eligible Person” shall mean any individual who is either: (i) an officer (whether or not a director) or employee of the Company or any Designated Affiliate; (ii) a director or manager of the Company; or (iii) an individual consultant or advisor who renders or has rendered bona fide services to the Company or one of its Designated Affiliates and who is selected to participate in this Plan by the Committee; provided, however, that an individual who is otherwise an Eligible Individual under clause (iii) above may participate in this Plan only if such participation would not adversely affect either FDMP’s eligibility to use Form S-8 to register under the Securities Act, the offering and sale of shares issuable under this Plan by the Company or the Company’s compliance with any other Applicable Laws. For purposes of this definition, a “Designated Affiliate” is an Affiliate of the Company that the Committee has so designated.

(k) “Effective Date” means the date on which this Plan is approved by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Section 422 of the Code, Rule 16b-3 under the Exchange Act (if applicable), applicable requirements under the rules of any securities exchange or automated quotation system on which the Ordinary Shares may be listed or quoted, and any other laws, regulations and obligations of the Company applicable to the Plan.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) “Exercise Price” shall mean the amount established by the Board in accordance with Section 7.2 which is required to purchase each Ordinary Share upon exercise of an Option.

(n) “Fair Market Value” shall mean, as of any date, (i) the closing sales price on such day of an Ordinary Share as reported on the principal securities exchange on which Ordinary Shares are then listed or admitted to trading; or (ii) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System; or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Board. The Fair Market Value of an Ordinary Share as of any such date on which the applicable exchange or inter-dealer quotation system through which trading in the Ordinary Shares regularly occurs is closed shall be the Fair Market Value determined pursuant to the preceding sentence as of the immediately preceding date on which such exchange or system is open for trading. In the event that the price of an Ordinary Share shall not be so reported or furnished, the Fair Market Value shall be determined by the Board in good faith.

(o) “ISO” shall mean an Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(p) “Non-Qualified Stock Option” shall mean an Option that is not intended to be an “incentive stock option” as that term is described in Section 422(b) of the Code.

(q) “Option” shall mean a right that entitles the Participant to purchase Ordinary Shares at an Exercise Price established by the Committee. and may be either an ISO or a Non-Qualified Stock Option.

(r) “Ordinary Shares” shall mean the Ordinary Shares of FDMP, $.01 par value per share.

(s) “Other Stock-Based Awards” shall mean an Award granted in accordance with Section 9.

(t) “Performance Award” shall mean an Award made subject to the attainment of Performance Goals in accordance with Section 10 over a performance period of at least one (1) year.

(u) “Period of Restriction” shall mean the period Restricted Stock, Restricted Stock Units or Other Stock-Based Awards are subject to a substantial risk of forfeiture and are not transferable.

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(v) “Prior Plan” shall mean each of the Fresh Del Monte Produce Inc. 2014 Omnibus Share Incentive Plan.

(w) “Prior Plan Award” shall mean any award or benefit granted under a Prior Plan, including, without limitation, the grant of any cash or equity-based awards with rights similar to an Award granted hereunder, that is outstanding as of the Effective Date.

(x) “Restricted Shares” shall mean Ordinary Shares subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to the completion of service by the Participant or achievement of performance or other objective, as determined by the Committee, in connection with Awards granted under Section 8.

(y) “Restricted Stock Unit” means a unit representing the right to receive Ordinary Shares or the value thereof in the future subject to restrictions imposed in connection with Awards granted under Section 8.

(z) “Subsidiary” means any company during any period in which it is a “subsidiary corporation” (as that term is defined in Section 424(f) of the Code) with respect to the Company.

(aa) “Substitute Award” shall mean any Award granted or Ordinary Shares issued in assumption of, or in substitution or exchange for, an award previously granted or the right or obligation to make future awards, by a company acquired by FDMP or any Subsidiary or with which FDMP or any Subsidiary combines.

(z) “Transfer” shall mean any transfer, sale, assignment, gift, testamentary transfer, pledge, hypothecation or other disposition of any interest. “Transferee,” “Transferor” and “Transferable” shall have correlative meanings.

3. Effective Date of Plan; Term of Plan. The Plan shall become effective upon approval of the Plan by the Company shareholders at the Company’s Annual Meeting in 2022 (“Effective Date”) and shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the tenth anniversary of the Effective Date.

4. Shares Subject to the Plan.

4.1 The Ordinary Shares with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

4.2 Subject to the following provisions of this Section 4, the maximum number of Ordinary Shares that may be delivered to Participants and their beneficiaries under the Plan shall be equal to the sum of: (i) 2.8 million Ordinary Shares; plus (ii) any Ordinary Shares remaining available for future awards under a Prior Plan on the Effective Date; plus (iii) any Ordinary Shares with respect to Awards and Prior Plan Awards that are forfeited, canceled, expire unexercised, or are settled in cash following the Effective Date. Upon shareholder approval of the Plan, no further awards will be made under any Prior Plans.

4.3 To the extent provided by the Committee, any Award may be settled in cash rather than Ordinary Shares. Notwithstanding any provision of the Plan to the contrary, none of the following Ordinary Shares shall be available again for delivery under the Plan: (i) any Ordinary Shares with respect to Awards or Prior Plan Awards that are withheld or tendered (by actual delivery or by attestation) to the Company or not issued to the Participant, in either case, to satisfy the applicable tax withholding obligation or in payment of the exercise price of such Award or Prior Plan Award, or (ii) any Ordinary Shares repurchased by the Company on the open market with the proceeds of an Award or Prior Plan Award paid to the Company by or on behalf of the Participant.

4.4 The full number of Ordinary Shares with respect to which an Option is granted shall count against the aggregate number of shares available for grant under the Plan. Accordingly, if in accordance with the terms of the Plan, a Participant pays the Exercise Price for an Option by either tendering previously owned shares or having the Company withhold shares, then such shares surrendered to pay the Exercise Price shall continue to count against the aggregate number of shares available for grant under the Plan. In addition, if in accordance with the terms of the Plan, a Participant satisfies any tax withholding requirement with respect to any taxable event arising as a result of this Plan by either

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tendering previously owned shares or having the Company withhold shares, then such shares surrendered to satisfy such tax withholding requirements shall continue to count against the aggregate number of shares available for grant under the Plan.

4.5 For the avoidance of doubt, the full number of Ordinary Shares with respect to an Award or Prior Plan Award originally granted (rather than the net number of Ordinary Shares actually delivered) shall count against the maximum number of Ordinary Shares available for delivery pursuant to Awards granted under the Plan. Upon exercise of a stock-settled SAR, each such stock-settled SAR originally granted shall be counted as one Ordinary Share against the maximum aggregate number of Ordinary Shares that may be delivered pursuant to Awards granted under the Plan as provided in Section 4.2, regardless of the number of Ordinary Shares actually delivered upon settlement of such stock-settled SAR.

4.6 Subject to Section 4.9, the following additional maximums are imposed under the Plan.

(i) The maximum number of Ordinary Shares that may be issued as a result of the exercise of Options intended to be ISOs shall be 2,000,000.

(ii) With respect to Awards that are designated as Performance Awards:

(A) in the case of such Awards that are settled in Ordinary Shares, no more than 500,000 Ordinary Shares may be subject to such Awards granted to any one Participant with respect to any one fiscal-year Performance Period (multiplied by the number of complete fiscal year Performance Periods (and fractions thereof) over which the Performance Goals are measured if based upon satisfaction of Performance Goals measured over a Performance Period of more than one fiscal year);

(B) in the case of such Awards that are settled in cash based on the Fair Market Value of an Ordinary Share, the maximum aggregate amount of cash that may be paid pursuant to such Awards granted to any one Participant with respect to any one fiscal-year Performance Period shall be equal to [•] Ordinary Shares multiplied by the per share Fair Market Value as of the relevant vesting, payment or settlement date (multiplied by the number of complete fiscal year Performance Periods (and fractions thereof) over which the Performance Goals are measured if based upon satisfaction of Performance Goals measured over a Performance Period of more than one fiscal year); and

(C) in the case of all such Awards other than those described in clauses (A) and (B), the maximum aggregate amount of cash and other property (valued at its Fair Market Value) other than Ordinary Shares that may be paid or delivered pursuant to such Awards granted to any one Participant in any one fiscal-year Performance Period shall be equal to $10,000,000 (multiplied by the number of complete fiscal year Performance Periods (and fractions thereof) over which the Performance Goals are measured if based upon satisfaction of Performance Goals measured over a Performance Period of more than one fiscal year).

4.7 With respect to Awards granted to Independent Directors, (A) in the case of such Awards that are settled in Ordinary Shares, no more than 100,000 Ordinary Shares may be subject to such Awards granted to any one Independent Director in any fiscal year, (B) in the case of such Awards that are settled in cash based on the Fair Market Value of an Ordinary Shares, the maximum aggregate amount of cash that may be paid pursuant to such Awards granted to any one Independent Director in any fiscal year shall be equal to 100,000 Ordinary Shares multiplied by the per share Fair Market Value as of the relevant vesting, payment or settlement date, and (C) in the case of all Awards other than those described in clauses (A) and (B), the maximum aggregate amount of cash and other property (valued at its Fair Market Value) other than Ordinary Shares that may be paid or delivered pursuant to such Awards to any one Independent Director in any fiscal year shall be equal to $500,000.

4.8 Substitute Awards shall not reduce the Ordinary Shares authorized for grant under the Plan or authorized for grant to a Participant in any period. Additionally, in the event that a company acquired by FDMP or any Subsidiary, or with which FDMP or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the Ordinary Shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio

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or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Ordinary Shares authorized for delivery under the Plan; provided that Awards using such available Ordinary Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees, officers, or members of the board of directors of FDMP or any Subsidiary, or consultants or other persons providing services to the Company, prior to such acquisition or combination.

4.9 In the event of any equity restructuring, such as a stock dividend, stock split, spin-off, reverse stock split, split-up, rights offering, recapitalization or non-recurring cash dividend or other distribution (whether in the form of Ordinary Shares, other securities or other property), the Committee shall adjust each Award, in such manner as the Committee shall determine, to prevent dilution or enlargement of the rights of the holders with respect to outstanding awards. In addition, in the event of any merger, consolidation, combination, exchange of shares or other similar corporate transaction (including any Change of Control), the Committee may make other adjustments to outstanding Awards (and to any limitations on the number or kind of Awards that may be granted under the Plan in the future) to preserve the benefits or potential benefits of the Awards. Action by the Committee pursuant to this Section 4.9 may include, to the extent that the Committee determines to be appropriate: (i) adjustment to the number or kind of shares which may be delivered under the Plan, including but not limited to, increases in the limitations set forth in Section 4.2, Sections 4.6(i) and (ii) and Section 4.7 above; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options and SARs; and (iv) any other adjustments that the Committee determines to be equitable or appropriate, including but not limited to, (A) a cash payment to the holder of an outstanding Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option or SAR, a cash payment to the holder of such Option or SAR in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Ordinary Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR and (B) cancel and terminate any Option or SAR having a per share Exercise Price equal to, or in excess of, the Fair Market Value of an Ordinary Share subject to such Option or SAR without any payment or consideration therefor.

4.10 General Restrictions. Delivery of Ordinary Shares or other amounts under the Plan shall be subject to the following:

(i) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Ordinary Shares under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933, as amended), and the applicable requirements of any securities exchange or similar entity.

(ii) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of Ordinary Shares, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange.

4.11 Grant and Use of Awards. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company). Subject to the overall limitation on the number of Ordinary Shares that may be delivered under the Plan, the Committee may use available Ordinary Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company, including the plans and arrangements of the Company assumed in business combinations.

5. Administration of the Plan

5.1 General. The Plan shall be administered by the Committee and the Committee shall have exclusive and final authority in each determination, interpretation or other action affecting the Plan and its Participants. The Committee shall have the final discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to impose such conditions and restrictions on Awards as it determines appropriate, and to make all factual

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determinations with respect to and take such steps in connection with the Plan and Awards granted hereunder as it may deem necessary or advisable. The Committee shall be selected by the Board, and shall be comprised solely of two or more members of the Board, each of whom, to the extent required under applicable laws and rules, shall be (i) “independent”, within the meaning of the rules of the New York Stock Exchange or, if the Ordinary Shares are not listed for trading on the New York Stock Exchange, under the rules of the applicable securities exchange on which the shares are listed or quoted and (ii) a “Non-Employee Director”, within the meaning of Rule 16b-3 as promulgated and interpreted by the Securities and Exchange Commission under the Exchange Act (each an “Independent Director”). If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee; provided, however, that in that event, any such action taken by the Board shall require the approval of at least a majority of the Independent Directors.

5.2 Powers of Committee. The Committee’s administration of the Plan shall be subject to the following:

(i) Subject to the provisions of the Plan and applicable law, and in addition to the other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including the authority to:

(A) select from among the Eligible Persons those persons who shall receive Awards;

(B) determine the time or times of receipt of any Award;

(C) determine the types of Awards and the number of shares or dollar value covered by the Awards;

(D) establish the terms, conditions, performance and vesting criteria, restrictions, terms of exercise and settlement and other provisions of the Awards, provided, however, that in no case will the vesting of any Option or the Period of Restriction for any Award be less than one year;

(E) amend the terms of any outstanding Award granted under the Plan or accelerate the time or times at which such Award may become nontransferable, exercisable and/or settled, in whole in part; provided that, except as otherwise provided in Section 4.9, no such amendment shall reduce the Exercise Price of outstanding Options or the grant price of outstanding SARs without the approval of the stockholders of the Company and no amendment may reduce the vesting of any Option or the Period of Restriction of any Award to less than one year;

(F) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the Plan and any instrument or agreement relating to, or Award made under, the Plan; and

(G) grant a replacement Award for an Award previously granted under the Plan if, in its sole discretion, the Committee determines that (x) the tax consequences of such Award to the Company or the Participant differ from those consequences that were expected to occur on the date the Award was granted or (y) clarifications or interpretations of, or changes to, tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated and (vii) subject to the restrictions imposed by Section 20, to cancel or suspend Awards.

(ii) The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of any countries in which the Company may operate to ensure the viability of the benefits from Awards granted to Participants employed or providing services in such countries, to meet the requirements of local laws that permit the Plan to operate in a qualified or tax-efficient manner, to comply with applicable foreign laws and to meet the objectives of the Plan; provided, however, that no such action taken pursuant to this Section 5.2(ii) shall result in a “material revision” of the Plan under applicable securities exchange governance rules.

(iii) The Committee will have full and complete authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan; it being the intention of the Plan that the Committee have the utmost authority and discretion permitted by law in making decisions and performing its other functions under the Plan.

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(iv) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(v) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the Articles of Incorporation and By-laws of the Company, and applicable state corporate law.

5.3 Delegation by the Committee.

(i) Except to the extent prohibited by applicable law or the applicable rules of a securities exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, including a subcommittee consisting of one or more members of the Board or officers or employees of the Company to grant Awards to persons who are not “officers” of the Company (within the meaning of Rule 16a-1 under the Exchange Act) or Independent Directors, subject to such restrictions and limitations as the Committee may specify and to the requirements of the Florida Business Corporation Act. The acts of any such delegates shall be treated hereunder as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any Awards so granted.

(ii) The Committee may also delegate the administration of the Plan to one or more officers or employees of the Company, and such administrator(s) may have the authority to administer the Plan, including to: (i) execute and distribute Award Agreements, (ii) maintain records relating to Awards, (iii) process or oversee the issuance of Ordinary Shares under Awards, (iv) interpret and administer the terms of Awards, and (v) take such other actions as may be necessary or appropriate for the administration of the Plan and of Awards under the Plan. In no event shall any such administrator be authorized to (A) grant Awards under the Plan (except in connection with any delegation made by the Committee pursuant to Section 5.3(i)), (B) take any action with respect to Awards held by “officers” of the Company (within the meaning of Rule 16a-1 under the Exchange Act) or Independent Directors, (C) take any action inconsistent with Section 409A of the Code, or (D) take any action inconsistent with applicable provisions of the Florida Business Corporation Act. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided, references in this Plan to the Committee shall include any such administrator.

(iii) Any of the allocations or delegations described in this Section 5.3 may be revoked by the Committee at any time. In the event of any delegations described in this Section 5.3, the term “Committee”, as used herein, shall include any persons so delegated to the extent of such delegation.

5.4 Awards to Independent Directors. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards to Independent Directors or administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority and responsibility granted to the Committee herein.

5.5 Information to be Furnished to Committee. The Company shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

5.6 Limitation of Liability. The Committee, each member thereof, and any other person acting pursuant to authority delegated by the Committee shall be entitled, in good faith, to rely or act upon any report or other information furnished by any officer or employee of the Company, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee or any other person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company acting at the direction or on behalf of the Committee or other delegee shall not be personally liable for any action or determination taken or made in good faith

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with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

5.7 Indemnification. Each person who is or shall have been a member of the Board or the Committee, or an officer or employee of the Company to whom authority was delegated in accordance with the Plan, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such individual in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf; provided, however, that the foregoing indemnification shall not apply to any loss, cost, liability, or expense that is a result of his or her own willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Association or its ‘Memorandum of Association,’ conferred in a separate agreement with the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

6. Eligibility. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Persons, those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan.

7. Share Option Grants. The Board, upon the recommendation and approval of the Committee and subject to the provisions of the Plan, may grant to any Participant, Options with respect to the total number of Ordinary Shares authorized under the Plan. Each Option granted pursuant to the Plan shall be evidenced by an agreement in such form as the Board shall from time to time approve. Options shall comply with and be subject to the following terms and conditions:

7.1 Types of Options. All Options shall be clearly identified in the agreement evidencing their grant either as Non-Qualified Stock Options or as ISOs.

7.2 Exercise Price. The “Exercise Price” of each Ordinary Share purchasable under an Option and each SAR shall be determined by the Committee, provided that such Exercise Price shall not be less than one hundred percent (100%) of the Fair Market Value of an Ordinary Share on the date of grant of the Option or SAR and shall not, in any event, be less than the par value of an Ordinary Share on the date of grant of the Option or SAR. If an Eligible Person owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an ISO is granted to such person, the Exercise Price of such ISO (to the extent required by the Code at the time of grant) shall be no less than one hundred and ten percent (110%) of the Fair Market Value of an Ordinary Share on the date that the ISO is granted.

7.3 Exercise/ Minimum Vesting

(i) Except as set forth in Section 7.3(ii) below, each Option and SAR shall become exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee, but in no event shall the Option or SAR remain exercisable after the seven-year anniversary of the date of grant; provided, however, that if an Eligible Person owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an ISO is granted to such person, then in no event shall the ISO remain exercisable after the five-year anniversary of the date of grant.

(ii) Except (i) upon a termination of employment, (ii) pursuant to Section 13, in the event of a Participant’s termination without Cause during the twenty-four month period following the occurrence of a Change in Control, an Option (excluding, for this purpose, any Substitute Award) granted under the Plan shall have a

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minimum period of vesting of one year, except that the Committee will be entitled to make grants of any kind of Award under the Plan without regard to the minimum vesting condition in an aggregate amount not to exceed 5% of the maximum number of Shares authorized for issuance under the Plan.

(iii) For the avoidance of doubt, the minimum Period of Restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award upon the death or disability of a Participant in accordance with the terms of the Plan or the Award Agreement. In addition, the minimum vesting period shall be deemed satisfied with respect to any Award of an Option granted to an Independent Director if such Award vests on the earlier of the one-year anniversary of the date of grant and the next annual shareholder meeting.

7.4 Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 7 shall be subject to the following:

(i) Subject to the following provisions of this Section 7.4, the full Exercise Price for Ordinary Shares purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement described in Section 7.5, payment may be made as soon as practicable after the exercise).

(ii) The Exercise Price shall be payable in cash or, in the discretion of the Committee, either by tendering Ordinary Shares (by actual delivery of shares or by attestation), or by the withholding of Ordinary Shares that otherwise would have been delivered as a result of the exercise of the Option, in each case valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

7.5 The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell Ordinary Shares (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

7.6 Settlement of Award. Settlement of Options and SARs is subject to Section 15.

7.7 No Rights as Shareholder. A Participant shall have no rights as a shareholder with respect to Ordinary Shares covered by an Option until the Participant shall have become the holder of record of any such shares, and no adjustment shall be made for dividends in cash or other property or distributions or other rights with respect to any such Ordinary Shares for which the record date is prior to the date on which the Participant shall have become the holder of record of any such shares covered by the Option.

7.8 Certain Terms Applicable to ISOs

(i) The aggregate Fair Market Value of Ordinary Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year under the Plan and any other share option plan of FDMP or any “subsidiary corporation” (within the meaning of Section 424(f) of the Code) shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such ISO is granted. In the event that such aggregate Fair Market Value exceeds $100,000, then ISOs granted hereunder to such Participant shall, to the extent of such excess and in the order in which they were granted, automatically be deemed not to be ISOs, but all other terms and provisions of such ISOs shall remain unchanged.

(ii) No ISO may be granted to a Participant who is not an employee of the Company.

8. Restricted Share and Restricted Stock Unit Awards. The Board, upon the recommendation and approval of the Committee and subject to the provisions of the Plan, may grant to any Participant an Award of Restricted Shares consisting of a specified number of Ordinary Shares issued to the Participant subject to such terms, conditions and forfeiture and transfer restrictions, whether based on performance standards, periods of service or other criteria, as the Board shall establish. The Board, upon the recommendation and approval of the Committee and subject to the provisions of the Plan, may also grant Restricted Stock Units representing the right to receive Ordinary Shares in the future subject to such terms, conditions and restrictions, whether based on performance standards, periods of service or other criteria,

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as the Board shall establish. Section 10 sets forth additional provisions regarding performance conditions, including in case of Awards of Restricted Shares or Restricted Stock Units intended to qualify as Performance Awards. The terms of any Restricted Share and Restricted Stock Unit Awards granted under this Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Board and not inconsistent with this Plan.

9. Other Stock-Based Awards. Other Stock-Based Awards, consisting of stock purchase rights (with or without loans to Participants by the Company containing such terms as the Board, upon the recommendation and approval of the Committee, shall determine), Awards of Ordinary Shares, or Awards valued in whole or in part by reference to, or otherwise based on, Ordinary Shares, may be granted either alone or in addition to or in conjunction with other Awards under the Plan. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the Participants to whom and the time or times at which such Awards shall be made, the number of Ordinary Shares to be granted pursuant to such Awards, and all other conditions of the Awards. Section 10 sets forth additional provisions regarding performance conditions, including in case of Other Stock-Based Awards intended to qualify as Performance Awards. Any such Award shall be confirmed by an Award Agreement executed by the Board and the Participant, which Award Agreement shall contain such provisions as the Board determines to be necessary or appropriate to carry out the intent of this Plan with respect to such Award.

10. Performance Awards.

10.1 Subject to the provisions of Section 4.2 (relating to the limitations on the maximum number of Ordinary Shares that may be delivered pursuant to Awards granted under the Plan), the Committee may designate any Award as a Performance Compensation Award, the grant or vesting of which is conditioned on the achievement of one or more “Performance Goals.” The Committee may establish one or more of the following business criteria for the Company, on a consolidated basis, and/or for any Subsidiary, or for business or geographical units of the Company and/or any Subsidiary (except with respect to the shareholder return measures and earnings per share criteria), as the Performance Goals for such Performance Compensation Awards: (1) earnings per share or diluted earnings per share; (2) revenues or margins; (3) cash flow; (4) gross or net profitability/profit margins (including profitability of a product or service); (5) return measures (including return on net assets, investment, capital, equity, or sales); (6) economic value; (7) enterprise value; (8) direct contribution; (9) net income; (10) pretax earnings; (11) earnings before interest and taxes; (12) earnings before interest, taxes, depreciation and amortization; (13) earnings after interest expense and before non-recurring or special items; (14) operating income; (15) income before interest income or expense, unusual items and income taxes, local, state, federal or foreign and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (16) working capital; (17) costs or expenses (including specified types or categories thereof); (18) identification and/or consummation of investment opportunities or completion of specified projects, including strategic mergers, acquisitions or divestitures; (19) shareholder return measures; (20) share price; (21) debt reduction or borrowing levels; (20) improvements in capital structure; (21) sales or product volume; (22) days sales outstanding; (23) market share (in the aggregate or by segment); (24) ratios (including operating, leverage, combined); (25) book, economic book or intrinsic book value (including book value per share); (26) entry into new markets, either geographically or by business unit; (27) customer retention and satisfaction; (28) safety and accident rates; (29) strategic plan development and implementation, including turnaround plans; (30) funds from operations; (31) any other financial or operational metric selected by the Committee; or (32) any other criteria as the Committee shall determine in its discretion.

10.2 Any of the above Performance Goals may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of companies that are selected by the Committee. The Committee may adjust the impact of one or more events or occurrences as the Committee determines appropriate, including, without limitation, (i) acquisitions, divestitures, restructurings, discontinued operations, and other unusual or non-recurring charges or extraordinary items, (ii) an event either not directly related to the operations of FDMP, any Subsidiary or any of its Affiliates, divisions, segments or operating units (to the extent applicable to such Performance Goal) or not within the reasonable control of the Company’s management, including any macroeconomic or market-driven events or (iii) a change in accounting standards required by generally accepted accounting principles.

10.3 No Participant shall receive any payment under the Plan that is subject to this Section 10 unless the Committee has certified, by resolution or other appropriate action in writing, that the Performance Goals and any other material terms previously established by the Committee, have been satisfied.

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ANNEX B

11. Dividend Equivalents. In no event shall dividends or dividend equivalents be paid with respect to any Option or SAR. At the discretion of the Committee, an Award (other than an Option or SAR) may provide the Participant with the right to receive dividends or dividend equivalents with respect to the Ordinary Shares subject to any such Award for dividends declared during the period that an Award is outstanding, provided, that, any such dividends or dividend equivalents shall be subject to the same vesting conditions and risk of forfeiture as the underlying Award. Subject to the foregoing, any such dividends or dividend equivalents may be credited to an account for the Participant and may be settled in cash or Ordinary Shares, as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in Ordinary Shares, may be subject to such further conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in stock equivalents or the withholding of such amounts, in each case subject to the same vesting conditions and risk of forfeiture as the underlying Award.

12. Effect of Termination of Service or Board Membership. Unless otherwise provided in the applicable Award Agreement, the following provisions shall apply in the event of a termination of a Participant’s service with the Company:

12.1 In the event that a Participant’s service with the Company or a Participant’s membership on the Board terminates on account of Disability or death of the Participant, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the expiration of one (1) year after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its term;

12.2 In the event that a Participant’s service with the Company or a Participant’s membership on the Board is terminated for any reason other than on account of the Participant’s Disability or death, including by the Company (with or without Cause) or voluntarily by the Participant, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the expiration of ninety (90) days after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its term; and

12.3 In the event that a Participant’s service with the Company or a Participant’s membership on the Board is terminated for any reason other than on account of Cause, the Committee may, subject to Section 5.2(i)E), accelerate the time or times at which such Award may become nontransferable, exercisable and/or settled, in whole in part or waive any other conditions set forth in any Award Agreement subject to such terms and conditions (including forfeiture of a proportionate number of the Restricted Shares) as the Committee shall deem appropriate.

13. Change of Control.

13.1 Effect of Change of Control.

(i) Subject to the provisions of Section 4.9 (relating to the adjustment of shares), unless otherwise provided in the applicable Award Agreement or an individual employment agreement, in the event of a Change of Control, all Awards that are outstanding and unvested as of immediately prior to a Change of Control (after giving effect to any action by the Committee pursuant to Section 4.9 or Section 13.3 shall remain outstanding and unvested immediately thereafter, provided, however, that if within twenty-four (24) months following a Change of Control, a Participant’s employment or services, as applicable, with the Company and its Affiliates is terminated without Cause, then:

(A) any outstanding Options or SARs then held by Participants that are unexercisable or otherwise unvested as of the date of such termination shall automatically be deemed exercisable or otherwise vested, as the case may be, as of the date of such termination; and

(B) all other outstanding Awards (i.e., other than Options and SARs), other than Performance Awards, then held by Participants that are unexercisable, unvested or still subject to restrictions or forfeiture as of the date of such termination, shall automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related thereto shall lapse as of the date of such termination.

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ANNEX B

(ii) For all Performance Awards outstanding at the Change of Control, (i) the performance period will end on the date immediately prior to such Change of Control, (ii) the Committee shall determine the actual level of achievement of performance goals based upon the Company’s audited or unaudited financial information or other information then available as the Committee deems relevant and (iii) the earned amount of performance awards will continue to be subject to any service based vesting conditions that remain in place, subject to acceleration as set forth in clause (i) above in the case of Participant’s termination without Cause within twenty-four months after a Change of Control.

13.2 Substitution or Assumption. Notwithstanding Section 13.1 and unless otherwise provided in the applicable Award Agreement or an individual employment agreement, in the event of a Change of Control, unless provision is made in connection with the Change of Control for assumption or continuation of Awards previously granted or substitution of such Awards for new awards covering shares of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of shares and, if applicable, Exercise Prices, that the Committee determines will preserve the material terms and conditions of such Awards as in effect immediately prior to the Change of Control (including, without limitation, with respect to the vesting schedules, the intrinsic value of the awards (if any) as of the Change of Control, and transferability of the shares underlying such Awards) then, subject to Section 13.3:

(i) all outstanding Options or SARs then held by Participants that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such Change of Control; and

(ii) all other outstanding Awards (i.e., other than Options and SARs) then held by Participants that are unvested or still subject to restrictions or forfeiture shall automatically be deemed vested and all restrictions and forfeiture provisions related thereto shall lapse as of immediately prior to such Change of Control.

(iii) To the extent practicable, any actions taken by the Committee under this Section 13.2 shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change of Control transaction with respect to the Ordinary Shares subject to their Awards or Prior Plan Awards, if any.

13.3 Effect on Performance Compensation Awards. Unless otherwise provided in the applicable Award Agreement or an individual employment agreement, with respect to outstanding Performance Compensation Awards in the event of a Change of Control:

(i) any Performance Periods that would be in effect on the date the Change of Control occurs shall instead end on the date immediately prior to such Change of Control;

(ii) the Committee shall determine the actual level of achievement of the Performance Goals with respect to each such Performance Period as of the most recent practicable date prior to such Change of Control based upon the Company’s audited or unaudited financial information or other information then available as the Committee deems relevant; and

(iii) to the extent earned, such Performance Compensation Awards shall continue to be subject to any service-based vesting conditions that remain in place.

13.4 Section 409A and Change of Control. Notwithstanding anything to the contrary herein and unless otherwise provided in the applicable Award Agreement or an individual employment agreement, if any amount payable pursuant to an Award constitutes deferred compensation that is subject to Section 409A of the Code, in the event of a Change of Control, to the extent provided in Section 13.2, any unvested but outstanding Awards shall automatically vest as of the date of such Change of Control and shall not be subject to the forfeiture restrictions following such Change of Control; provided that in the event that such Change of Control does not qualify as an event described in Section 409A(a)(2)(A)(v) of the Code or to the extent that payment upon such Change of Control would otherwise violate Section 409A of the Code, such Awards (and any other Awards that constitute deferred compensation that vested prior to the date of such Change of Control but are outstanding as of such date) shall not be settled until the earliest permissible payment event under Section 409A of the Code following such Change of Control.

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ANNEX B

14. Code Section 409A.

14.1 The Plan is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. If any Award constitutes a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:

(i) Payments under the Section 409A Plan may not be made earlier than (A) the Participant’s “separation from service”, (B) the date the Participant becomes “Disabled”, (C) the Participant’s death, (D) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation, (E) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation”, or (F) the occurrence of an “unforeseeable emergency”;

(ii) The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(iii) Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code;

(iv) In the case of any Participant who is a “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death); and

(v) In the case of any such Awards that are payable upon a Change of Control, notwithstanding any provision of the Plan to the contrary, the Company will not be deemed to have undergone a Change of Control unless the Company has undergone a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of a corporation” within the meaning of Section 409A(a)(2)(A)(v) of the Code.

For purposes of the foregoing, the words and phrases in quotations in this Section 14.1 shall be defined in the same manner as those words and phrases are defined for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.

14.2 Any Award Agreement for any Award that the Committee reasonably determines to constitute a Section 409A Plan, and the provisions of the Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Section 409A, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code. Further, in the event that the Plan, any Award Agreement or any Award shall be deemed not to comply with Section 409A of the Code, then neither the Company, the Committee nor its or their designees or agents shall be liable to any Participant or other person for actions, decisions or determinations made in good faith.

15. Settlement of Awards. The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of Ordinary Shares, the granting of replacement Awards, or combination thereof as the Committee shall determine. Satisfaction of any such obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to applicable law, the terms of the Plan and such rules and procedures as the Committee may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred stock equivalents, in each case subject to the same vesting conditions and risk of forfeiture as the underlying Award.

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ANNEX B

16. Minimum Vesting/Period of Restriction.

16.1 Except (i) upon a termination of employment or (ii) pursuant to Section 13, in the event of a Participant’s termination without Cause during the twenty-four month period following the occurrence of a Change in Control, any Award (excluding, for this purpose, any Substitute Awards and Ordinary Shares issued to Eligible Persons pursuant to their election to receive Ordinary Shares in lieu of cash compensation) shall have a minimum Period of Restriction of one year, except that the Committee will be entitled to make grants of any kind of Award under the Plan without regard to the minimum Period of Restriction condition in an aggregate amount not to exceed 5% of the maximum number of Shares authorized for issuance under the Plan.

16.2 For the avoidance of doubt, the minimum Period of Restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award upon the death or disability of a Participant, in accordance with the terms of the Plan or as set forth in the Award Agreement. In addition, the minimum vesting period shall be deemed satisfied with respect to any Award granted to an Independent Director if such Award vests on the earlier of the one-year anniversary of the date of grant and the next annual shareholder meeting.

17. Securities Matters. FDMP shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended, of any Ordinary Shares to be issued hereunder or to effect similar compliance under any state laws or any laws of the Cayman Islands. Notwithstanding anything herein to the contrary, FDMP shall not be obligated to cause to be issued or delivered any certificates evidencing Ordinary Shares pursuant to the Plan unless and until FDMP is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Ordinary Shares are traded. The Board may require, as a condition of the issue and delivery of certificates evidencing Ordinary Shares pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Board deems necessary or desirable.

18. Rights as a Shareholder. No person shall have any rights as a shareholder with respect to any Ordinary Shares covered by or relating to any Option or any other Award granted pursuant to the Plan until the date of issue of such Ordinary Shares which shall be the date the Ordinary Shares are recorded as issued on the register of members of FDMP. Except as otherwise expressly provided in Section 13 hereof, no adjustment to any Option shall be made for dividends or other rights for which the record date occurs prior to the date of issue of such Ordinary Shares. To the extent that this Plan provides for or otherwise refers to issuance of certificates to reflect the transfer of Ordinary Shares pursuant to the terms of an Award, the transfer of such shares may be effected, in the Company’s discretion, on a book entry or such other noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which such shares are listed.

19. No Special Rights; No Right to Awards

19.1 No Right to Continued Service. Nothing contained in the Plan or any Award shall confer upon any Participant any right with respect to the continuation of his or her employment or service with the Company, or his or her membership on the Board or interfere in any way with the right of the Board, the Company or the holders of the Ordinary Shares at any time to terminate such employment or such membership or to increase or decrease the compensation of the Participant from the rate in effect at the time of the grant of an Award.

19.2 No Right to Awards. No person shall have any claim or right to receive an Award hereunder. The Board’s granting of an Award to a Participant at any time shall neither require the Board to grant an Award to such Participant or any other Participant or other person at any time nor preclude the Board from making subsequent grants to such Participant or any other Participant or other person.

20. Withholding Taxes. The Company shall be entitled, if the Board deems it necessary or desirable, to withhold (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any amount payable and/or shares issuable under such Participant’s Award, or with respect to any income recognized upon a disqualifying disposition of shares received pursuant to the exercise of an ISO, and the Company may defer payment or issuance of the cash or shares upon exercise

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ANNEX B

or vesting of an Award unless indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Board and shall be payable by the Participant at such time as the Board determines in accordance with this Section . The Participant shall have the right to elect to meet his or her withholding requirement (i) by having withheld from such Award at the appropriate time that number of Ordinary Shares, rounded down to the next whole share, whose Fair Market Value is equal to the amount of withholding taxes due (determined based on statutory minimum rates to the extent necessary under any applicable accounting principles), (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of shares and cash.

21. Termination and Amendment of the Plan

21.1 General. The Board may, at any time, amend or terminate the Plan, and the Board or Committee may, at any time, amend any Award outstanding thereunder, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and further provided that any amendment made to comply with applicable law, tax rules, securities exchange rules or accounting rules and adjustments pursuant to Section 4.9 shall not be subject to the foregoing limitations of this Section 21. Notwithstanding the foregoing, approval of the Company’s shareholders shall be required for any amendment or alteration of the Plan if such shareholder approval is required by any federal or state law or regulation (including without limitation, Rule 16b-3 under the Exchange Act or the rules of any securities exchange or automated quotation system on which the Ordinary Shares may then be listed or quoted). Unless otherwise determined by the Committee, any amendments to the Plan will apply prospectively only.

21.2 No Repricing or Exchange of Options. Notwithstanding any provision herein to the contrary, in no event shall the Board or the Committee have the power to cancel outstanding Options or SARs for the purpose of repricing, substituting for another Award, or otherwise replacing or re-granting such Options or SARs with an exercise price that is less than the exercise price of the original Option or SAR, unless such action is approved by the Company’s shareholders. For the avoidance of doubt, an adjustment to the Exercise Price made in accordance with Section 4.9 or as a result of a substitution pursuant to Section 13 shall not be considered a re-pricing for purposes of this Section 21.2

22. Transfers Upon Death

Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No Transfer by will or the laws of descent and distribution of any Award or the right to exercise any Option shall be effective to bind the Company unless the Board shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Board may deem necessary to establish the validity of the Transfer and (b) an agreement by the Transferee to comply with all the terms and conditions of the Award and the Plan that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Award.

Except as provided in this Section 22, no Award under the Plan shall be Transferable, provided that a Non-Qualified Stock Option may be Transferable, to the extent permitted by the Board, to a Participant’s “Family Member” or as part of a charitable donation. For purposes of the Plan, “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, step-parent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the applicable individual, any person sharing the applicable individual’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which any one or more of these persons (or the applicable individual) control the management of assets, and any other entity in which one or more of these persons (or the applicable individual) own more than fifty percent (50%) of the voting interests.

23. Restrictions on Transfer. Regardless of whether the offering and sale of Ordinary Shares under the Plan have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the

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ANNEX B

Company may impose restrictions upon the sale, pledge, or other transfer of such Ordinary Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable to achieve compliance with the provisions of the Securities Act, the securities laws of any state, the United States or any other applicable foreign law.

24. Further Assurances. As a condition to receipt of any Award under the Plan, a Participant shall agree, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company, to implement the provisions and purposes of the Plan.

25. Return of or Reduction in the Award

In the event that it is determined by the Committee and ratified by the Board that distribution, payment or issuance of an Award was, in whole or in part, based on incorrect data (including financial results which pursuant to applicable laws, rules, regulations or applicable accounting principles are required to be restated), the Participant shall return to the Company the overpayment amount, where the overpayment amount shall be equal to the Award distributed or otherwise paid to the Participant, reduced by the Award the Participant would have received had the correct data been used in the calculation of the Award. The determinations made by the Committee and ratified by the Board pursuant to this Section 25 shall be conclusive and binding on the Participant unless reached in an arbitrary and capricious manner. The Company shall have the right to offset any amounts due it under this provision from any amounts due Participant from any other incentive compensation or equity award plans in which Participant participates.

In addition, to the extent permitted by applicable law and as set forth in the applicable Award Agreement, the Board may determine that an Award shall be subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction, (iii) any compensation recovery policies adopted by the Company to implement any such requirements or (iv) any other compensation recovery policies as may be adopted from time to time by the Company, all to the extent determined by the Board in its discretion to be applicable to a Participant.

26. General Provisions.

26.1 Applicable Law. The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

26.2 Non-U.S. Laws. The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

26.3 Legality of Issuance. Notwithstanding any provision of this Plan or any applicable Award Agreement to the contrary, the Board shall have the sole discretion to impose such conditions, restrictions and limitations (including suspending exercises of Options and the tolling of any applicable exercise period during such suspension) on the issuance of Ordinary Shares with respect to any Award unless and until the Board determines that such issuance complies with (i) any applicable registration requirements under the Securities Act of 1933, as amended (the “Securities Act”) (or the Board has determined that an exemption therefrom is available), (ii) any applicable listing requirement of any stock exchange on which the Ordinary Shares is listed, (iii) any applicable Company policy or administrative rules, and (iv) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.

26.4 No Fractional Shares. No fractional Ordinary Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, an additional Ordinary Share or Award, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

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ANNEX B

26.5 Severability. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

26.6 Limitation of Implied Rights.

(i) Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Ordinary Shares or amounts, if any, payable under the Plan, unsecured by any assets of the Company, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any person.

(ii) The Plan does not constitute a contract of employment, and selection as a Participant will not give such Participant the right to be retained in the employ or service of the Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan or any Award Agreement, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

26.7 Successors. All of the obligations of the Company under the Plan and any Award Agreement shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

26.8 Gender and Number, Titles and Headings. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

B-18 | Annex B – 2022 Omnibus Share Incentive Plan	2022 Proxy Statement

Del Monte Quality® Vote 000004 ENDORSEMENT LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.[x] C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:30 a.m., (Eastern Time), on June 2, 2022 Online Go to www.envisionreports.com/FDP or scan the QR code - login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/FDP 2022 Annual General Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals - The Board of Directors recommend a vote FOR the election of the nominees to the Board of Directors and a FOR Proposals 2, 3, 4, and 5. 1. Elect three director nominees for a three-year term expiring at the 2025 Annual General Meeting of Shareholders: + 01 - Amir Abu-Ghazaleh For Against Abstain [    ] [    ] [    ] 02 - Mary Ann Cloyd For Against Abstain[    ] [    ] [    ] 03 - Charles Beard, Jr. For Against Abstain [    ] [    ] [    ] 2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2022 fiscal year. For Against Abstain [    ] [    ] [    ] 3. Approve, by non-binding advisory vote, the compensation of our named executive officers in 2021. For Against Abstain [    ] [    ] [    ] 4. Approve and Adopt the Second Amended and Restated Memorandum and Articles of Association. [    ] [    ] [    ] 5. Approve and adopt the 2022 Omnibus Share Incentive Plan. [    ] [    ] [    ] Note: Such other business as may properly come before the meeting or any adjournment or postponement thereof. B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box. C 1234567890 1UPX 529046 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 03MJQA

Fresh Del Monte Produce Inc. 2022 Annual General Meeting of Shareholders Thursday, June 2, 2022 11:30 a.m., Eastern Time, virtually via the internet at www.meetnow.global/MVR5X6Q To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/FDP IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Fresh Del Monte Produce Inc. + Notice of 2022 Annual General Meeting of Shareholders Proxy Solicited by Board of Directors for Annual General Meeting of Shareholders — June 2, 2022 Mohammad Abu-Ghazaleh and Monica Vicente (the “Proxy Holders”), or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present at the Annual General Meeting of Fresh Del Monte Produce Inc. to be held at virtually via the internet at meetnow.global/MVR5X6Q on June 2, 2022 at 11:30 a.m., Eastern Time or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxy Holders will have authority to vote FOR the director nominees listed in Proposal 1 and FOR Proposals 2, 3, 4 and 5. In their discretion, the Proxy Holders are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. +